As filed with the Securities and Exchange Commission on January 24, 2022.

Registration No. 333-261990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTI-HARVEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	81-3007305
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

1801 Century Park East, Suite 520

Los Angeles, California 90067

(310) 788-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Destler

President and Chief Executive Officer

Opti-Harvest, Inc.

1801 Century Park East, Suite 520

Los Angeles, California 90067

(310) 788-0200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Puzzo Law Offices of Thomas E. Puzzo, PLLC 3823 44th Ave. NE Seattle, Washington 98105 (206) 522-2256	Scott Samlin Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 (212) 885-5000

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units(2)(3)	$17,250,000	$1,599.08
Common Stock, par value $0.0001 per share, included in the units(4)	-	-
Warrants included in the units(4)	-	-
Common Stock, par value $0.0001 per share, underlying the warrants included in the units	$17,250,000	$1,599.08
Representative’s Warrants(5)	-	-
Common Stock Underlying Representative’s Warrants(5)(6)	$646,875	$59.97
TOTAL	$35,146,875	$3,258.13	(*)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.

(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

(4)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to three percent (3%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $646,875, which is equal to 125% of $517,500 (3% of $17,250,000). See “Underwriting.”

(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

* Previously filed.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2022

PRELIMINARY PROSPECTUS

2,608,696 Units

Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

This is our initial public offering. We are offering 2,608,696 units, each unit consisting of one share of common stock, par value $0.0001 per share, and a warrant to purchase one share of common stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price set forth below). We currently estimate that the initial public offering price will be between $5.00 and $6.50 per unit. Each share of common stock is being sold together with one warrant to purchase one share of common stock. Each whole share exercisable pursuant to the warrants will have an exercise price per share at $7.19, equal to 125% of the initial public offering price. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The units will not be certificated. The shares of common stock and related warrants are immediately separable and will be issued separately, but must be purchased together as a unit in this offering.

Currently, there is no public market for our common stock. We have applied to list our common stock under the symbol “OPHV” and our warrants under the symbol “OPHVW” both on the Nasdaq Capital Market. The closing of this offering is contingent upon the successful listing of our common stock and warrants on The Nasdaq Capital Market.

We have two classes of capital stock: common stock and Series A Preferred Stock. Our capital structure involving our Series A preferred stock differs significantly from those companies that have typical dual or multi-class capital structures. Each share of our common stock will entitle the holder to one vote. We also have one share of Series A preferred stock outstanding, held by Jonathan Destler, our Chief Executive Officer, Chairman and co-founder. which entitles Mr. Destler to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock, as well as the right to appoint a director. This means that, for the foreseeable future, the control of our company will be concentrated with Mr. Destler through his ownership of our Series A Preferred Stock, and even if Mr. Destler sells a significant portion of shares of our common stock that he owns directly or indirectly, he will still maintain greater than 50% of the voting power of us. The terms of Series A preferred stock also include protective provisions that require the consent of the Series A Preferred stockholder in order for us to make any fundamental change to our business or corporate structure. This means that changes to our board of directors or management, our Certificate of Incorporation, as amended, our Bylaws, our business direction, or any change in control, merger or other business combination, or takeover involving us may not occur without the consent of Mr. Destler as long as he holds his share of Series A Preferred Stock. See the section titled “Description of Capital Stock” for more information. The objective of the Series A Preferred Stock is to fortify control of our company with Mr. Destler.

Immediately following the completion of this offering, Mr. Destler will own approximately 63.3% of the voting power of our outstanding capital stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on this cover page of the prospectus) and assuming no exercise of the underwriters’ option to purchase additional shares and warrants, and we will be a “controlled company,” within the meaning of Nasdaq listing standards. Therefore, we will qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements. See “Management Controlled Company Exception.”

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in shares of our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1) Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to EF Hutton, the representative of the underwriters. We have also agreed to issue warrants to the representative of the underwriters. The registration statement, of which this prospectus forms a part, also registers the issuance of the representative’s warrants and shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting” for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an aggregate of 391,304 additional shares of common stock and/or up to 391,304 additional warrants (equal to 15% of the shares of common stock and warrants underlying the units sold in the offering) in any combination thereof, to cover over-allotments, if any, from us at the initial public offering price, less underwriting discounts and commissions.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the units to purchasers on or before             , 2022.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is                , 2022

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TABLE OF CONTENTS

Page

Prospectus Summary	4
Risk Factors	12
Special Note Regarding Forward-Looking Statements	34
Market, Industry and Other Data	36
Use of Proceeds	36
Dividend Policy	36
Capitalization	37
Dilution	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Business	48
Management	65
Executive Compensation	70
Certain Relationships and Related Transactions	72
Principal Stockholders	72
Description of Capital Stock	74
Shares Eligible for Future Sale	80
Underwriting	81
Legal Matters	86
Experts	86
Where You Can Find More Information	86
Index to Financial Statements	F-1

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the units offered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date. Our business, results of operations, financial condition, and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside the United States. See “Underwriting.”

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the information under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus before investing in our securities.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Company,” “we,” “us,” “our,” “Opti-Harvest” or similar references mean Opti-Harvest, Inc.

Overview

Opti-Harvest is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource. Our sustainable agricultural technology solutions are powered by the sun, maximizing a free and renewable resource with no need for additional chemicals, fertilizers or labor.

We are developing revenue streams for the following product lines:

●	Opti-Filter™ Products;
●	ChromaGro™ Products; and
●	OptiView™ SaaS Licensing

Our Technology and Products

We are building a global agriculture technology business providing advanced equipment and precision agriculture software and solutions.

Opti-Filter™

Opti-Filter products are designed to optimize land and water resources by utilizing sunlight in novel ways to accelerate growth in newly planted crops (Opti-Gro, Opti-Shield and ChromaGro products), and improve production in mature vineyards and orchards (Opti-Skylights and Opti-Panels products). Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production, which results in enhanced foliage activity, fruitfulness, shorter time to production, and substantial increases in marketable yield. These benefits are enhanced further by significant reductions in labor costs and other related expenses associated with conventional farming practices. Increasing outputs (yield, revenues) and lowering inputs (labor costs, resources) are age-old challenges for farmers. Our consumer product line (ChromaGro) is focused on the home garden market.

Opti-View

The Opti-Filter family of products is complimented by our Agricultural Intelligence™ technology which collects and processes critical environmental data from a variety of sensors and industry partners to provide predictive analytics and recommendations that are designed to enable growers to incorporate powerful data into their decision-making process. We believe this system will provide far greater insights than any single system could and will enable growers to collect and interpret crucial data from which to make better choices to improve yield and maximize resources including irrigation and labor.

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Our products are marketed to two key markets: commercial agriculture and home garden and fall into three categories:

●	Advanced Farm Equipment (Opti-Filter family of products),
●	Home Garden Product (ChromaGro, powered by Opti-Filter), and
●	Precision Agriculture (Opti-View).

We began commercializing our Opti-Gro and ChromaGro products in the first half of 2021, and plan to commercialize our Opti-Shield, Opti-Panel, and Opti-Skylight products in the first half of 2022. Our Opti-View product is currently in our research and development phase with an anticipated commercial offering in 2023.

Advanced Farm Equipment

Growth accelerating products for newly planted crops

1. Opti-Gro™ units function as individual plant-growth chambers that target multiple biological processes to naturally accelerate growth and shorten time to first crop and maturity in table and raisin grapes, and wine grape vines.

Opti-Gro units are applied soon after vine planting and typically left in place for one season only. However, their positive impacts last several seasons after their removal.

2. Opti-Shields™ are designed to fit newly planted fruit trees, nut trees and other crops.

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Opti-Shields are applied soon after planting and kept for two years.

Products improving production in mature orchards and vineyards

1. Opti-Panels™ utilize Opti-Filter technology to reduce labor costs and improve production in mature vineyards and crops grown on trellis systems.

Opti-Panels are installed by retrofitting into current trellis systems, or along with initial construction, and remain in the vineyard or orchard for many years.

2. Opti-Skylight™ funnels penetrate the canopy of mature fruit and nut trees to improve production in mature tree crops.

Opti-Skylight is a parabolic collector which concentrates and directs sunlight to the inner canopy, while a translucent down tube delivers the production-enhancing effects of red enriched light throughout the canopy.

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Home Garden Product

ChromaGro units are designed for use in home gardens in rural (backyards, professional gardens) and urban (patios, balconies and terraces) settings.

Precision Agriculture

Opti-View is a proprietary, high sophisticated, multi-vendor AI and machine learning precision agriculture platform for commercial agriculture. It integrates data from our own suite of sensors with data streams from strategic partners. It is designed to empower farmers with better data – by offering valuable insights from predictive analytics so they can better manage their crop yields and key inputs including water and labor. We call this Agricultural Intelligence™.

Our Competitive Strengths

We believe that we have several key strengths that provide us with a competitive advantage:

●	We have developed a transformative agricultural technology platform with multiple product applications: Our technology is patented, functional and proven with a growing number of customers across major markets in North America and around the world. We expect this trend to accelerate as our base of installations grows.

●	We have a strong intellectual property portfolio: Opti-Harvest owns five patent families, including two U.S. patents, one granted European patent, granted patents in each of Brazil, Chile, Peru, Israel, and Mexico, as well as at least two pending international (PCT) applications and over twenty additional patent applications pending worldwide as of August 30, 2021. Opti-Harvest has 5 years of R&D experience, and continues to drive innovation.

●	We have a strong ecosystem of relationships: Through the course of the previous five years and over 65 field trials, Opti-Harvest has developed strong collaborative relationships with many leading growers in the commercial agriculture ecosystem; growers who are in the best position to recognize the multiple benefits our technology and products bring to their farming initiatives. These industry partnerships and collaborative relationships are key to our technical and economic success and are not easily replicated.

●	We are committed to ESG: Opti-Harvest has an authentic and overarching commitment to ESG, sustainability and social impact. We are committed to a broad set of stakeholders, including our employees, our community, our environment, our customers, and our stockholders. This commitment aligns with our mission to provide farmer-focused solutions to sustainably feed our world. We see opportunities in many areas of the agricultural value chain to address some of today’s most significant challenges including food security, farmer livelihood, and resource use efficiency.

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●	We are decarbonizing agriculture: Fresh produce accounts for roughly one-tenth of food related greenhouse gas (GHG emissions), or approximately 1% of GHG emissions in the U.S. (transportation accounts for 28% of that carbon footprint). We are committed to developing technologies that reduce CO₂ emissions across our installed and potential customer base and that reduce the agriculture’s contribution to climate change. GHG emissions associated with fresh produce production include on-farm inputs (applied water, biocides, direct electricity use, direct fuel use and other materials and resources) as well as upstream GHG emissions associated with the production and supply of these inputs. We believe our technologies reduce consumption of several of these GHG inputs by improving production, operational efficiencies, and resource utilization.

●	We are conserving resources: An important physiological response to our technology includes as much as 50% mitigation of plant daily water stress, more efficient uptake of water and soil nutrients as well as increased photosynthetic uptake of carbon dioxide from the atmosphere.

●	We have an experienced leadership and scientific team: Opti-Harvest has built an experienced multi-disciplinary leadership and scientific team with a strong track record of driving scientific and product innovation and revenue growth in several technology businesses. Each member of our leadership team has decades of experience in their respective area of expertise.

●	We continue to drive innovation. By continuing to focus on innovation and enhancement of our product offerings, we believe we can build significant market share, product usage and customer satisfaction. Our research and development, engineering, marketing and executive leadership teams bring expertise from a variety of fields including horticultural science, agronomy, optical physics, materials science, electronics and networking, product design, software development, machine learning and AI.

Our Growth Strategy

Each of the growth initiatives outlined below depends on our ability to develop broad acceptance of our products. We continuously work to market our products and believe we will have acceptance of our products in both the consumer grower and commercial agriculture segments through the execution of the following strategies:

●	Sales and Marketing: Opti-Harvest’s growth and success depend upon developing and implementing go-to-market strategies that ensure superior customer satisfaction, retention, and expansion. As Opti-Harvest transitions from field trials to comprehensive commercialization initiatives, opportunities for industry partnerships and/or developing marketing, sales and distribution capabilities internally will be evaluated and piloted to ensure all aspects of customer and product support are validated. Our initial commercialization strategy is focused on marketing our products that use Opti-Filter technology. The introduction of our Opti-View solution represents an important opportunity to expand revenues from both installed Opti-Filter customers as well as a stand-alone solution to commercial customers.

●	Expansion into New Geographies: Opti-Harvest intends to initially derive the majority of its revenues from select markets in North America. We anticipate significant growth opportunities to expand our business in additional regions in North America and in international markets around the world.

●	Finance / Lease Model: We intend to establish finance partners that will allow us to offer financial terms to commercial agriculture customers and establish sales velocity and scale.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	There is uncertainty regarding our ability to continue as a going concern, indicating the possibility that we may be required to curtail or discontinue our operations in the future. If we discontinue our operations, you may lose all of your investment.

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●	We are an early-stage agricultural technology business, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

●	Our technology and agricultural growth products have only been developed in the last several years, and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

●	Our failure to protect our intellectual property may significantly impair our competitive advantage.

●	We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

●	Jonathan Destler, our co-founder, director and Chief Executive Officer, is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

●

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

●	An active trading market for our common stock and warrants may not develop, and you may not be able to resell your shares at or above the initial public offering price.

Corporate Information

Our executive offices are located at 1801 Century Park East, Suite 520, Los Angeles, California 90067, and our telephone number is (310) 788-0200. Our website address is www.opti-harvest.com. We do not incorporate information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through our website as a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. We were incorporated under the laws of the State of Delaware on June 20, 2016.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year, and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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The Offering

Units offered:	2,608,696 units (or 3,000,000 units if the underwriters exercise the over-allotment option to purchase additional units in full), assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $7.19, equal to 125% of the initial public offering price, which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares and warrants that are part of the units are immediately separable and will be issued separately in this offering.

Common stock offered by us:	Up to 2,608,696 shares of common stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus).

Warrants offered by us:	Up to 2,608,696 warrants to purchase up to 2,608,696 shares of common stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). Each share of common stock is being sold together with one warrant to purchase one share of common stock. Each whole share exercisable pursuant to the warrants will have an exercise price per share equal to $7.19, equal to 125% of the initial public offering price, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Warrants may be exercised only for a whole number of shares. The shares of common stock and warrants are immediately separable and will be issued separately, but must be purchased together in this offering as units. This prospectus also relates to the offering of the shares issuable upon exercise of the warrants.

Common stock to be outstanding immediately after the offering:

35,013,842 shares of common stock (or 35,405,146 shares if the underwriters exercise the over-allotment option in full), assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus).

Over-allotment option	The underwriters have an option for a period of 45 days to purchase up to additional shares of our common stock and/or warrants sold in the offering in any combination thereof, to cover over-allotments, if any.

Use of proceeds

We estimate the that net proceeds from the sale of our units in this offering will be approximately $13,176,463 (or approximately $15,223,963 if the underwriters exercise their option to purchase additional units in full), based on the assumed initial public offering price of $5.75 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering to repay the outstanding principal and interest accrued on Senior Convertible Promissory Notes, to fund the sales and marketing, as well as research and development and field trial activities supporting commercialization of our products, and to use the remainder of the net proceeds for general corporate purposes, including working capital and operating expenses. See the section entitled “Use of Proceeds” for additional information.

Controlled company

Upon the closing of this offering, Jonathan Destler will beneficially own more than 50% of the voting power for the election of members of our board of directors and we will be a “controlled company” under the Nasdaq rules. As a controlled company, we qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements. See “Management—Controlled company exception.”

Voting rights	Each share of common stock will entitle the holder to one vote. We also have one share of Series A preferred stock outstanding, which entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock. Holders of our common stock and Series A preferred stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation. The outstanding share of our Series A preferred stock is held by our co-founder, director and Chief Executive Officer, Jonathan Destler. Immediately following the completion of this offering, Mr. Destler will own approximately 63.3% of the voting power of our outstanding capital stock (based on the assumed initial public offering price of $5.75 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), assuming no exercise of the underwriters’ option to purchase additional shares. Mr. Destler will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. See “Description of Capital Stock” for additional information.

Representative’s warrants	We have agreed to issue to EF Hutton, division of Benchmark Investments, LLC, acting as the representative of underwriters of the offering, referred to as the “Representative,” compensation warrants to purchase up to 3% of the number of shares of common stock issued in this offering, referred to as the “Representative’s Warrants.” The Representative’s Warrants will be exercisable commencing 180 days after, and will terminate five years from, the effective date of the offering. The Representative’s Warrants are exercisable at a per share price equal to 125% of the initial public offering price per share in the offering. The Representative’s Warrants will provide for cashless exercise, a one-time demand registration right and unlimited piggyback rights.

Risk factors	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully read “Risk Factors” on page 12 in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock and warrants.

Lock-up	We, all of our directors and officers and our shareholders who hold the number of shares of our common stock equal to 2% or more of our issued and outstanding shares of common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months after the closing of this offering. See “Underwriting” for more information.

Proposed Nasdaq symbol	In connection with this offering, we have filed an application to list our shares of common stock under the symbol “OPHV” and will apply to list our warrants under the symbol “OPHVW,” both on the Nasdaq Capital Market. We do not intend that the units trade and we will not apply for listing of the units on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the units will be limited. The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market.

The number of shares of our common stock that will be outstanding after this offering is based on (i) an assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus, (ii) 32,405,146 shares of our common stock outstanding as of the date of this prospectus, and (iii) excludes the following:

●	4,465,000 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $2.00 per share, as well as any future increases in the number of shares of our common stock reserved for issuance under our equity incentive plan;
●	2,987,125 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $3.00 per share;
●	up to 802,685 shares of common stock issuable upon conversion of $3,692,350 of Senior Convertible Promissory Notes (the “Notes”) and interest accrued, based on an assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus;
●

780,703 shares of common stock reserved for issuance upon the exercise of outstanding warrants issued with our Notes. Each Warrant is exercisable at a price equal to 115% of the Company’s initial public offering price;

●	1 share of common stock reserved for issuance upon the conversion of 1 share of Series A preferred stock.
●	up to 2,608,696 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering; and
●	up to 78,261 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

In this prospectus, unless otherwise indicated or the context otherwise requires, the number of shares of common stock outstanding and the other information based thereon reflects and assumes the following:

●	no exercise of warrants included in the units being offered in this offering;
●	no exercise by the underwriters of their option to purchase additional shares of common stock from us; and
●	no exercise of Representative’s Warrants.

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SUMMARY FINANCIAL DATA

The following tables summarize our historical financial data as of and for the periods indicated. We derived the summary statement of operations data for the years ended December 31, 2020 and 2019 and our summary balance sheet data as of December 31, 2020 set forth below from our audited financial statements contained elsewhere in this prospectus. We derived the summary statement of operations data for the nine months ended September 30, 2021 and 2020 and our summary balance sheet data as of September 30, 2021 from our unaudited condensed financial statements contained elsewhere in this prospectus, and such summary information is not necessarily indicative of results to be expected for the full year. The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2021 and 2020. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus and are qualified in their entirety by those financial statements and related notes. Our historical results are not necessarily indicative of our future results.

In the table below, amounts are rounded to nearest thousands, except share and per share amounts.

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$40,000	$20,000	$20,000	$-
Cost of goods sold	92,000	115,000	115,000	-
Operating expenses	6,987,000	1,982,000	3,189,000	2,460,000
Interest expense	(19,000)	-	-	-
Gain on forgiveness of debt	38,000	-	-	-
Net loss	$(7,020,000)	$(2,077,000)	$(3,284,000)	$(2,460,000)
Net loss per share, basic and diluted	$(0.23)	$(0.08)	$(0.12)	$(0.09)
Weighted-average shares used in computing net loss per share, basic and diluted	30,489,968	27,382,065	27,621,029	26,600,552

In the table below, amounts are rounded to nearest thousands.

	September 30, 2021	December 31, 2020
	(unaudited)
Balance Sheet Data:
Cash	$1,792,000	$403,000
Total current assets	$1,810,000	$404,000
Total assets	$2,584,000	$767,000
Total current liabilities	$1,016,000	$725,000
Long-term debt, net of current portion	$28,000	$71,000
Total liabilities	$1,044,000	$796,000
Total stockholders’ equity (deficit)	$1,540,000	$(29,000)

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus.

Risks Related to Our Business and Industry

There is uncertainty regarding our ability to continue as a going concern, indicating the possibility that we may be required to curtail or discontinue our operations in the future. If we discontinue our operations, you may lose all of your investment.

We have incurred net losses of $16.2 million from our inception on June 20, 2016 to September 30, 2021 and have completed only the preliminary stages of our business plan. We anticipate incurring additional losses before generating any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2020 included an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The conditions giving rise to this uncertainty are also disclosed in Note 1 to our financial statements for the year ended December 31, 2020 and nine months ended September 30, 2021, respectively, appearing at the end of this prospectus, citing our recurring losses and cash used in operations among other factors. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing. We believe that the inclusion of a going concern explanatory paragraph in the report of our registered public accounting firm will make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on our business, results of operations, financial condition and cash flows or liquidity.

During the ongoing global COVID-19 pandemic, the capital markets are experiencing pronounced volatility, which may adversely affect investor’s confidence and, in turn may affect our initial public offering.

In addition, the COVID-19 pandemic has caused us to modify our business practices (such as employee travel plan and cancellation of physical participation in meetings, events, and conference), and we may take further actions as required by governmental authorities or that we determine are in the best interests of our employees, customers, and business partners. In addition, the business and operations of our manufacturers, suppliers, and other business partners have also been adversely impacted by the COVID-19 pandemic and may be further adversely impacted in the future, which could result in delays in our ability to commercialize our agricultural products and services.

As a result of social distancing, travel bans, and quarantine measures, access to our facilities, users, management, and support staff has been limited, which in turn has impacted, and will continue to impact, our operations, and financial condition.

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The extent to which COVID-19 impacts our, and those of our suppliers’ and potential users’, business, results of operations, and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the occurrence of an additional “wave,” duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even if the COVID-19 outbreak subsides, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware.

We had negative cash flow for the year ended December 31, 2020 and the nine months ended September 30, 2021.

We had negative operating cash flow for the year ended December 31, 2020 and the nine months ended September 30, 2021. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

We are an early-stage agricultural technology business, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

We were incorporated on June 20, 2016, and we are an early-stage agricultural technology business, with few substantial tangible assets in a highly competitive industry. We have limited operating history, a small customer base and low revenue to date. This makes it difficult to evaluate our future performance and prospects. Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an evolving agricultural technology industry characterized by intense competition, including:

● our business model and strategy are still evolving and are continually being reviewed and revised;

● we may not be able to raise the capital required to develop our initial customer base and reputation;

● we may not be able to successfully implement our business model and strategy; and

● our management consists of few persons and is heavily reliant on Jonathan Destler, our Chief Executive Officer.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and you could lose all or a substantial portion of your investment.

We expect to suffer losses in the immediate future that may cause us to curtail or discontinue our operations.

We expect to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the development of our agricultural technology business, garnering revenues, and our business operations, generally. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will almost certainly fail.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to generate future operating revenues depends in part on whether we can obtain the financing necessary to implement our business plan. We will likely require additional financing through the issuance of debt and/or equity in order to establish profitable operations, and such financing may not be forthcoming. As widely reported, the global and domestic financial markets have been extremely volatile in recent months. If such conditions and constraints continue or if there is no investor appetite to finance our specific business, we may not be able to acquire additional financing through credit markets or equity markets. Even if additional financing is available, it may not be available on terms favorable to us. At this time, we have not identified or secured sources of additional financing. Our failure to secure additional financing when it becomes required will have an adverse effect on our ability to remain in business.

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The agriculture technology business is extremely competitive, and if we are not able to compete successfully against other agricultural technology businesses, both large and small, we will not be able operate our business and investors will lose their entire investment.

The agricultural technology business is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the agricultural growth business have substantial competitive advantages than we have, including:

●	longer operating histories;
●	significantly greater financial, technical and marketing resources;
●	greater brand name recognition;
●	better advertising and marketing;
●	existing customer bases; and
●	commercially accepted technology and products.

Our competitors may be able to respond more quickly to new or emerging methods and changes in the agricultural technology business and devote greater resources to identify, develop and market new agricultural products and services, and better market and sell their agricultural products and services than we can.

We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of suppliers to manufacture and transport our products, including in some cases only a single supplier for some of our products and components. Our single supplier currently manufactures both of our products available for sale and will manufacture one additional product planned for commercialization in the first half of fiscal year 2022. This one vendor also houses our sole set of tooling required to manufacture three of our products. We have no material agreements with our manufacturing suppliers. Our reliance on a limited number of manufacturers for each of our products increases our risks, since we do not currently have alternative or replacement manufacturers beyond these key parties. In the event of interruption from any of our manufacturers, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, our business could be adversely affected if one or more of our suppliers is impacted by a natural disaster or other interruption at a particular location.

If we experience a significant increase in demand for our products, or if we need to replace an existing supplier or partner, we may be unable to supplement or replace them on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our products to our specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and logistics partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers, manufactures, or logistics partners could have an adverse effect on our business, financial condition and operating results.

The loss of the services of Jonathan Destler, our Chief Executive Officer and a director, or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services.

The development of our agricultural technology business and the marketing of our prospective business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers who are developing our business, and on our ability to identify and retain competent consultants and employees with the skills required to execute our business objectives. The loss of the services of Jonathan Destler, our Chief Executive Officer and a director, or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services, which could adversely affect our financial results and impair our growth.

14

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

The expansion of our business has placed a significant strain on our limited managerial, operational, and financial resources. We have been and will continue to be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in our industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. To date we have had to limit the engagement of critical management and other key personnel due in part to limited financial resources. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results will be materially adversely affected.

Our lack of insurance may expose us to liabilities which could cause us to cease operations.

Because we currently only maintain general liability insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs, a judgment could be rendered against us that could cause us to cease operations. While we intend to maintain insurance in the future for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Our technology and agricultural growth products have only been developed in the last several years and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

The current generation of our agricultural growth products have only been developed in the last several years and are continuing to evolve. Deploying and operating our technology is a complex endeavor and, until recently, had been done primarily by a small number of customers in the agricultural crop industry, mostly as part of our field trials. As we deploy our products, we may encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to our reputation, each of which could materially and adversely affect our business, financial condition and results of operations.

Our agricultural growth products might not operate properly or contain defects, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

Our products are complex and may contain defects or experience failures due to any number of issues in design, materials, manufacture, deployment and/or use. Despite extensive testing, from time to time we have discovered defects or errors in our products. Material performance problems or defects in our products might arise in the future, which could have an adverse impact on our business and customer relationship and subject us to claims.

Defects and errors related to our agricultural growth products and any failure by us to identify and address them could result in delays in product introductions and updates, loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development and other resources, injury to our reputation, and increased service and maintenance costs. Defects or errors in our products might discourage existing or potential customers from purchasing from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability might be substantial and could adversely affect our operating results.

15

If we do not continue to innovate and deliver high-quality, technologically advanced products and services, we will not remain competitive, and our revenue and operating results could suffer.

The market for our agricultural growth products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements, and changing industry standards. The life cycles of our products are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors could undermine our current market position.

Our success depends in substantial part on our continuing ability to provide products and services that growers will find superior to our competitors’ products and will continue to use. Our future success will depend upon our ability to anticipate and to adapt to changes in technology and industry standards, and to effectively develop, to introduce, to market, and to gain broad acceptance of new product and service enhancements incorporating the latest technological advancements. In addition, because our agricultural growth solutions are designed to operate on a variety of agricultural products, we will need to continuously modify and enhance our solutions to keep pace with changes in design, the effects of climate change, the cost of water, evolving crop growth choices, evolving atmospheric conditions, and database technologies. We intend to continue to invest significant resources in research and development to enhance our existing products and introduce new high-quality products that customers will want. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis or to effectively bring new products to market, our sales may suffer. In addition, investment in product development often involves a long return on investment cycle. We have made and expect to continue to make significant investments in product development. We may expend significant time and resources developing and pursuing sales of a particular enhancement or application that may not result in revenues in the anticipated time frame or at all, or may not result in revenue growth sufficient to offset increased expenses. Furthermore, uncertainties about the timing and nature of new functionality, or new functionality to existing platforms or technologies, could increase our research and development expenses. Any failure of our products to operate effectively with future technologies could reduce the demand for our products, result in customer dissatisfaction, and have a material adverse effect on our business, financial condition, and results of operations.

We may not have sufficient resources to make the necessary investments in new product development and we may experience difficulties that could delay or prevent the successful development, introduction, or marketing of new products or enhancements. In addition, our products or enhancements may not meet the increasingly complex customer requirements of the marketplace or achieve market acceptance at the rate we expect, or at all. Any failure by us to anticipate or respond adequately to technological advancements, customer requirements, and changing industry standards, or any significant delays in the development, introduction, or availability of new products or enhancements, could undermine our current market position.

Our products are anticipated to generally have long sales cycles and implementation periods, which may increase our costs in obtaining orders and reduces the predictability of our earnings.

Our products are technologically complex. Prospective customers, generally speaking, will have to commit significant resources and time to inspect, test and evaluate our products and to install and integrate them into existing agricultural operations and systems. Orders expected in one quarter may shift to another quarter or be cancelled as a result of the customers’ budgetary constraints, internal acceptance reviews, and other factors affecting the timing of customers’ purchase decisions. In addition, potential customers are anticipated to require a significant number of product presentations and demonstrations, in some instances evaluating products on-site where already installed, before reaching a sufficient level of confidence in the product’s performance and compatibility with the customer’s requirements to place an order. As a result, our sales process is anticipated to be subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products are anticipated to last for many months or even years. In addition, the time required for our potential customers to incorporate our products into their operations and systems are anticipated to vary significantly with the on-site circumstances of our customers, which further complicates our planning processes and reduces the predictability of our operating results. Longer sales cycles require us to invest significant resources in attempting to make sales, which may not be realized, and delay the generation of revenue.

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DisperSolar LLC (“DisperSolar”) is a related party because our Chief Science Officer, Yosepha Shahak Ravid, and our Chief Technology Officer, Nicholas Booth, are both control persons of DisperSolar and named inventors of the acquired patents we acquired from DisperSolar under our Patent Purchase Agreement with DisperSolar. Ms. Shahak Ravid and Mr. Booth have conflicts of interest with us because they simultaneously have fiduciary duties to both us and to DisperSolar, which could cause disruptions in our operations and/or us to suffer losses.

On April 7, 2017, we and DisperSolar entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents (intellectual property) of DisperSolar. DisperSolar developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

Under the Agreement, we agreed to pay the following for the acquisition DisperSolar’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the Seller Account within 10 days of the Effective Date (the “Initial Payment”).

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $450,000 upon reaching defined milestones (the “Milestone Payments”). As of the date of this prospectus, no remaining milestone payment obligations remain.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1,600,000. As of the date of his prospectus, we recorded no earnout payment obligations as no gross margin was realized.

We will pay to DisperSolar royalties as follows:

(i)	Following the recognition by us of the first $1.6 million in aggregate combined gross margin and license revenue, and until we pay to Seller an aggregate amount in royalties of $30 million, we shall pay to Seller royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we paid to DisperSolar an aggregate amount in royalties of $30 million, we shall pay to DisperSolar royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a strategic transaction.

As of the date of this prospectus, we recorded no royalties payment obligations as no gross margin was realized.

We will pay to DisperSolar 7.6% of all license consideration received by us until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

“Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to us by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by a purchaser for the purpose of consummating a Strategic Transaction. We will pay to DisperSolar a percentage of all License Consideration received by a prospective purchaser as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e., over $50 million and up to $150 million); and

(iii)	7.6% of Strategic Transaction Consideration over $150 million.

In the event that we have a dispute with DisperSolar regarding the Agreement, whether over milestone payments, earnout payments, royalty payments or Strategic Transaction Consideration with DisperSolar, or any other issue regarding the Agreement, Ms. Shahak Ravid and Mr. Booth would be in a situation where they, as our Chief Science Officer and Chief Technology Officer, respectively, have fiduciary duties to act in the best interests of us, while at the same time, a fiduciary duty to act in the best interest of DisperSolar, which is not possible. If Ms. Shahak Ravid is simultaneously our Chief Science Officer, and/or Mr. Booth is simultaneously our Chief Technology Officer, while DisperSolar is engaged in a dispute with us, Ms. Shahak Ravid and/or Mr. Booth may be unwilling to perform their duties as Chief Science Officer and Chief Technology Officer to us with the same conviction and interest as when they would not be in a dispute with us. In such a situation, if Ms. Shahak Ravid and/or Mr. Booth would refuse to resign from their respective positions as Chief Science Officer and Chief Technology Officer, our board of directors may have to vote to remove them from their respective positions as Chief Science Officer and Chief Technology Officer, which could trigger litigation, a refusal of Ms. Shahak Ravid and/or Mr. Booth to disclose critical know-how to us, or cause disruptions in our operations and/or us suffer losses.

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Risks Related to Our Intellectual Property

Our failure to protect our intellectual property may significantly impair our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary intellectual property. We rely on a combination of patent protection, trademark and trade secret protection, nondisclosure and nonuse agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. We have filed patent applications both in the United States and abroad seeking protection of our inventions originating from our research and development. Our patent applications may not result in issued patents, and any patents that are issued may not provide meaningful protection against competitors or competitive technologies. Further, the examination process may require us to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The scope of a patent may also be reinterpreted and significantly reduced after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with the protection or competitive advantages we are seeking.

Any of our patents, including those we may license, may be challenged, invalidated, rendered unenforceable or circumvented. Consequently, we do not know whether any of our products will be protectable or remain protected by valid and enforceable patents. We may not prevail if our patents are challenged by competitors or other third parties. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents, find them unenforceable, or narrow their scope. Furthermore, competitors may be able to design around our patents by developing similar or alternative technologies or products in a non-infringing manner, or obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, our products may become less competitive and sales may decline.

Various courts, including the United States Supreme Court, have rendered decisions that affect the scope of patentability of certain inventions or discoveries relevant to some aspects of our technology. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature are not themselves patentable. Precisely what constitutes a law of nature or abstract idea is uncertain, and it is possible that certain aspects of our technology could be considered unpatentable under applicable law. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Depending on decisions by the United States Congress, the federal courts and the United States Patent and Trademark Office (USPTO), the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain or in-license in the future. Additionally, our pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. In fact, patent applications may not issue as patents at all. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. The scope of patent protection outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, protect, defend and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property rights or narrow the scope of our patents.

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If we are unable to obtain and maintain patent protection for our technology in a particular jurisdiction, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize products similar or superior to ours, and our competitive position may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, advisors, contract manufacturers and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

In addition to seeking patent protection to protect the intellectual property underlying our products, we also rely upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain a competitive position. For example, we primarily rely on protecting our proprietary software and algorithms as a trade secret. However, trade secrets and know-how can be difficult to protect. While we endeavor to protect such proprietary information and trade secrets, in part, through confidentiality agreements with our employees, collaborators, contractors, advisors, consultants and other third parties who have access to, or house or host such information, and invention assignment agreements with our employees, consultants and other third parties involved in the development of intellectual property, there is no guarantee such efforts will succeed. The confidentiality agreements are designed to protect our proprietary information and, in some cases, our trade secrets and, in the case of agreements or clauses containing invention assignment, to grant us ownership of intellectual property and technologies that are developed through a relationship with such employees, consultants or other third parties.

We cannot guarantee that we have entered into such agreements with each party that has or may have had access to, or houses or hosts, our trade secrets or proprietary information or that has been involved in the development of intellectual property. Additionally, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

In addition, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor or other third party, our competitive position would be materially and adversely harmed. Furthermore, we expect these trade secrets, know-how and proprietary information to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology and the movement of personnel from academic to industry scientific positions. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems and cloud storage sources, but such security measures may be breached, including through cyber-hacking or cyberattacks, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known, or be independently discovered by, competitors. To the extent that our employees, consultants, contractors, collaborators or other third parties use intellectual property rights owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on our business, financial condition and results of operations.

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We may be subject to claims that we or our employees, consultants, advisors or contractors have misappropriated the intellectual property rights of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors, and third parties may claim an ownership interest in intellectual property we regard as our own.

Some of our employees, consultants, advisors or contractors are currently or were previously employed at or engaged by universities or other companies, including our competitors or potential competitors. Some of these employees, consultants, advisors and contractors, may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, advisors and contractors do not use the intellectual property rights, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, infringed, misappropriated or otherwise violated the intellectual property rights or disclosed the alleged trade secrets or other proprietary information, of these former employers, competitors or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. An adverse determination may also result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology, without payment to us, or could limit the duration of the patent protection covering our products. Such challenges may also result in our inability to develop, manufacture or commercialize our products without infringing third-party patent rights. An inability to incorporate technologies or features that are important or essential to our products could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from selling our current and/or planned products. Any litigation or the threat of litigation may adversely our reputation, or affect our ability to hire employees or contract with independent contractors. A loss of intellectual property, key personnel or their work product could hamper or prevent our ability to develop and commercialize new products, which could harm our business. Even if we are successful in defending against these claims, litigation could result in irreparable damage, substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property rights we regard as our own, including based on claims that our employees, consultants, advisors or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against any other claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers.

In addition, while it is our policy to require our employees, consultants, advisors, contractors and other third parties who may be involved in the conception or development of intellectual property rights to execute agreements assigning such intellectual property rights to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property rights that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property rights. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our existing and future products.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In 2011, the Leahy-Smith America Invents Act (Leahy-Smith Act) was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and also may affect patent litigation. These also include provisions that switched the United States from a first-to-invent system to a first-inventor-to-file system, allow third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post grant proceedings, including post-grant review, inter partes review and derivation proceedings. Under a first-inventor-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor was the first to invent the claimed invention. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective in 2013. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the United States Supreme Court and the United States Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Recent United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and tradenames are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

Our current and future trademark applications in the United States and in foreign jurisdictions may not be allowed or may subsequently be opposed. Once filed and registered, our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these trademarks or trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings, which can be expensive and time-consuming. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

We have not yet registered certain trademarks in all of our potential markets. If we apply to register trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Our efforts to enforce or protect our rights related to trademarks, trade secrets, domain names or other intellectual property rights may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition and results of operations.

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We may become involved in lawsuits to protect or enforce our patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors or other third parties may infringe, misappropriate or otherwise violate our patents or other intellectual property rights, or we may be required to defend against claims of infringement, misappropriation or other violations. In addition, our patents also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke those parties to assert counterclaims against us alleging that we infringe their patents or other intellectual property or that our intellectual property is invalid or unenforceable. In any such proceeding, a court or other administrative body may decide that a patent or other intellectual property right owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover such technology. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description, non-enablement or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions, including opposition proceedings. Such proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover our products or prevent third parties from competing with our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we or our partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on our products. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation.

Moreover, some of our owned and patents and patent applications may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products or technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management and other personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

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Third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

The intellectual property landscape in the field of agriculture is in flux, and it may remain uncertain for the coming years. There may be significant intellectual property related litigation and proceedings relating to our intellectual property position and proprietary rights in the future. Given the number of patents in our field of technology, we cannot be certain or guarantee that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. As we move into new markets and applications for our products, incumbent participants in such markets may assert their patents and other intellectual property rights against us as a means of slowing our entry into such markets or as a means of extracting substantial license and royalty payments from us. Our competitors and others may now and, in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success depends in part on our ability and the ability of our future collaborators to develop, manufacture, market and sell our products and use our proprietary technologies without infringing, misappropriating or otherwise violating the patents or other intellectual property rights of third parties.

Third parties may assert infringement, misappropriation or other violation claims against us based on existing patents, patents or other intellectual property that may be granted in the future, regardless of their merit. Therefore, we may in the future be subject to claims that we, or other parties we have agreed to indemnify, infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Because patent applications are published sometime after filing, and because applications can take several years to issue, there may be additional currently pending third-party patent applications that are unknown to us, which may later result in issued patents. Defense of these claims, regardless of their merit, would involve substantial litigation expenses and would be a substantial diversion of management and employee resources from our business. We may not have sufficient resources to bring these actions to a successful conclusion. There is a substantial amount of litigation and other patent challenges, both within and outside the United States, involving patent and other intellectual property rights, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, and corresponding foreign patent offices. As the agriculture technology industry expands and more patents are issued, the risk increases that our products and technologies may be subject to claims of infringement of the patent rights of third parties. Numerous significant intellectual property issues may be litigated, between existing and new participants in our existing and targeted markets, and competitors may assert that our products and technologies infringe, misappropriate or otherwise violate their intellectual property rights as part of a business strategy to impede our successful entry into or growth in those markets.

We could incur substantial costs and divert the attention of our management and technical personnel in defending against any of these claims. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

Because of the inevitable uncertainty in intellectual property litigation, we could lose a patent infringement or other intellectual property-related action asserted against us regardless of our perception of the merits of the case. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. There is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that third-party patents which are asserted against us are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any future products we may develop and any other future products or technologies covered by the asserted third party patents. In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent or find that our technology did not infringe any such claims. Further, even if we were successful in defending against any such claims, such claims could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

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Parties making infringement, misappropriation or other violation of intellectual property claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell our products, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs, and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties, which could be significant, re-design our products in a non-infringing manner, which may not be commercially feasible, obtain one or more licenses from third parties, or be prohibited from selling certain products. If we are required to obtain licenses from third parties, we may not be able to obtain such licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product introductions while we attempt to develop alternative products to avoid infringing third-party patents or intellectual property rights. Any of the foregoing could have a material adverse effect on our business, results of operation, financial condition and prospects. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing our technologies and products, and the prohibition of sale of any of our products could materially affect our business and our ability to gain market acceptance for our products.

It is also possible that we have failed to identify relevant third-party patents or applications. Because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by our products and we may not be aware of such patents. Furthermore, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States may remain confidential until a patent issues. It is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our products because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology. In addition, we may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by our activities. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our products.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

In addition, our agreements with some of our customers, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Obtaining and maintaining our patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated as a result of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and patent applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-United States patent agencies. The USPTO and various non-US governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. An inadvertent lapse or non-compliance with such requirements can sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market without infringing our patents and this circumstance would have a material adverse effect on our business, financial condition, results of operations and prospects.

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Issued patents covering our present and future products could be found invalid or unenforceable if challenged.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability of our patents and patent applications may be challenged in courts or patent offices in the United States and abroad. For example, we may be subject to third-party submissions of prior art to the USPTO challenging the validity of one or more claims in our patents. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our pending patent applications. We may also become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings. Additionally, if we initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our products or technologies, the defendant could counterclaim that the patent covering our products is invalid or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity or unenforceability are commonplace. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our current products and other products that we may develop.

A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, limit the scope and duration of the patent protection of our products or result in our inability to manufacture or commercialize products without infringing third-party patent rights, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome in favorable to us.

Third parties may have developed technologies that may be related or competitive to our own technologies and such third parties may have filed or may file patent applications, or may have obtained or may obtain patents, claiming inventions that may overlap or conflict with those claimed in our patent applications or issued patents. We may not be aware of all third-party intellectual property rights potentially relating to our current or future products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents or at all. We, or our current or future license partners or collaborators, might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources. If a third party can establish that we were not the first to make or the first to file for patent protection of such inventions, our patent applications may not issue as patents and even if issued, may be challenged and invalidated or rendered unenforceable.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited.

Even if patents covering our products are obtained, once the patent life has expired, we may be open to competition from competitive products. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may not be able to protect our intellectual property rights throughout the world.

Third parties may attempt to develop and commercialize competitive products in foreign countries where we do not own any patents or patent applications or where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations.

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Filing, prosecuting and defending patents on our products in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, even in jurisdictions where we do pursue patent protection. In some cases, we may not be able to obtain patent protection for certain products outside the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we a do pursue patent protection, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our other products and technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents, if pursued or obtained, or marketing of competing products in violation of our intellectual property rights generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries, including India, China, and certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition and results of operations may be adversely affected.

Intellectual property rights do not necessarily address all potential threats.

The degree of current and future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are not covered by the claims of our patents or that incorporates certain technology in our products that is in the public domain;

●	we, or our current or future licensors or collaborators, might not have been the first to make the inventions covered by the applicable issued patent or pending patent application that we own or license now or may own or license in the future;

●	we, or our future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our current or future pending patent applications will not lead to issued patents;

●	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

●	others may have access to the same intellectual property rights licensed to us in the future on a nonexclusive basis;

●	our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive technologies and products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm our business; and

●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property rights.

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Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Capital Structure

The structure of our capital stock as contained in our Certificate of Incorporation, as amended, has the effect of concentrating voting control with Jonathan Destler, limiting your ability to influence corporate matters.

Our Series A Preferred Stock entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock, and our common stock, which is the stock we are offering in this initial public offering, has one vote per share. Our co-founder, director and Chief Executive Officer, Jonathan Destler, owns the sole outstanding share of our Series A Preferred Stock. The holders of our outstanding common stock, excluding Mr. Destler, will hold 36.2% of the voting power of our outstanding capital stock following this offering, with Mr. Destler holding 63.3% of such voting power in the aggregate, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and assuming no exercise of the underwriters’ option to purchase additional shares. Mr. Destler will retain greater than 50% of the voting power even if he reduces, potentially significantly, his economic interest in shares of our common stock. Therefore, Mr. Destler will control our management and affairs and all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of us or our assets, for the foreseeable future. Additionally, each share of Series A Preferred Stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A Preferred Stock other than to Mr. Destler, (b) the death or incapacity of Mr. Destler, or (c) the resignation of Mr. Destler as an officer of our company. Each share of Series A Preferred Stock is convertible into one share of common stock, at the election of the holder of the Series A Preferred Stock.

So long as Mr. Destler holds his one share of Series A Preferred Stock, he will have voting control of us. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our common stock could be adversely affected.

As a board member, Mr. Destler owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Destler is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Our Co-founder, Chairman and Chief Executive Officer will continue to own a significant percentage of our common stock and our Series A Preferred Stock and will be able to exert significant control over matters subject to stockholder approval.

Jonathan Destler, our co-founder, Chairman and Chief Executive Officer, currently beneficially owns common stock and Series A Preferred Stock that provide him with 59.4% of the voting power of our voting stock. Upon the closing of this offering, he will beneficially own approximately 63.3% of the voting power of our outstanding voting stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and assuming no exercise of the underwriters’ option to purchase additional shares. Therefore, even after this offering, he will have the ability to control us through this ownership position. For example, he may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. Mr. Destler’s interests may not always coincide with our corporate interests or the interests of other stockholders, and he may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders. So long as he continues to owns his sole share of Series A Preferred Stock or a significant amount of our equity, he will continue to be able to effectively control our decisions.

The structure of our capital stock, involving Series A Preferred Stock, may adversely affect the trading market for our securities.

Certain stock index providers, such as S&P Dow Jones, Russell 2000, S&P 500, S&P MidCap 400 and S&P SmallCap 600 exclude companies with multiple classes of capital stock from being added to certain stock indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the dual class structure of our capital stock may prevent the inclusion of our common stock in such indices, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our common stock. Any exclusion from stock indices could result in a less active trading market for our securities. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our securities.

Risks Associated With This Offering

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the Nasdaq Capital Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Emerging growth companies may implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of these extended transition periods, but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We have begun recruiting additional finance and accounting personnel with certain skill sets that we will need as a public company.

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Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our the price of our securities and make it more difficult for us to effectively market and sell any of our present or future product candidates that may receive regulatory approval.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

The market price of our securities is likely to be volatile, which could result in substantial losses for purchasers of our securities in this offering or could subject us to litigation.

The trading prices of the securities of technology companies have been highly volatile. Accordingly, the market price of our common stock and warrants is likely to be subject to wide fluctuations. Factors affecting the market price of our common stock and warrants include:

●	variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

●	forward looking guidance to industry and financial analysts related to future revenue and earnings per share;

●	the net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company;

●	changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our securities;

●	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

●	announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors;

●	announcements of customer additions and customer cancellations or delays in customer purchases;

●	recruitment or departure of key personnel;

●	disruptions in our service due to computer hardware, software or network problems;

●	the economy as a whole, market conditions in our industry, and the industries of our customers; and

●	trading activity by a limited number of stockholders who beneficially own a majority of our outstanding voting power.

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In addition, if the market for technology stocks or the stock market in general experiences uneven investor confidence, the market price of our securities could decline for reasons unrelated to our business, operating results or financial condition. The market price of our securities might also decline in reaction to events that affect other companies within, or outside, our industry even if these events do not directly affect us. As a result of this volatility, you may not be able to sell your securities at or above the initial public offering price. Some companies that have experienced volatility in the trading price of their securities have been the subject of securities class action litigation. If we are to become the subject of such litigation, it could result in substantial costs and a diversion of management’s attention and resources.

An active trading market for our securities may not develop, and you may not be able to resell your securities at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock or warrants included in the units being offered. Although we intend to apply to list shares of our common stock and warrants on The Nasdaq Capital Market, an active trading market for our common stock and warrants may never develop or be sustained following this offering. The initial public offering price of our securities was determined through negotiations between us and the underwriters. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that following this offering our shares of common stock or warrants will trade at a price equal to or greater than the offering price. In the absence of an active trading market for our securities, investors may not be able to sell their securities at or above the initial public offering price or at the time that they would like to sell.

Our failure to meet the continuing listing requirements of The NASDAQ Capital Market could result in a de-listing of our securities.

If we fail to satisfy the continuing listing requirements of NASDAQ, such as the corporate governance, stockholders equity or minimum closing bid price requirements, NASDAQ may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

Our securities may be subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	affirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our securities and cause a decline in the market value of our securities.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. Unless our securities are approved for listing on Nasdaq, the occurrence of these patterns or practices could increase the future volatility of our share price.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our securities will rely in part on the research and reports that industry or financial analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause the price of our securities to decline.

If securities or industry analysts adversely change their recommendations regarding our securities or if our operating results do not meet their expectations, the price of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our securities or if our operating results do not meet their expectations, the price of our securities could decline.

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If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your shares.

You will suffer immediate and substantial dilution in the net tangible book value of the common stock included in the units you purchase in this offering. Based on the assumed initial public offering price of $5.75 per unit, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and assuming no exercise of the warrants being offered in this offering, purchasers of units in this offering will experience immediate dilution of $5.33 per share (or $5.28 per share if the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full), with respect to the net tangible book value of the common stock included in the units. In addition, investors purchasing units in this offering will contribute 51.7% of the total amount invested by stockholders since inception but will only own 7.5% of the shares of common stock outstanding. In the past, we issued options and other securities to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding securities are ultimately exercised, investors purchasing units in this offering will sustain further dilution. See the section of this prospectus titled “Dilution” for a more detailed description of the dilution to new investors in the offering.

The one share of Series A Preferred Stock held by Jonathan Destler entitles him to voting power equal to 110% of the issued and outstanding shares of common stock. Therefore, the issuance of additional shares of our common stock will cause Mr. Destler’s voting power to increase and further dilute the voting power of other stockholders. For example, if we issue 1,000,000 shares in this offering, Mr. Destler’s voting power will increase by the equivalent of voting power equal to 1,100,000 shares of common stock. Issuing new shares dilutes existing holders more than in a typical dual class structure, with simply voting and non-voting shares, and it may be very difficult for the common stock holders to ever determine their voting power because of the variable voting rights of the Series A preferred stock.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 125% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants and acquire shares of our common stock.

Until holders of the warrants purchased in this offering acquire shares of common stock upon exercise thereof, such holders will have no rights with respect to the shares of common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the date they were entered in the register of our company as a stockholder.

Raising additional capital may cause dilution to our stockholders, including purchasers of units in this offering, restrict our operations or require us to relinquish rights to our technologies or current or future product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that materially adversely affect your rights as a common stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential in-licenses or acquisitions or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.

We may issue additional equity securities, or engage in other transactions that could dilute our book value or relative rights of our securities, which may adversely affect the market price of our common stock and warrants.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as otherwise described in this prospectus, we will not be restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing stockholders or reduce the market price of our common stock and warrants, or both. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then-current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preferred stock, upon our liquidation, holders of our debt securities and preferred stock, and lenders with respect to other borrowings, may receive distributions of its available assets before the holders of our common stock.

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Anti-takeover effects of certain provisions of Delaware state law hinder a potential takeover of our company.

We are subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporate Law, or DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These antitakeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our securities to decline.

Certain provisions of our bylaws are intended to strengthen the position of our board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

We may include provisions in our Certificate of Incorporation that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. For example, we may amend our articles of incorporation to authorize our board of directors to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, we may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Jonathan Destler, our Chief Executive Officer and director, is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Currently, Mr. Destler beneficially owns approximately 26.0% of our outstanding common stock and 100% of our Series A preferred stock, which has voting power equal to 110% of our issued and outstanding shares of common stock. Immediately following the completion of this offering, Mr. Destler will have approximately 63.3% of the voting power of our outstanding capital stock, assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and assuming no exercise of the underwriters’ option to purchase additional shares. As a result, Mr. Destler has substantial voting power in all matters submitted to our stockholders for approval, including, but not limited to:

●	Election of our board of directors;
●	Removal of any of our directors or officers;
●	Amendment of our Certificate of Incorporation or Bylaws;
●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Additionally, the one share of Series A Preferred Stock issued to Mr. Destler contains protective provisions, which precludes us from taking certain actions without Mr. Destler’s approval. More specifically, so long as any shares of Series A Preferred Stock are outstanding, we are not permitted to take certain actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, including for example and without limitation, amending our articles of incorporation, changing or modifying the rights of the Series A Preferred Stock, including increasing or decreasing the number of authorized shares of Series A Preferred Stock, increasing or decreasing the size of the board of directors or removing the director appointed by the holders of our Series A Preferred Stock and declaring or paying any dividend or other distribution. Mr. Destler is currently a Series A Director designated in the Certificate of Designation of the Series A Preferred Stock.

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We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

Upon completion of this offering, Jonathan Destler, our Chief Executive Officer and Chairman of the Board, will continue to beneficially own more than 50% of the voting power for the election of members of our board of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain of Nasdaq’s corporate governance requirements.

As a controlled company, we will rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements. Accordingly, we have opted not to implement a stand-alone nominating and corporate governance committee and our compensation committee will not be fully independent. As a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. See “Management—Controlled company exception.”

Sales of a significant number of shares of our common stock or warrants in the public markets, or the perception that such sales could occur, could depress the market price of our securities.

Sales of a substantial number of shares of our common stock or warrants in the public markets, or the perception by the market that those sales could occur, could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through and including the date that is 180 days after the date of this prospectus, subject to certain exceptions. We cannot predict the effect that future sales of our common stock or warrants would have on the market price of our securities.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds pending any such use may not yield a favorable return.

Our management will have broad discretion as to the application of the remaining net proceeds from this offering upon the repayment of the outstanding principal and interest accrued on Senior Convertible Promissory Notes, as described below in “Use of Proceeds,” and could use them for purposes other than those contemplated at the time of the offering. Our management may use the remaining net proceeds for corporate purposes that may not improve our financial condition or market value of our securities.

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our securities less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to not “opt out” of this exemption from complying with new or revised accounting standards and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our securities may be more volatile.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because we are a smaller company, and smaller companies tend to experience greater volatility in the price of their securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;
●	availability of additional funds in the future on acceptable terms or at all;
●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for, or ability to obtain, additional financing;
●	our ability to retain and recruit key personnel, including the continued development of our sales and marketing infrastructure;
●	our ability to maintain intellectual property protection for our products;
●	developments relating to our competitors and our industry;
●	our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act;
●	our expected use of our existing cash and cash equivalents and the proceeds from this offering.
●	the impact of the COVID-19 pandemic on our business and operations;
●	other events or factors, including those resulting from war or incidents of terrorism;
●	anticipated trends and challenges in our business and the markets in which we operate; and
●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section entitled “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating these forward-looking statements.

In addition, forward-looking statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. You should not place undue reliance on our forward-looking statements.

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MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, statistical data and other information concerning our industry, market and competitive position from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived.

In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Industry data and other third-party information have been obtained from sources believed to be reliable, but we have not independently verified any third-party information. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

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USE OF PROCEEDS

We estimate the net proceeds from this initial public offering of 2,608,696 securities will be approximately $13,176,463, or $15,223,963 if the underwriters exercise their option to purchase additional units in full, assuming an initial public offering price of $5.75 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.75 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds by approximately $2,373,913, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering as follows:

●	Up to $3,692,350 for the repayment of outstanding principal and interest accrued on Senior Convertible Promissory Notes, referred to as the “Notes”;

●	approximately $5,000,000 to $6,500,000 to fund the sales and marketing, as well as research and development and field trial activities supporting ongoing commercialization of our products; and

●	the remainder for general corporate purposes, including working capital and operating expenses.

As of the date of this prospectus, the outstanding aggregate principal amount of the Notes was $3,591,235. The Notes bear interest rate of 12% per annum and mature 12 months after the date of the issuance of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of: (i) the closing date of this offering or (ii) December 15, 2021. The proceeds of this indebtedness will be used by us for our general corporate purposes.

We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transactions.

We believe, based on our current operating plan, that our current capital resources, along with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. However, our expected use of the net proceeds from this offering described above represents our intentions based upon our current plans and business conditions. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned commercialization activities, the results of our planned field trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

Therefore, our actual expenditures may differ materially from the estimates described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion over the allocation of the net proceeds from this offering.

We intend to invest the net proceeds from this offering that are not used as described above in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant. Investors should not purchase our securities with the expectation of receiving cash dividends.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

● on an actual basis;

● on a pro forma basis to reflect the sale of 2,608,696 units by us in this offering at an initial price to the public of $5.75 per unit, resulting in net proceeds to us of $13,176,463 after deducting (i) underwriter commissions and non-accountable expenses of $1,350,000 and (ii) our estimated other offering expenses of $473,537; and

● on a pro forma basis to reflect the sale of 3,000,000 units by us in this offering, assuming the underwriters elect to exercise the over-allotment option in full, at an initial price to the public of $5.75 per unit, resulting in net proceeds to us of $15,223,963 after deducting (i) underwriter commissions and non-accountable expenses of $1,552,500 and (ii) our estimated other offering expenses of $473,537. The table below assumes no exercise by the underwriters of their option to purchase additional shares of common stock and/or warrants from us and no exercise of the warrants included in the units.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our units and other terms of this offering determined at pricing and excludes up to $3,692,350 for the repayment of outstanding principal and interest accrued on Senior Convertible Promissory Notes, which were issued by us in September and October, 2021. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In the table below, amounts are rounded to nearest thousands, except share and per share amounts.

	As of September 30, 2021 (unaudited)
	Actual	Post-Offering Pro Forma without Over-Allotment Option	Post-Offering Pro Forma with Over-Allotment Option
Cash	$1,792,000	$14,968,000	$17,016,000
Convertible notes payable	824,000	824,000	824,000
Shareholders’ equity:
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized, 1 share issued and outstanding, actual;	-	-	-
Common stock, $0.0001 par value per share: 100,000,000 shares authorized, 32,395,158 shares issued and outstanding, actual (35,003,854 and 35,395,158 pro forma);	3,000	4,000	4,000
Additional paid in capital	17,694,000	30,869,000	32,917,000
Accumulated deficit	(16,157,000)	(16,157,000)	(16,157,000)
Total shareholders’ equity	1,540,000	14,716,000	16,764,000
Total liabilities and shareholders’ equity	$2,584,000	$15,760,000	$17,808,000

The table above excludes the following shares:

●	4,465,000 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $2.00 per share, as well as any future increases in the number of shares of our common stock reserved for issuance under our equity incentive plan;
●	9,988 shares of common stock issued for services rendered;
●	2,987,125 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $3.00 per share;
●	up to 802,685 shares of common stock issuable upon conversion of $3,692,350 of Senior Convertible Promissory Notes (the “Notes”) and interest accrued, based on an assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus;
●	780,703 shares of common stock reserved for issuance upon the exercise of outstanding warrants issued with our Notes. Each Warrant is exercisable at a price equal to 115% of the Company’s initial public offering price;
●	1 share of common stock reserved for issuance upon the conversion of 1 share of Series A preferred stock.
●	up to 2,608,696 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering; and
●	up to 78,261 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.75 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds by approximately $2,373,913, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock included in the unit offered by this prospectus and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2021, our historical net tangible book value was $1,540,000, or $0.05 per share of our common stock. Net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities and convertible preferred stock, divided by the total number of our outstanding shares of common stock as of September 30, 2021.

After giving effect to the sale and issuance of units in this offering, at the assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021, would have been approximately $14,716,000, or $0.42 per share of our common stock. This represents an immediate increase in pro forma net tangible book value of approximately $0.37 per share to our existing stockholders and an immediate dilution of $5.33 per share to new investors.

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Dilution per share to investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the initial public offering price per unit paid by investors participating in this offering. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed initial public offering price per unit		$5.75
Historical net tangible book value per share as of September 30, 2021	$0.05
Increase in net tangible book value per share attributable to investors participating in this offering	$0.37
As adjusted net tangible book value per share immediately after this offering		$0.42
Dilution in net tangible book value per share to new investors participating in this offering		$5.33

The dilution information discussed above is illustrative and will change based on the actual initial public offering price and other terms of this offering determined at pricing. If the underwriters exercise their option to purchase additional units in full, our as adjusted net tangible book value per share after this offering would be approximately $0.47 per share, and the dilution in as adjusted net tangible book value per share to new investors participating in this offering would be $5.28 per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value by $0.07 per share and the dilution to investors participating in this offering by $0.93 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

The following table summarizes, on an as adjusted basis as of September 30, 2021, the differences between the number of shares of common stock included in the units purchased from us, the total cash consideration and the average price per share paid to us by existing stockholders and by new investors purchasing units in this offering at the assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover of this prospectus before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing units in this offering will pay an average price per share substantially higher than our existing investors paid.

	Shares Purchase		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	32,395,158	92.50%	$16,036,472	51.67%	$0.50
New investors participating in this offering, excluding underwriting discounts and commissions and estimated offering expenses payable by us	2,608,696	7.50%	15,000,000	48.33%	$5.75
Total	35,003,854	100.00%	$31,036,472	100.00%	$0.89

The number of shares of common stock to be outstanding after this offering is based on 32,395,158 shares of common stock outstanding at September 30, 2021, and excludes the following:

●	4,465,000 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $2.00 per share, as well as any future increases in the number of shares of our common stock reserved for issuance under our equity incentive plan;
●	9,988 shares of common stock issued for services rendered;
●	2,987,125 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $3.00 per share;
●	up to 802,685 shares of common stock issuable upon conversion of $3,692,350 of Senior Convertible Promissory Notes (the “Notes”) and interest accrued, based on an assumed initial public offering price of $5.75 per unit, the midpoint of the price range set forth on the cover page of this prospectus;
●	780,703 shares of common stock reserved for issuance upon the exercise of outstanding warrants issued with our Notes. Each Warrant is exercisable at a price equal to 115% of the Company’s initial public offering price;
●	1 share of common stock reserved for issuance upon the conversion of 1 share of Series A preferred stock.
●	up to 2,608,696 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering; and
●	up to 78,261 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

To the extent that outstanding options or warrants are exercised, or shares are issued under our equity incentive plans or upon the conversion of our convertible notes, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements, the related notes, and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Opti-Harvest is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

Our sustainable agricultural technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers.

From inception in 2016 through 2020, we made substantial investments in building our intellectual property portfolio, developing, and optimizing our product designs, and conducting over 65 multi-year field trials to test and measure the effectiveness of our products. Based on our field trials and the positive feedback from our partners, we began commercializing our Opti-Gro and ChromaGro products in the first half of 2021 and realized revenue on our ChromaGro products in the first half of 2021, and on both our ChromaGro and Opti-Gro products in the third quarter of 2021. We currently plan to commercialize our Opti-Shield, Opti-Panel, and Opti-Skylight products in the first half of 2022. Our Opti-View product is currently in our research and development phase with an anticipated commercial offering currently anticipated during 2023. We remain focused on developing new products and enhancing existing products.

With the recent commercialization of our Opti-Grow and ChromaGro products, we are making significant investments in sales and marketing, tooling to manufacture our products, and infrastructure investments to meet planned customer demand. We will also incur additional expenses generally associated with being a publicly traded company, including the cost of regulatory compliance, director fees, insurances, investor relations, upgraded systems, and enhanced internal controls.

Impact of COVID-19 Pandemic

Through the date of this prospectus, the COVID-19 pandemic did not have a material net impact on our operating results. In the future, the pandemic may cause reduced demand for our products if, for example, the pandemic results in a recessionary economic environment which negatively affects the consumers who purchase our products. We have not observed any material impairments of our assets or a significant change in the fair value of our assets due to the COVID-19 pandemic.

Our ability to operate without significant negative operational impact from the COVID-19 pandemic will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow the recommended actions of government and health authorities to protect our employees. Since the onset of the COVID-19 pandemic, we have maintained a consistency of our operations. However, the uncertainty resulting from the pandemic could result in an unforeseen disruption to our workforce and supply chain (for example an inability of a key supplier or transportation supplier to source and transport materials) that could negatively impact our operations.

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Results of Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Our sales, operating expenses, and net loss from operations for the year ended December 31, 2020 as compared to the year ended December 31, 2019, were as follows (amounts are rounded to nearest thousands):

	For the Year Ended			Percentage
	December 31,			Change
	2020	2019	Change	Inc. (Dec.)

Net Sales	$20,000	$-	$20,000	100%

Cost of goods sold	115,000	-	115,000	100%
Gross loss	(95,000)	-	(95,000)	(100)%

Operating expenses
Selling, general and administrative expenses	1,467,000	644,000	823,000	128%
Research and development costs	1,680,000	1,649,000	31,000	2%
Amortization of intangible assets	42,000	167,000	(125,000)	(75)%
Total operating expenses	3,189,000	2,460,000	729,000	30%
Net loss	$(3,284,000)	$(2,460,000)	$(824,000)	33%

Net Sales

We began offering our first products for sale in 2021. Net sales for the year ended December 31, 2020 were $20,000 and were from a significantly discounted product originally manufactured for our research and development activities. We had no net sales for the year ended December 31, 2019.

Cost of Goods Sold

Cost of goods sold represent the cost to manufacture our products sold. Cost of goods sold was $115,000 for the year ended December 31, 2020. We had no cost of goods sold for the year ended December 31, 2019, as we had no net sales.

Operating Expenses

Operating expenses include selling, general and administrative expenses, research and development costs, and amortization of intangible assets.

Our selling, general and administrative expenses increased during the year ended December 31, 2020, as we began transitioning our sole focus on research and development activities to include the planned commercializing of our products in 2021. We hired employees and retained consultants and advisors to provide sales and marketing expertise to meet anticipated product demand. Selling, general and administrative expenses increased approximately $823,000 to $1.5 million during the year ended December 31, 2020, compared to $644,000 during the year ended December 31, 2019. The increase in selling, and general and administrative expenses for the year ended December 31, 2020, was from increased depreciation expense of $252,000, increased stock based compensation expense of $115,000, increased salary and benefit costs of approximately $100,000, increased legal and professional fees of $216,000, and increased sales and marketing expenses of $79,000. The remaining increase of $61,000 during the year ended December 31, 2020, was across our remaining expense accounts to support our operations.

Research and development costs include advisors, consultants, software licensing, product design and development costs, data monitoring and collection, field trial installations, and travel related expenses. Research and development costs increased $31,000 to $1.7 million for the year ended December 31, 2020, compared to $1.6 million for the year ended December 31, 2019. The increase in research and development costs was primarily due to new product design and development cost and our field trial activity, as compared to the prior year period.

Amortization of intangible assets expense was $42,000 for the year ended December 31, 2020, as compared to $167,000 for the year ended December 31, 2019. The decrease in intangible amortization expense was due to our intangible assets becoming fully amortized in early calendar year 2020, as compared to a full year of amortization expense recorded for the year ended December 31, 2019.

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Net Loss

Net loss was $3.3 million during the year ended December 31, 2020, as compared to a net loss of $2.5 million for the year ended December 31, 2019. The increase in net loss of $824,000 was due to the increase in net sales, less our cost of goods sold and increased operating expenses as discussed above.

Results of Operations for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

Our sales, operating expenses, and net loss from operations for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 were as follows (amounts are rounded to nearest thousands):

	For the Nine Months Ended			Percentage
	September 30,			Change
	2021	2020	Change	Inc. (Dec.)

Net Sales	$40,000	$20,000	$20,000	100%

Cost of goods sold	92,000	115,000	(23,000)	(20)%
Gross loss	(52,000)	(95,000)	43,000	(45)%

Operating expenses
Selling, general and administrative expenses	5,196,000	869,000	4,327,000	498%
Research and development expense	1,791,000	1,071,000	720,000	67%
Amortization of intangible assets	-	42,000	(42,000)	(100)%
Total operating expenses	6,987,000	1,982,000	5,005,000	253%
Loss from operations	(7,039,000)	(2,077,000)	(4,962,000)	239%
Interest expense	(19,000)	-	(19,000)	100%
Gain on forgiveness of debt	38,000	-	38,000	100%
Net loss	$(7,020,000)	$(2,077,000)	$(4,943,000)	238%

Net Sales

We began offering our first two products, ChromaGro and Opti-Gro, for sale in 2021, leading to $40,000 of net sales during the nine months ended September 30, 2021. Net sales during the nine months ended September 30, 2020 were $20,000 and were from the sale of significantly discounted products originally manufactured for our research and development activities.

Cost of Goods Sold

Cost of goods sold represent the cost to manufacture our products sold. Cost of goods sold decreased by $23,000 to $92,000 for the nine months ended September 30, 2020, compared to $115,000 for the nine months ended September 30, 2020. During the nine months ended September 30, 2021, we recorded a $60,000 reserve for slow moving and potentially obsolete product to cost of goods sold. No similar reserve for slow moving and obsolete products were recorded during the nine months ended September 30, 2020.

Operating Expenses

Operating expenses include selling, general and administrative expenses, research and development costs, and amortization of intangible assets.

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Our selling, general and administrative expenses increased during the nine months ended September 30, 2021, as we continued transitioning our sole focus on research and development activities to include the commercializing of our products in 2021. We hired employees and retained consultants and advisors to provide sales and marketing expertise and invested in required infrastructure to meet anticipated product demand. To that end, our selling, general and administrative expenses increased approximately $4.3 million to $5.2 million during the nine months ended September 30, 2021, compared to $869,000 during the nine months ended September 30, 2021. We incurred stock based compensation expense of $2.8 million, representing $885,000 in stock option expense related to the vesting of employee stock options, and $1.9 million for services received from advisors and consultants during the nine months ended September 30, 2021. Excluding stock based compensation, our selling, general and administrative expenses increased $1.7 million to $2.4 million compared to $754,000 during the nine months ended September 30, 2020. The increase of $1.7 million was from an increase in legal and professional fees primarily related to our intellectual property of $434,000, consulting and advisor fees of $412,000, marketing expenses of $330,000 primarily related to the introduction of our ChromoGro product to the home garden market, salaries and benefit expense of $165,000, depreciation expense of $42,000, and rent expense of $35,000. The remaining increase of $254,000 during the nine months ended September 30, 2021, was across our remaining expense accounts to support our operations.

Research and development costs include advisors, consultants, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development expenses increased approximately $720,000 to $1.8 million during the nine months ended September 30, 2021, compared to $1.1 million for the nine months ended September 30, 2020. The increase in research and development costs were primarily due to new product design and development cost and our field trial activity, as compared to the prior year period.

Amortization of intangible assets expense was $42,000 during the nine months ended September 30, 2020. We had no comparable expense during the same period of the current year. The decrease in intangible amortization expense was due to our intangible assets becoming fully amortized in early calendar year 2020.

Loss from Operations

Loss from operations increased to approximately $7.0 million for the nine months ended September 30, 2021, compared to $2.1 million for the nine months ended September 30, 2020. The increase in operating loss was due to our increase in net sales, decreased cost of sales, offset by increased operating expenses as discussed above.

Interest Expense

Interest expense was $19,000 for the nine months ended September 30, 2021, representing $15,000 amortization of our debt discount, and $4,000 of interest on our loans. We had no similar expense during the nine months ended September 30, 2020.

Gain on Forgiveness of Debt

Gain on forgiveness of debt was $38,000 for the nine months ended September 30, 2021, representing a $38,000 gain on extinguishment of debt related to our SBA PPP loan. We had no similar expense during the nine months ended September 30, 2020.

Net Loss

Net loss increased $4.9 million to $7.0 million during the nine months ended September 30, 2021, compared to $2.1 million for the nine months ended September 30, 2020. The increase in net loss was due to the increase in net sales, decrease in cost of goods sold, gain on forgiveness of debt, offset by increased operating and interest expenses as discussed above.

Liquidity and Capital Resources

Since inception, our principal sources of liquidity have been cash provided by financing, including through the private placement of equity securities, and loans. Our principal uses of cash have been primarily for labor and outside services, development of new products and improvement of existing products, expansion of marketing efforts to promote our products and brand, and capital expenditures. We anticipate that additional expenditures will be necessary to develop and expand our assets before sufficient and consistent positive operating cash flows will be achieved, including sufficient cash flows to service existing liabilities and related interest.

With the recent commercialization of our products, we are making significant investments in sales and marketing, tooling to manufacture our products, and infrastructure investments to meet planned customer demand. We will also incur additional expenses generally associated with being a publicly traded company, including the cost of financial statement audits and reviews, compliance, director fees, insurance policies, investor relations, upgraded systems, and enhanced internal controls.

We believe, based on our current operating plan, that our current capital resources, along with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. However, our expected use of the net proceeds from this offering described above represents our intentions based upon our current plans and business conditions. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned commercialization activities, the results of our planned field trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

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As further presented in our financial statements and related notes included in this prospectus, during the nine months ended September 30, 2021, we incurred a net loss of $7.0 million, used cash in operations of $3.8 million, and at September 30, 2021, had a stockholders’ equity of $1.5 million, and a working capital of $794,000. In addition, during the fiscal year ended December 31, 2020, we incurred a net loss of $3.3 million, and used cash in operations of $2.5 million, and at December 31, 2020, we had a stockholders’ deficit of $29,000, and a working capital deficit of $321,000. These factors raised substantial doubt about our ability to continue as a going concern, as noted by our independent registered public accounting firm in its report on our December 31, 2020 financial statements. We believe, based on our current operating plan, that our current capital resources, along with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. Additional funds may be needed in order to continue production and operations, maintain profitability and to achieve our objectives.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to maintain revenues and generate profit from operations. Subsequent to September 30, 2021, we received net proceeds of $2.4 million from the issuance of convertible notes with warrants. During the nine months ended September 30, 2021, we raised $5.2 million from a private placement transaction. During the fiscal year ended December 31, 2020, we received proceeds of $2.5 million from a private placement transaction and $38,000 from the issuance of debt. At September 30, 2021, we had cash on hand of approximately $1.8 million, and may not be able to generate sufficient funds from our future operations to meet our cash flow requirements.

At September 30, 2021, we had a working capital of approximately $794,000 compared to a working capital deficit of $321,000 at December 31, 2020. The increase in working capital was primarily related to the proceeds received from our private placement transactions of $5.2 million, and net proceeds of $700,000 received from convertible notes payable, during the nine months ended September 30, 2021. At December 31, 2020, we had a working capital deficit of approximately $321,000 compared to a working capital of $387,000 at December 31, 2019. The decrease in working capital was primarily to fund our net loss of $3.3 million during the year ended December 31, 2020, offset by proceeds received from our private placement transactions of $2.5 million during the year ended December 31, 2020.

Purchase Order Obligation

During the nine months ended September 30, 2021, we issued purchase orders for tooling required to manufacture our products. The purchase orders totaled $1.3 million, of which we paid deposits of $625,000, leaving a remaining purchase order obligation of $625,000 at September 30, 2021. Subsequent to September 30, 2021, the Company paid $530,000 of its purchase order commitments, leaving a remaining purchase order obligation of $95,000.

Loan Payable

On November 20, 2020, we financed the purchase of a vehicle for $40,000. The loan term is for 59 months, annual interest rate of 4.49%, with monthly principal and interest payments of $745, and secured by the purchased vehicle.

On January 20, 2022, the Company financed the purchase of a vehicle for $49,000. The loan term is for 71 months, annual interest rate of 15.54%, with monthly principal and interest payments of $1,066, and secured by the purchased vehicle.

Note Payable

On April 27, 2020, we were granted a loan (the “PPP loan”) from Chase Bank in the aggregate amount of $38,000, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. On June 7, 2021, we were notified by Chase Bank that the SBA had authorized the full forgiveness of our PPP loan.

Senior Convertible Notes Payable and Warrants

Between September 23, 2021 and October 15, 2021 we offered and sold approximately $3,591,000 of Senior Convertible Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase that number of shares of common stock into which the notes are convertible. Each Warrant is exercisable at a price (the “Exercise Price”) equal to 115% of our initial public offering price. Each Note is convertible, in the sole discretion of the holder of the Note, into shares of our common stock at a purchase price equal to 80% of the offering price of our initial public offering price.

Each Note, issued at an original issue discount of 15%, carries interest at a rate of 12% per annum, and any interest payable under the Note shall automatically accrue and be capitalized to the principal amount of the Note, and shall thereafter be deemed to be a part of the principal amount of the Note, unless such interest is paid in cash on or prior to the maturity date of the Note.

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The Notes mature 12 months from the date of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of (i) the consummation of our first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by us of not less than $10,000,000 of our equity securities, as a result of or following which our common stock shall be listed on the Nasdaq Stock Market, and (ii) December 15, 2021. Additionally, each Warrant contains a cashless exercise provision, which is effective if the shares underlying the Warrant are not covered by a registration statement 6 months from the date of issuance of the Warrant.

The shares of common stock underlying the Notes and the Warrants are subject to registration rights, and such shares must be registered within 90 days after the effectiveness of this offering. If we fail to register the shares within 90 days, we agreed to pay a penalty of a cash payment equal to 0.02857% of the principal amount and interest due and owing under any Note held by the Holder or that number shares of common stock of the Company equal 1% of the shares of common stock underlying any Note and Warrant held by the Holder, in total amount per week paid in, whichever is greater.

Each Note and Warrant holder has (i) the right of first refusal to purchase up to 20% of its pro rata share of new securities the that company offers, which right expires upon the consummation of an underwritten initial public offering by us or a change in control of us, and (ii) the right to be repaid any and all principal and interest due by us from any and all proceeds resulting from any sale of assets and any sale and issuance of debt or equity securities.

Lease Obligations

Our principal executive offices are located at 1801 Century Park East, Suite 520, Los Angeles, California 90067. We sublease this location on a month-to-month agreement and our rent expense is $5,000 per month.

Earnout and Royalty Obligations

On April 7, 2017, we and DisperSolar LLC (the “Seller”), a California limited liability company, entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents (intellectual property) of the Seller (see Note 7 of the accompanying financial statements). The Seller developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

Under the Agreement, the Company agreed to pay the following for the acquisition of Seller’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the Seller Account within 10 days of the Effective Date (the “Initial Payment”).

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $350,000 upon reaching defined milestones (the “Milestone Payments”), of which $50,000 was paid in 2017, $200,000 in 2018, and $100,000 in 2021.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1,600,000.

On December 6, 2018, we and Seller amended the Agreement by increasing the Milestone Payments from $350,000 to $450,000. The $100,000 increase in Milestone Payments was paid in 2019.

As of September 30, 2021, we had an $800,000 earnout obligation payable on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by purchaser of license revenue, until the aggregate combined gross margin and license revenue reach $1.6 million.

We will pay to Seller royalties as follows:

(i)	Following the recognition by us of the first $1.6 million in aggregate combined gross margin and license revenue, and until we pay to Seller an aggregate amount in royalties of $30 million, we shall pay to Seller royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we paid to Seller an aggregate amount in royalties of $30 million, we shall pay to Seller royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a strategic transaction.

For the years ended December 31, 2020 and 2019, and as of the date of this prospectus, the Company recorded no earnout or royalty payment obligations as no gross margin was realized.

We will pay to Seller 7.6% of all License Consideration received by us until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to we by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by Purchaser for the purpose of consummating the Strategic Transaction. The Company will pay to Seller a percentage of all License Consideration received by Purchaser as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million);

(iii)	7.6% of Strategic Transaction Consideration over $150 million.

Both our Chief Science Officer, Yosepha Shahak Ravid, and our Chief Technology Officer, Nicholas Booth, we employed by us on July 1, 2021, and are control persons of DisperSolar and named inventors of the acquired patents we acquired from DisperSolar under our Patent Purchase Agreement with DisperSolar.

On July 5, 2019, we and Nicholas Booth (“Mr. Booth”) entered into a royalty agreement.

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The Company will pay Mr. Booth a percentage of all license consideration received by us as follows:

(0)	Once we paid to DisperSolar an aggregate amount in royalties of $30 million under the Agreement, we will pay to Mr. Booth a percentage of all royalties on sales of covered products at a rate of 0.25% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a strategic transaction.

(b) Opti-Harvest will pay to Mr. Booth a percentage of all license consideration received by purchaser on the same terms as payable by us to DisperSolar under the Agreement, except that the percentages of license consideration due to Mr. Booth shall be as follows:

(a)	0.4% of all license consideration received by us until the date of consummation of a strategic transaction;

(b)	0.2% of the first $50 million of the strategic transaction consideration;

(c)	0.3% of the next $100 million of the strategic transaction consideration (i.e. over $50 million and up to $150 million); and

(d)	0.4% of strategic transaction consideration over $150 million.

As of December 31, 2020 and 2019, and as of the date of this prospectus, no amounts were due for earnouts or royalties.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Cash Flows

The following table summarizes our cash flows for the periods indicated (amounts are rounded to nearest thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Net cash provided by (used in):
Operating activities	$(3,806,000)	$(1,882,000)	$(2,504,000)	$(2,198,000)
Investing activities	(645,000)	(365,000)	(390,000)	(211,000)
Financing activities	5,840,000	1,993,000	2,619,000	2,504,000
Net increase (decrease) in cash	$1,389,000	$(254,000)	$(275,000)	$95,000

Net cash used in operating activities for the nine months ended September 30, 2021 totaled $3.8 million, compared to net cash used in operating activities for the nine months ended September 30, 2020 of $1.9 million. The increase in net cash used in operations for the nine months ended September 30, 2021 was primarily to fund our increase in net loss, offset primarily by $2.7 million of increased stock based compensation, and increased accounts payable and accrued expenses of $404,000. Net cash used in operating activities for the year ended December 31, 2020 totaled $2.5 million, compared to net cash used in operating activities for the year ended December 31, 2019 of $2.2 million. The increase in net cash used in operations for the year ended December 31, 2020 was primarily to fund our net loss, offset by $115,000 of increased stock based compensation and increased accounts payable and accrued expenses of $276,000.

Net cash used in investing activities was approximately $645,000 for the nine months ended September 30, 2021, compared to $365,000 for the nine months ended September 30, 2020, and was for purchases of property and equipment. Net cash used in investing activities was approximately $390,000 for the year ended December 31, 2020, compared to $211,000 for the year ended December 31, 2019, and was for the purchase of property and equipment.

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Net cash provided by financing activities for the nine months ended September 30, 2021 was $5.8 million, which included proceeds of $5.2 million received in the private placement of common stock, $700,000 net proceeds received from the sale of senior convertible notes payable, offset by repayment of our patent purchase obligation of $100,000 and repayments of $5,000 of a loan payable. Net cash provided by financing activities for the nine months ended September 30, 2020 was $2.0 million, which included proceeds of $2.0 million received in the private placement of common stock, proceeds of $38,000 from a SBA PPP note payable, offset by advances to a related party of $5,000. Net cash provided by financing activities for the year ended December 31, 2020 was $2.6 million, and included proceeds of $2.5 million received in the private placement of common stock, repayment of advances to related parties of $68,000, and proceeds of $38,000 from a SBA PPP note payable. Net cash provided by financing activities for the year ended December 31, 2019 was $2.5 million, and included proceeds of $2.6 million received in the private placement of common stock, offset by advances to related parties of $71,000.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of our financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to inventories, income taxes, accounts receivable allowance, fair value derivatives, and reserve for warranty claims. We base our estimates on historical experience, performance metrics and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our financial statements:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates an assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in the determination of our liquidity.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

We do not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. Our performance obligations are satisfied at that time.

Our products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

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We do not currently allow for returns, except for damaged product returns. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

Stock Compensation Expense

We periodically issue stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. We recognize the fair value of stock-based compensation within our Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. We are a private company and lack company-specific historical and implied volatility information. Therefore, we estimate our expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to us. The expected term of the stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

We estimate the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require our judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which we sold common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to our common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Recent Accounting Pronouncements

See Note 2 of Notes to Financial Statements contained within for management’s discussion of recent accounting pronouncements.

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BUSINESS

Overview

Opti-Harvest is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

The Power of Sunlight

Agriculture plays a vital role in society. Our survival is based on a sunlight-driven biochemical chain of reactions in which carbon dioxide from the air and water from the soil are transformed into carbohydrates and oxygen – Photosynthesis. Light absorption through photosynthesis is the cornerstone of all plant growth. It is the very foundation of our food supply as well as the oxygen we breathe.

Opti-Filter™

Plants detect and respond to different aspects and qualities of light – light intensity, spectral composition, direction, scattering, duration. Photo-selective filtration of sunlight has well documented effects on numerous crops in different climates. This chromatic filtration can be used to promote flowering, improve fruit-set, regulate time-to maturation, fruit-size and color. Our Opti-Filter technology creates an optimized light environment that is detected by the crop canopy and conveyed throughout the canopy as well as the root system as positive signals to thrive, resulting in crops that are more active, productive, efficient, and healthy. Opti-Filter technology delivers the most beneficial parts of the light spectrum directly to plants at all stages of development. By directing sunlight to where it is needed, filtering the light to favor the red end of the spectrum, and providing an optimized micro-climate environment, Opti-Filter has been proven in over 65 field trials to accelerate growth and enhance productivity in an array of high-value crops.

Opti-Filter is a proprietary platform technology embedded in our family of products. In its various applications, Opti-Filter collects, spectrally modifies, and disperses sunlight into shaded and underproductive areas of the inner and lower canopy of a wide variety of crops. Through this process, Opti-Filter technology makes sunlight more productive by optimizing its spectral composition to provide plants with red-enriched light that stimulates growth and productivity. Opti-Filter technology, in its various applications, also creates a microclimate environment that promotes growth by providing protection from wind, cold and other harsh environmental conditions.

Our Opti-Filter family of products has been developed and tested in over 65 multi-year field trials during five years with leading commercial growers in California’s Central Valley, Salinas Valley, Coachella Valley, Napa Valley and Sonoma regions. Through these trials we believe we have demonstrated that our proprietary technology effectively:

●	Increases revenue per acre by improving production and fruit/nut quality in mature vineyards and orchards;

●	Accelerates growth of newly planted crops and shortens time to first crop and maturity;

●	Increases production and accelerates growth without increasing irrigation needs, thus improving land and water resource utilization;

●	Advances root density and development and mitigates plant daily water stress;

●	Reduces labor costs associated with pruning, canopy management, training, other related farming practices; and

●	Protects plants from harsh weather conditions, animals and, in some cases, insect pests.

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Opti-View™

Opti-View is a multi-vendor precision agriculture platform designed to optimize farmers’ ability to manage their crops and key inputs including water and labor. Opti-View is a proprietary and highly sophisticated AI and machine learning based system that integrates data from our own suite of sensors with data streams from strategic partners. This innovative system is designed to produce powerful predictive analytics that will empower our customers to make better farming decisions. We call this Agricultural Intelligence™.

We are committed to the development and utilization of established and emerging technologies to enhance the impact of Opti-Filter technology and provide valuable information for our ongoing research. Accordingly, we have committed considerable resources under the guidance of a world-class team to the creation of Opti-View.

We believe that the Opti-View and Opti-Filter technology platforms, which are both secured by robust patent protection (see “Intellectual Property” below) are complementary and highly innovative systems with very large addressable markets. Precision Agriculture is a large and fast growing industry that is benefiting from steady increases in commercial adoption.

Our Strengths

We believe that we have several key strengths that provide us with a competitive advantage:

●	Transformative agricultural technology platform with proven technology and multiple product applications: Our technology is patented, functional and proven with a growing number of customers across major markets in North America and around the world. We expect this trend to accelerate as our base of installations grows.

Intellectual property portfolio: Opti-Harvest owns five patent families, including two U.S. patents, one granted European patent, granted patents in each of Brazil, Chile, Peru, Israel, and Mexico, as well as at least two pending international (PCT) applications and over twenty additional patent applications pending worldwide as of August 30, 2021. Opti-Harvest has 5 years of R&D experience, and continues to drive innovation.

●	Strong ecosystem relationships: Through the course of the previous five years and over 65 field trials, Opti-Harvest has developed strong collaborative relationships with many leading growers in the commercial agriculture ecosystem; growers who are in the best position to recognize the multiple benefits our technology and products bring to their farming initiatives. These industry partnerships and collaborative relationships are key to our technical and economic success and are not easily replicated.

Commitment to ESG: Opti-Harvest has an authentic and overarching commitment to ESG, sustainability and social impact. We are committed to a broad set of stakeholders, including our employees, our community, our environment, our customers, and our stockholders. This commitment aligns with our mission to provide farmer-focused solutions to sustainably feed our world. We see opportunities in many areas of the agricultural value chain to address some of today’s most significant challenges including food security, farmer livelihood, and resource use efficiency.

●	We are decarbonizing agriculture: Fresh produce accounts for roughly one-tenth of food related greenhouse gas (GHG emissions), or approximately 1% of GHG emissions in the U.S. (transportation accounts for 28% of that carbon footprint). We are committed to developing technologies that reduce CO₂ emissions across our installed and potential customer base and that reduce the agriculture’s contribution to climate change. GHG emissions associated with fresh produce production include on-farm inputs (applied water, biocides, direct electricity use, direct fuel use and other materials and resources) as well as upstream GHG emissions associated with the production and supply of these inputs. We believe our technologies reduce consumption of several of these GHG inputs by improving production, operational efficiencies, and resource utilization.

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We are conserving resources: An important physiological response to our technology includes as much as 50% mitigation of plant daily water stress, more efficient uptake of water and soil nutrients as well as increased photosynthetic uptake of carbon dioxide from the atmosphere.

Experienced leadership and scientific team: Opti-Harvest has built an experienced multi-disciplinary leadership and scientific team with a strong track record of driving scientific and product innovation and revenue growth in several technology businesses. Each member of our leadership team has decades of experience in their respective area of expertise.

We continue to drive innovation. By continuing to focus on innovation and enhancement of our product offerings, we believe we can build significant market share, product usage and customer satisfaction. Our research and development, engineering, marketing and executive leadership teams bring expertise from a variety of fields including horticultural science, agronomy, optical physics, materials science, electronics and networking, product design, software development, machine learning and AI.

Our Growth Strategy

Our products are marketed to two key markets: commercial agriculture and home garden. We have developed products that accelerate growth, increase production, reduce labor costs and optimize land and water resource utilization for both market segments.

We are developing revenue streams for the following product lines:

●	Opti-Filter™ Products
●	ChromaGro™ Products
●	OptiView™ SaaS Licensing

Each of the growth initiatives outlined below depends on our ability to develop broad adoption of our products. We believe that the success our field testing and extensive product development in collaboration with major commercial growers throughout California will promote awareness and acceptance of our products. We intend to leverage this acceptance in both the consumer grower and commercial agriculture segments through the execution of the following strategies:

●	New product introduction: Our initial commercialization strategy is focused on our Opti-Filter suite of products. We will initially focus on converting existing relationships – commercial growers with whom we have partnered in testing, developing, and proving our technology – to become customers and advocates of our commercial products. The introduction of our Opti-View platform will represent an important opportunity to expand revenues from existing Opti-Filter customers as well as to offer stand-alone precision agriculture solutions to a broad addressable market.

●	Expansion into new geographies: Opti-Harvest will initially derive most of its business from select markets in North America. As we build momentum by expanding our existing customer base and building awareness through new sales and marketing initiatives, we anticipate significant growth opportunities in additional regions in North America and in international markets.

●	Finance / Lease Model: We intend to establish finance partners that will allow us to offer attractive financial terms to commercial agriculture customers. We believe that offering this option to prospective customers will serve to accelerate adoption and increase the sales velocity and scale of our business.

Opti-Harvest’s growth and success is dependent upon developing and implementing go-to-market strategies that ensure superior customer satisfaction, retention, and expansion. As Opti-Harvest transitions from highly successful field trials to comprehensive commercialization initiatives, opportunities for industry partnerships and/or developing marketing, sales and distribution capabilities internally will be evaluated and piloted to ensure all aspects of customer and product support are validated.

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Go-to-Market

We believe there are clear and subtle trade-offs between internal development of these capabilities and partnering with existing industry players to execute on our go-to-market strategies. These trade-offs include speed of deployment, geographic coverage, cost and control of our brand and reputation. Partnering may provide benefits for speed, coverage, and cost, while internal development may provide more brand and corporate reputation control and direct customer relationships. Potential partners to be considered will be farm equipment dealerships, irrigation distributors, and other agricultural retailers providing fertilizer, crop protection and technology products to growers in the field.

The go-to-market processes begin after the customer acquisition process is complete and there are signed contractual commitments between Opti-Harvest and the grower customer. These sub-processes will need to cover the following:

Installation – Installation of Opti-Harvest products in grower fields will require reliable personnel, the appropriate tools, expertise, and training. The in-field installation of the Opti-Harvest products are not very complex and will allow for fairly quick training of either company or partner employees.

Grower training – The successful implementation of the Opti-Harvest products will require some basic training of growers. It will be most important in the customer acquisition process that the growers are well informed about the use and benefits of each product purchased. At the time of installation, the grower’s employees will need to have brief training on how to install and monitor the products in-field to identify when the products may need to be adjusted and/or replaced due to potential defects or weather-related impairment. Growers will also need to modify some of their farming practices when using our products – this usually will result in less labor and other potential savings.

Warranty – Opti-Harvest will provide a 12-month warranty policy for each product implemented in the field. This warranty will require Opti-Harvest to repair or replace any products as quickly as possible if defects are identified. This will also require optimal inventory processes that allow for timely replacement when necessary.

Support – It is anticipated that minimal product support will be necessary with the Opti-Harvest products. However, online and phone options will be provided to allow growers to quickly ask questions and/or report problems in the field.

Upgrades – It is expected that there will be minimal product upgrade requirements, while the products are functional in the field. Upgrades will be provided through natural replacement processes given the lifecycles of each individual product.

Recycle – At the end of the product lifecycle, the materials used in the Opti-Harvest products will be collected in the field and transported to a recycling partner to ensure the optimal environmental impact.

Current Challenges in Agriculture and Agribusiness

Society is critically dependent on agriculture. It is the foundation of our food chain and provides 27% of the world’s jobs. From its inception, its primary purpose has been to feed and fuel human activity.

Driven by innovation and investment, agricultural productivity has increased substantially. Agricultural output nearly tripled between 1948 and 2015 – even as the amount of labor and land used in farming declined by approximately 74% and 24%, respectively. During that same period farmers in many parts of the world have increased efficiency and productivity. But agriculture is entering a new era marked by scarcer resources, greater demand and potentially higher price and supply volatility. Going forward, the world must produce far more with less.

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To meet this challenge, farmers must increase production per acre. They need to reduce the risk of crop failure, minimize operating costs and sell crops for the highest price possible. This requires, amongst other things, effectively managing resources like land, water and other inputs while minimizing the impact of weather and pests.

Yet farmers are confronted with increasing pressure from climate change, soil erosion, biodiversity loss, changing consumer tastes in food and concerns about how their food is produced. Nevertheless, farmers and producers are tasked with sustaining a global population with food production that will need to increase by 50% or more by 2050. Compounding the challenge is the reality that farms around the world have unique characteristics and challenges: different landscapes, soils, available technologies, access to needed capital, supply and distribution chains, and highly variable potential yields.

Climate.

The effects of climate change are increasingly impacting farmers’ ability to grow the food we need. Increasingly volatile weather and more extreme weather events can change growing seasons, limit the availability of water, allow weeds, pests and fungi to thrive, all of which reduce crop productivity.

Soil erosion is reducing the amount of arable land for agriculture and declining biodiversity affects the pollination of crops. Farmers are under pressure to conserve water and use fewer agricultural inputs.

Rise in the frequency of droughts and floods, all of which tend to reduce crop yields.

Consumer needs and expectations drive the food value chain.

Farmers need to keep pace with increasing demand for more food and higher quality food. In addition to concerns about adequate food supply, society has rising expectations for ‘good food’, coupled with expectations that farmers will reduce negative impacts that conventional farming practices may have on the environment.

Driving Innovation by Tapping into Our Most Fundamental Resource

Technology is a fast-paced industry that impacts our lives, our society, and culture in countless ways. The speed and scale with which technology can disrupt existing business and create new opportunities and industries is staggering. Agriculture technology (“Agtech”), new breeding techniques, soil and biome enhancement, precision agriculture, robotics, satellites, artificial intelligence, big data and the Internet of Things (“IoT”) are being introduced and adopted at a remarkable pace.

Innovations in animal and crop genetics, chemicals, robotics, global positioning systems (GPS), imagery, sensors and the use of big data have driven changes in the U.S. farming sector, causing total farm output to more than double between 1948 and 2015, even while the amount of land and labor devoted to farming declined.

The power, promise, and potential of Agtech is its capacity to make agriculture more productive and sustainable. For example, because of Agtech, the farm-to-fork process is becoming more automated, connected, sensed, and traced, while data-driven technologies promise to boost agricultural productivity by increasing yields, reducing losses and lowering input costs.

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Yet, despite these advances in Agtech and the technologies introduced in the information age, we believe that sunlight remains our most fundamental resource; one that can unlock even greater potential for agricultural production and resource management through the development of innovative technologies that optimize plant utilization of sunlight.

From home garden growers to large commercial scale agribusinesses, sunlight plays a crucial role and light interception is a major limiting factor in production and product quality in a wide variety of crops. Plants are green because they absorb the most productive parts of the light spectrum and reflect what they don’t need. Green light is a signal for plants to slow-down or stop growth. It is nature’s way of separating plants to avoid overcrowding but has become a limiting factor in the modern intensive agriculture. We exploit this well-established but underutilized scientific phenomenon.

Opti-Harvest is focused on developing best-in-class agriculture technologies that help growers efficiently increase production, improve economic performance and environmental sustainability. We are driving innovation by harnessing nature’s most fundamental resource – sunlight itself, in a way never done before.

Market Opportunity

Commercial Farming

Agriculture, food, and related industries contributed $1.109 trillion to the U.S. gross domestic product (GDP) in 2019, a 5.2% share. The output of America’s farms contributed $136.1 billion of this sum—about 0.6% of GDP.

According to the most recent Census of Agriculture, production costs for the approximately 110,000 farms actively producing fruit, tree nuts and berries had increased 17% over the prior census period (2012). Approximately 45% of these farms reported a net loss.

Against this background, rapid population growth, increased urbanization, and mounting stress on natural resources have increased the need for agriculture to become a more efficient, sustainable industry.

The Agtech sector has the potential to completely reshape global agriculture, dramatically increasing the productivity of the agriculture system while reducing the environmental and social costs of current Ag production practices. We will need to produce more food in the next forty years than during the entire course of human history. In order to do so on a planet showing signs of severe environmental stress, Agtech innovations will be essential. We believe human ingenuity can rise to the occasion and overcome these global challenges, but to do so will require significant investment, commitment, and AgTech-specific entrepreneur support systems to foster innovation in the field.

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The World Economic Forum estimates that if just 15% to 25% of farms were to adopt precision agriculture technologies, global crop yield could increase by 10% to 15% by 2030 while at the same time reducing greenhouse gas emissions and water use by 10% and 20% respectively.

Demand for agricultural equipment is cyclical, influenced by, among other things, farm income, farmland values, weather conditions, the demand for agricultural commodities, commodity and protein prices and general economic conditions, as well as government policies and subsidies.

The global farm machinery and equipment market is expected to grow from $183.8 billion in 2020 to $201.8 billion in 2021 at a compound annual growth rate (CAGR) of 9.8%

Field Marketing & Analysis

Field monitoring & analysis technologies, collectively referred to as “precision agriculture” provide software and sensors to monitor, analyze, predict, and optimize in-field elements including crops, water, weather, and pests. Startups in this sector offer hardware sensors designed to collect specific farm data such as weather, moisture, and plant health. Other providers in the space develop software that can interpret data and improve decision making.

Growers have long been a critical market for field monitoring & analysis companies promising significant benefits through data collection. However, the promises of meaningful improvements through data collection have largely fallen short because growers have lacked sufficient tools to interpret and act on the data. This has led to a significant level of technology fatigue and resistance to new technologies. However, with data collection infrastructure well advanced, emerging AI & machine learning and predictive analytics technologies are poised to complete the loop by improving decision-making capabilities and offering meaningful recommendations based on data trends and analysis.

The estimated market size of the field monitoring and analysis, based on the global revenues of precision agriculture providers, is estimated to be $5.8 billion in 2020 and growing at a CAGR of 13.6% to reach $11.1 billion by 2025.

Home Garden Market

With the global population expected to reach more than 10 billion by 2050, there is a continuous need to increase food production and buffer stocks. In addition, we believe the COVID-19 pandemic has aggravated food insecurity in urban centers because of the disruption in the food supply chain, aggravation of the physical and economic barriers that restrict access to food, and the catastrophic increase in food waste because of labor shortages.

There is a need to adopt more resilient food systems, reduce food waste, and strengthen local food production. Enhancing availability at the household and community levels through home gardening and urban agriculture is an important strategy.

Over the recent years there has been growing interest to strengthen and intensify local food production in order to mitigate the adverse effect of global food shocks and food price volatilities. Consequently, there is much attention towards home gardens as a strategy to enhance household food security and nutrition.

Food production within the cities include small land farming in households, local community gardens, indoor and rooftop gardens, vertical farming, etc. We believe that home gardening is poised to play an important role in advancing food and nutritional security during and after the COVD-19 pandemic, while also strengthening the provisioning of numerous ecosystem services

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The home garden industry in the U.S. continues to expand accordingly. Recent data from the 2021 National Gardening Survey reports that:

●	More than four in ten U.S. households (42%) report participating in some type of food gardening (vegetable gardening, fruit tree cultivation, growing berries, or herb gardening) in 2020, significantly higher than in 2019 (33%).

●	Among respondents from households who purchased one or more lawn and garden items in 2020, 39% (an estimated 40.2 million households) say they spent slightly (24%) or a great deal (14%) more in 2020 on lawn and garden supplies and activities than they did in 2019, just under half (48%, 50.3M) say they spent about the same amount, and 13% (13.8M) say they spent slightly (8%) or a great deal (6%) less.

●	Among those who say they participated in lawn and garden activities more in 2020 than they did in 2019, nearly three-quarters (72%) say they also spent more in 2020 than in 2019. Even among those who say they participated less in 2020 than in 2019, 31% say they spent more while 38% say they spent less.

●	Amongst U.S. households, 30.4% (39.1M) report participating in vegetable gardening, 23.5% (30.1M) report participating in tree care, 20.0% (20.5M) report participating in container gardening, 14.4% (18.4M) report cultivating fruit trees and 7.7% (9.9M) report growing berries.

●	The estimated 18.4 million households participated in cultivating fruit trees in 2020 represents an increase of 35.4% since 2019 (13.6M) and nearly 2 million higher than the five-year average of 16.5M.

●	With an estimated 95.8 million participating households in 2020 and an average spending of $458.26 per household, participating households spent an estimated $43.9 billion.

●	Just under half (47.5%) of participating households purchased one or more outdoor containers and season extending products in 2020, significantly higher than the percentage of participating households which purchased this product type in 2019 (41.1%) and higher than the five-year average of 42.8%.

The broader industry data above supports, in our opinion, our outlook that the addressable market for our home and garden products is a significant portion of the $8.3 billion spent in the category:

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Our Technology and Products

We are building a global agriculture technology business providing advanced equipment and precision agriculture software and solutions.

Our technologies fall into three categories:

●	Advanced Farm Equipment (Opti-Filter family of products),
●	Precision Agriculture (Opti-View), and
●	Home garden products (ChromaGro, powered by Opti-Filter).

Opti-Filter™

Opti-Filter products are designed to optimize land and water resources by utilizing sunlight in novel ways to accelerate growth in newly planted crops (Opti-Gro, Opti-Shield and ChromaGro), and improve production in mature vineyards and orchards (Opti-Skylights and Opti-Panels). Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production, which results in enhanced foliage activity, fruitfulness, shorter time to production, and substantial increases in marketable yield. These benefits are enhanced further by significant reductions in labor costs and other related expenses associated with conventional farming practices. Increasing outputs (yield, revenues) and lowering inputs (labor costs, resources) are age-old challenges for farmers. Our consumer product line (ChromaGro) is focused on the home garden market.

Opti-View

The Opti-Filter family of products is complimented by our unique Agricultural Intelligence™ technology which collects and processes critical environmental data from a variety of sensors and industry partners to provide predictive analytics and recommendations that are designed to enable growers to incorporate powerful data into their decision-making process. Currently, we have approximately 9 million records to correlate with our plant physiology data, and we are developing a proprietary Agricultural Intelligence framework to integrate our data with data streams from our partners. We believe this system will provide far greater insights than any single system could and will enable growers to collect and interpret crucial data from which to make better choices to improve yield and maximize resources including irrigation and labor.

Sunlight as a Service ™

We believe that our products will provide innovative, sustainable solutions for agriculture by focusing on:

●	Optimizing Nature – Our sustainable Ag technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers. We bring the benefits of a greenhouse (control of light, climate and labor) to open field cultivation for accelerated crop development, greater crop yields and significant savings in energy, labor, water, and carbon emissions.

●	Water Use Efficiency – Stimulating root development by providing crops with tailored light and physical protection creates a microclimate which limits evaporation. Our products allow more efficient water uptake, thus reducing plant drought stress and irrigation needs.

●	Land Use Efficiency – Economic needs push growers to plant crops very close together. We solve the problem of shading that occurs in high density planting by maximizing light-interception beyond all known conventional practices, allowing better land use and optimized productivity for higher revenue per acre.

●	Carbon Fixation – Our products are carbon footprint-negative. By increasing photosynthesis and photomorphogenic activity, thereby accelerating and maximizing growth and production, we believe our products allow plants to fix more carbon from the atmosphere than they would without our technology.

●	Reclaim & Recycle – Our products are made in the USA from highly durable HDPE, an eco-friendly and recyclable plastic. Our solution and services model will include a reclaim and recycle program to reduce waste and promote a sustainable product life cycle.

●	Agriculture Intelligence ™ - In addition to our Ag technology platform, we will provide a comprehensive suite of Internet of Things (IoT) and AI solutions to help growers gain further insights into optimizing crop yield and resource use through predictive analytics and recommendations. These tools are also used to guide us in our own product development.

Opti-Filter™ Family of Products

We believe Opti-Filter technology combines innovative industrial design with established science and leverages our scientific team’s decades of combined experience in the fields of biochemistry, plant physiology, biophysics, and optical physics.

●	Opti-Filter photo-selective technology turns sunlight into scattered, red-enriched light, maximizing the sun’s most productive rays and filtering out those that inhibit growth and production

●	Red-enriched light fuels photosynthesis and triggers positive photomorphogenic plant responses.

●	By filtering sunlight to the red end of the spectrum while diffusing and directing light where it is needed, Opti-Filter accelerates plant growth and enhances productivity.

●	Opti-Filter promotes enhanced foliage activity, shorter time to production, maturity and substantial increases in marketable yield –all by simply using what’s already there: SUNLIGHT.

Growth-Accelerating Products

	Accelerates plant establishment & development	Reduces time to production & maturity	Overcomes shading of vine / tree replants by adjacent older vines / trees	Reduces labor costs by naturally training vines to the trellis
Opti-Gro Newly planted & replanted vines (table, raisin, wine grapes)	Yes	Yes	Yes	Yes
Opti-Shield Newly planted & replanted tree crops (citrus, almond, pistachio, avocado, etc.)	Yes	Yes	Yes	Yes
ChromaGro Vegetable Gardens (tomato, pepper, herbs, etc.)	Yes	Yes	Yes	NA

Opti-Gro Units function as individual plant-growth chambers that target multiple biological processes to naturally accelerate growth and shorten time to first crop and maturity in table and raisin grapes, and wine grape vines.

-	Optimized light and microclimate environment promotes & accelerates vine growth and development
-	Shortens time to 1st crop and maturity.
-	Naturally trains vines upward reducing labor costs associated with training.
-	Durable chamber protects from environmental stress and repels pests.

Replaces currently used small diameter grow tubes that constrain rather than accelerate growth.

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Applications

The Opti-Gro units are applied soon after vine planting and typically left in place for one season only. However, their positive impacts last several seasons after their removal.

Vine Replants. Table grape crops experience on average 3% to 5% annual loss, wine grapes can experience over 20% loss annually and all require vines to be replaced. Replanting missing vines is critical to maintaining vineyard production and extending economic life. However, replanted vines seldom catch up with the rest of the vineyard due to shading by adjacent mature vines, and shortage in labor required for vine training. Opti-Gro units overcome heavy shading from adjacent vines, accelerate vine canopy and root development, provide self-training, and shorten time to production and maturity by 2-3 years.

Newly Planted Vineyards. Vine growth and development in cool climate regions can take 4-5 years to reach full production. Opti-Gro units protect vines through the herbaceous stage becoming lignified (woody) in year 1, surviving the winter and continuing development to production by year 2. Tailored light delivery and controlled microclimate result in dramatically faster, longer, and more vigorous vegetative growth.

The current state-of-the-art alternative to Opti-Gro is a small diameter grow tube, which constrains rather accelerates growth.

Field Tests

We have conducted fully randomized field trials, each composed of 20+ replicates per treatment performed in wine grapes.

Warm Climate. In 2019-2021 trials in ‘Thompson seedless’ raisins, ‘Autumn Royal’ and ‘Ivory’ table grapes located around SJ Valley, California, Opti-Gro treated replant vines continued growth throughout the season while control (common-practice) replant vines ceased growing in June due to excessive shading. 50-300% (cultivar dependent) larger trunk diameter was detected by end of the 1st season. Fruitfulness in the 2nd season was enhanced by 300% in vines treated by Opti-Gro in the former season relative to control replant vines.

Cold Climate. In 2018-2020 trials (‘Pinot Noir’ wine grape in Monterey County; ‘Cabernet Sauvignon’ and ‘Chardonnay’ in Sonoma County), the Opti-Gro vines trunk diameter continued growth throughout the season, extending into Autumn, unlike control vines that ceased growing by mid-Summer. The result was 20-300% (cultivar dependent) larger trunk diameter than control vines.

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Vines with Opti-Gro (based on field tests)

●	Over 2x faster growth
●	5x more likely to survive winter frost dieback
●	Reach time to full production 1-3 years faster
●	20-300% increase in trunk diameter
●	300% increase in 2nd year’s fruitfulness

Opti-Shields are designed to fit newly planted fruit trees, nut trees and other crops. The Opti-Filter technology provides a spectrally modified light environment, wind-breaking and improved microclimate that accelerates establishment and growth of newly planted tree crops, shortening time-to-production and maturity.

Applications

Opti-Shield are applied soon after planting and kept for two years.

Field Tests

We have conducted fully randomized field trials on Trees with Opti-Shield, each composed of 20+ replicates per treatment.

In several 2019-2021 field trials (newly planted Sumo, Orri, and Tango mandarins; almonds; pistachio) Opti-Shield canopy volume and foliage density increased by 50-200% within 1-2 years (crop dependent) compared to control trees while daily water stress was reduced by 50%. Insect-pest infestation in the OH-trees was reduced by 70%. First fruit production increased by 50-100% in citrus mandarin relative to common practice trees.

Our field tests have shown that trees with Opti-Shield have:

●	1-2 years faster to full production
●	200% accelerated in canopy size
●	50% increase to foliage density
●	70% reduction in Thrips infestation

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Products Improving Production

	Provides spectrally modified, diffused light for better fruit yield	Self-training; greatly reduced canopy management	Protection from rain, hail, frost, sunburn	Design for present and future trellising systems
Opti-Panels Wine & table grapes; Trellis tree crops	Yes	Yes	Yes	Yes

Opti-Panels utilize Opti-Filter technology to reduce labor costs and improve production in mature vineyards and crops grown on trellis systems.

-	Translucent panels provide photoselective light environment & self-training for table grapes and other fruit crops grown on trellis system;

-	Canopy is kept open all season improving fruitfulness, cluster and fruit quality the following year;

-	Labor required to manage canopy, position shoots and branches is drastically reduced;

-	Crop maturity in table grapes can be advanced, delayed or not affected based on selection of panel chromatics; and

-	Continuous protection from rain, sunburn, frost and hail.

Applications

Rapid canopy growth during peak season creates excessive shading resulting in delayed coloration, uneven ripening and unmarketable waste. Aggressive, repeated pruning and trimming is required during the season. The Opti-Panels maintain the center trellis open throughout the season. The Opti-Panels are installed by retrofitting into current trellis systems, or along with initial construction, and remain in the vineyard or orchard for many years.

Field Tests

We have conducted fully randomized field trials, each composed of 20+ replicates per treatment during 2017-2019, followed by semi-commercial, non-randomized trials in 2020-2021.

In 2017-2019 table grape trials (‘Flame Seedless’, ‘Krissy’, ‘Allison’ cultivars) Opti-Panel treated vines demonstrated a 40% increase in crop value. Grapes ripened earlier or later in the season (cultivar and Panel color dependent) while berry size, width and length increased relative to the control. In the 2020-2021 table grape trials (‘Ivory’, ‘Krissy’, ‘Allison’, ‘Scarlotta’, Autumn Crisp, Autumn King’, ‘Adora’ cultivars) rain-protection function was added to the Opti-Panels. Preliminary results demonstrate positive impact of the Red Panel on next year’s fruitfulness and may add protection of the cluster berries from heat damage.

In a 2020 trellised peach trial the red Opti-Panel demonstrated earlier fruit maturation and 17% increase in harvested fruit.

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Our field tests have shown that trellised crops with Opti-Harvest:

●	Ripen earlier or later in the season (crop and cultivar dependent)
●	Have a 40% increase in crop value
●	Are protected from rain, wind, and sunburns
●	Are labor saving on pruning, leafing, training, positioning
●	Have an open canopy for easy harvesting accessibility

	Provides spectrally modified, diffused light for better fruit yield, size and quality	Reduces pruning of inner canopy	Improves water-use-efficiency	Designed for conventional tree canopy
Opti-Skylight Citrus, Pistachio, Cherry & other tree crops	Yes	Yes	Yes	Yes

Opti-Skylight solar funnels penetrate the canopy of mature fruit and nut trees to improve production in tree crops.

-	Parabolic collector concentrates and directs sunlight to the inner canopy, while translucent down tube delivers the production-enhancing effects of red enriched light throughout the canopy.
-	Active foliage developing around the formerly most shaded inner canopy, resulting in more productive canopy
-	Field trials confirm increased productivity, earlier maturation, improvements in fruit size and quality, all with higher water use efficiency.
-	Reduced labor costs associated with center canopy pruning.

Applications

High density plantings result in heavy shading. Sunlight reaches exterior foliage while inner canopies remain shaded, non-productive or produce unmarketable fruit.

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Field Tests

In a 2017-2019 trial (Sumo mandarin) Opti-Skylight treated trees produced 21% more total fruit and 44% more large fruit in the first season. In the second season, too much fruit load (~20% above control) caused branch breaking.

In a 2018-2021 trial (Sumo mandarin) Opti-Skylight treated trees produced 6% more marketable fruit in the 1st treatment year relative to control; 13% more in the 2nd year; and 47% more fruit in the 3rd year. Fruit ripened 1-2 weeks earlier than control.

In a 2019-2020 trial (Tango mandarin) Opti-Skylight treated trees produced 22% more marketable-size fruit in 1st year; 4% more total fruit, and 15% more fruit of large size in the 2nd, on-year; and 45% more marketable-size fruit in the 3rd year.

In a 2018-2020 trial (pistachio) Opti-Skylight treated trees produced 24% higher in nut-yield in the 1st trial year (off-year); 16% higher in 2nd, on-year, and 34% higher than control in the 3rd, off-year. Nut quality was 9% higher in treated trees relative to control.

In a 2019-2020 trial (pistachio) Opti-Skylight trees produced 11% higher nut yield in the 1st trial (on-) year relative to control, and 16% higher yield in the 2nd (on-year). Nut quality was 8% higher in treated trees relative to control. The Opti units additionally advanced nut maturation.

Field trials were each comprised of 15-30 replicates / treatment, fully randomized. Reduced center-canopy pruning was applied in most trials. Opti-Harvest treated trees suffered 50% less water stress during summer-autumn periods.

Our field tests have shown that Trees with Opti-Skylight:

●	Have a 15-47% increase in yield
●	Produce less non-marketable fruit waste
●	Have 50% less water stress during Summer-Autumn
●	Have a $2,000-$12,000 increase in fruit value per acre, crop and year dependent.

ChromaGro

We are applying the knowledge, science and successful results of our Opti-Filter agribusiness products to the home garden market with ChromaGro. A similar but modified version of our Opti-Gro product line, ChromaGro is designed for use in home gardens in rural (backyards, professional gardens) and urban (patios, balconies and terraces) settings. Field trials have demonstrated over 200% increases in fruit yield as well as protection from frost in tomatoes, peppers and beans.

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Opti-View

According to the International Food Policy Research Institute, data-driven techniques can increase farm productivity by as much as 67% by 2050. This type of increase will be essential for growers to meet expected demand caused by worldwide population growth and other environmental factors.

Opti-View is a proprietary, high sophisticated, multi-vendor AI and machine learning precision agriculture platform. It integrates data from our own suite of sensors with data streams from strategic partners. It’s designed to empower farmers with better data – by offering valuable insights from predictive analytics so they can better manage their crop yields and key inputs including water and labor. We call this Agricultural Intelligence™.

We are committed to the development and utilization of existing and emerging technologies to enhance the impact of Opti-Filter technology and provide valuable information for our ongoing research. Accordingly, we have committed considerable resources under the guidance of a world-class team to the creation of Opti-View.

Opti-View roadmap:

●	Over the last several years we designed and successfully implemented a custom proof of concept Internet of Things environmental monitoring system. The system measures and reports basic parameters (such as visible and IR light, temperature, etc.) on a 15-minute basis. The system incorporates several hundred sensors installed at a variety of commercial growers in Central California.
●	We created a prototype cloud-based dashboard where the data feed is aggregated, organized, and stored. Approximately 9 million records are available for rudimentary analysis and graphical presentation. The system also incorporates real time messaging for reporting alarm conditions such as high heat.
●	We will build a data warehouse to hold results from our 60+ field experiments for correlation purposes.
●	Opti-View is now being created to house our next generation cloud based dashboard with significantly enhanced presentation and analytic capabilities. Specifically, the ability to capture crop yield and environmental inputs to create AI training sets for predictive analytics and recommendations on how to improve crop yield and lower resource usage. This will be the alpha (internal) version of our Agriculture Intelligence platform.
●	We have started the design of the next generation of hardware to increase our capabilities with new functions such as multispectral and RGB imaging and more accurate local weather. We believe our next generation of gateways will have increased reliability and speed and allow for processing to be performed at the edge of the network to increase our capabilities and lower costs.
●	We will incorporate data-streams from industry partners to further enhance our Opti-View system. We believe that these additional data streams will make for more accurate predictions than those from a single stream alone. This is slated to be the first (beta) commercial deployment of Agricultural Intelligence.

Competition

While we are not aware of any company which markets and/or sells technology or products that compete directly with our Opti-Filter technology and products, many agricultural technology companies are developing and commercializing technologies that purport to increase crop yield by other methods such as Biolumic which is expanding work with ultraviolet waves to boost crop yields and crop enhancement, developing products to protect and enhance crop yields.

In addition, we compete with many companies developing and commercializing precision agriculture equipment and technology such as John Deere, AGCO, CNH Industrial and Kubota Corp, drone companies including Aerobics, Taranis and Aerovironment, technology enablers that include GPS companies such as Trimble and CiBo Technologies, data analysis companies such as Farmobile, CropX, Semcrop, Arable, SemiosBio, FarmX and Climate Corp., DNA sequencies companies like Trace Genomics and applied technology business at Raven Industries as well as chip and sensor companies ranging from NXP Semiconductors to STMicroelectronics that serve the “smart farming” market.

We believe that many of these companies are developing technologies, in particular those focused on genetics and chemicals, that may ultimately be complimentary to ours.

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With an established portfolio of intellectual property across each of our business segments, and a highly differentiated approach to building technologies designed to leverage sunlight to drive agricultural efficiencies and crop yield, we believe that we are uniquely positioned in the market to deliver our value proposition.

Intellectual Property

We have pursued a thoughtful and aggressive IP strategy, balancing trade secret and patent protection of our innovation. Our patent portfolio includes extensive international coverage expected to expire between 2034 (earliest filings) through 2041 (most recent filings), broadly covering our Canopy, Grow, Shield, Barrel and Panel units, as well as our novel Internet of Things and related innovations.

Our patents cover Opti-Harvest light harvesting & delivery and plant microclimate-regulating technologies.

Summary of Opti-Harvest Patent Portfolio

●	Opti Patent Family 1 is entitled “Harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants,” and covers the Company’s core light harvesting technology. This family has a first filing date of 2013, is expected to expire in 2034, was originally filed by DisperSolar, and has since been acquired by Opti-Harvest. This patent family (including issued patent and pending applications) extends to a wide geography spanning major fruit producing regions across Europe, Israel, much of Latin America, China, and the United States. Representative issued US patent nos. 10,132,457 and 10,955,098 provide coverage of aspects of the Company’s foundational Opti-Skylight systems, and additional claim coverage is being pursued in a pending U.S. Continuation application.

Opti Patent Family 2 is entitled “Methods and devices for stimulating growth of grape vines, grape vine replants, or agricultural cash crops,” and covers the Company’s Opti-Grow and Shield technologies for improvement of growth of new plantings, for example grave vine replants. This patent family has a first filing date of 2017, and is expected to expire in 2038. Representative United States patent application no. 16/526,790 is pending before the USPTO. As with Family 1, the disclosure and pending claim scope are not limited to any specific crop or specific field application. This patent family is pending in a geography spanning major fruit producing regions across Europe, Israel, much of Latin America, South Africa, India, China, and the United States.

●	Opti Patent Family 3 is entitled “A light directing platform for a cultivar growing environment,” and covers the Company’s proprietary Internet of Things technology. This patent family has a first filing date of 2018, is expected to expire in 2039, and is pending in the United States, China, Europe, India, and Israel.

●	Opti Patent Family 4, filed in 2019, is entitled “Trellis Panels for Shoot Positioning and Canopy Division,”
is expected to expire in 2040, covers Opti-Harvest’s Opti-Panel technologies, and is pending internationally (PCT /US2020/044046).

●	Opti Patent Family 5, filed in 2020, is unpublished and expected to expire in 2041, and is confidential.

We have also applied for trademark protection for OPTI-HARVEST in the United States, Brazil, Chile, China, Europe, Hong Kong, India, Israel, Mexico, Peru, and the United Kingdom.

We expect to rely on, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our brand and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction.

We intend to register trademarks as a means of protecting the brand names of our companies and products. We intend protect our trademarks against infringement and also seek to register design protection where appropriate.

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We rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. We expect that, where applicable, we will require our employees to execute confidentiality agreements upon the commencement of employment with us. We expect these agreements to provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements will also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Manufacturing

Our products are all designed, and we expect to manufacture them in the United States, with the exception of some components and accessories used for mounting and installation related uses. We believe we have adequate manufacturing capabilities, including manufacturing facilities with whom we have established working relationships and consultants with expertise in our specific type of materials, design and production methods to meet industry demand.

Marketing

We plan to market our technology and products directly to commercial growers, commercial nurseries, vineyard and farm management firms and farmland asset managers. We intend to leverage the many existing relationships established during the testing and development of our products; to convert those collaborative partnerships into customer relationships and capitalize on the word of mouth and referral culture prevalent in farming communities. We will also be actively marketing through industry trade publications, conferences and Ag events.

Employees

We employed seven (7) full-time persons on August 31, 2021. We are not a party to any collective bargaining agreement.

We seek to create a workplace environment that fosters personal and business successes by offering training and development, which further assist our employees in meeting and exceeding our established standards of performance. Additionally, our employees work directly with our executive management team to address any internal concerns and continuously improve the ways in which we serve our employees and customers.

Government Regulation

We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the installation and operation of any of our products in any jurisdiction, in which we would conduct activities. We do not believe that government regulation will have a material impact on the way we conduct our business.

Legal Proceedings

We are not currently a party to any legal proceedings. We may at times be involved in litigation and other legal claims in the ordinary course of business. When appropriate in our estimation, we may record reserves in our financial statements for pending litigation and other claims.

Facilities

Our principal executive offices are located at 1801 Century Park East, Suite 520, Los Angeles, California 90067. We sublease this location on a month-to-month agreement, and our rent expense totaled approximately $25,000 in 2020. We believe that our office is sufficient to meet our current needs and that suitable additional space will be available as and when needed on acceptable terms.

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MANAGEMENT

The following table sets forth, as of the date of this prospectus, the names and ages of our directors, executive officers and key employees, as well as the principal offices and positions held by each person:

Name	Age	Positions

Jonathan Destler	57	Chief Executive Officer, Secretary and Chairman of the Board
Jeffrey Klausner	50	Director
Steve Handy	53	Chief Financial Officer, Director of Operations
Nicholas Booth	50	Chief Technology Officer
Yosepha Shahak Ravid	72	Chief Science Officer
Jodd Readick	64	Chief Technology Officer, Precision Ag

Directors and Executive Officers

Jonathan Destler, age 57

Chief Executive Officer, Secretary and Director

Jonathan Destler has served as our Chief Executive Officer, Secretary and member of our Board of Directors since our formation on June 20, 2016. Mr. Destler is a founder has served as President of Touchstone Advisors, Inc., a management consulting and advisory firm, since 2008. He was also a co-founder of Financial Profiles, Inc., a leading west-coast based financial communications agency, from 2007 to 2010). He also served as SVP, business development at LHA, a leading financial communications firm from 2004 to 2007). Previously, he was SVP and Director of Business Development at FRB/Weber Shandwick, a division The Interpublic Group, from 2001 to 2004), one of the world’s premier advertising and marketing services companies. Mr. Destler began his career on Wall Street as a private investor and financier assisting early stage companies with securing financing and formulating their capital and public market strategies. We believe that Mr. Destler is qualified to serve as a member of our Board based on his broad experience in corporate finance, corporate development, capital formation and corporate communications.

Jeffrey Klausner, age 50

Director

Mr. Klauser has served as a member of our Board of Directors since July 1, 2021. Mr. Klausner has more than 25 years of experience in finance, accounting, compliance, capital markets and mergers and acquisition. Since 2020 he has been Managing Director at Sherwood Partners, a leading financial services advisory firm. Prior to joining Sherwood Partners, he was with Capital Brands from 2015 to 2020, most recently as the Chief Financial Officer. Capital Brands is the manufacturer and distributor of the Magic Bullet and Nutribullet single serve blenders. From 2013 to 2014 he was Chief Financial Officer for Digital Turbine (formerly Mandalay Digital) (Nasdaq: APPS), a leading independent mobile growth platform, working with advertisers, publishers’, carriers, and OEMs. He has also served as Chief Financial Officer of InfoSonics from 2003 to 2010, a Nasdaq traded cell phone distributor and original design manufacturer for wireless handsets and accessories. Mr. Klausner graduated from Tulane University’s A.B. Freeman school of business with a Bachelor of Science in Management, and has been a Certified Public Accountant in the state of California. Mr. Klausner’s knowledge of and experience in accounting and finance led to our conclusion that he should serve as a director.

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Steve Handy, age 53

Chief Financial Officer, Director of Operations

Mr. Handy has served as our Chief Financial Officer and Director of Operations since May 2021. From October 2018 to May 2021, Mr. Handy was a consultant and founder of GoCompliance, LLC, providing senior financial and executive advisory services to private and publicly traded companies. Mr. Handy previously served as Chief Financial Officer of Tix Corporation, an entertainment ticketing company, from March 2010 to October 2017, and on an outsourced basis, from November 2017 to May 2021. Prior to 2010, Mr. Handy held positions of increasing responsibility, including Senior Vice President, Chief Financial Officer and Corporate Secretary of SM&A (2002-2007), a former publicly traded professional services firm. In addition, Mr. Handy previously held various management roles in high technology manufacturing and service companies, including working in Europe for Dot Hill Systems (1991-1997), a technology manufacturer. Mr. Handy also served as Senior Auditor for Deloitte & Touche LLP. Mr. Handy graduated from California State University, San Marcos with a Bachelor of Science in Management, and is a Certified Public Accountant in California. Mr. Handy also holds the designation of Chartered Global Management Accountant.

Key Employees

Nicholas Booth, age 50

Chief Technology Officer

Dr. Nicholas Booth Ph.D. has served as our Chief Technical Officer since July 2021. Dr. Booth is a control person of DisperSolar LLC, and from 2012-2021, was the Chief Technology Officer of DisperSolar LLC, a California-based Ag innovations startup company, and he is the inventor of numerous optical, optomechanical systems currently within the Opti-Harvest portfolio. He currently oversees the design, development and deployment of Opti-Harvest’s light collection and delivery systems. From 2008 to 2012, he was Director of Research and Development at ChromoLogic LLC responsible for product design, testing and development of innovative technologies for NASA, the Army, Navy and Air Force. Dr. Booth holds a B.Sc. in Physics from the University of Newcastle Upon Tyne (UK), an M.Sc. in Surface Science and Engineering from Loughborough University (UK), and a Ph.D. in Physics from Warwick University (UK).

Yosepha Shahak Ravid, age 72

Chief Science Officer

Dr. Yosepha Shahak Ravid has served as our Chief Science Officer since July 2021. Dr. Shahak Ravid is a control person of DisperSolar LLC, and from 2016-2021, served as the President of DisperSolar LLC, a California-based Ag innovations startup company. Dr. Shahak Ravid has a prior academic career of over 50 years, specializing in the areas of plant biochemistry, physiology, and horticulture with emphasis on plant-light-microclimate interactions and their implication on practical agriculture. She received her PhD (thesis on bioenergetics of photosynthesis) in 1978 from the Weizmann Institute of Science, Rehovot, Israel; followed by a post-doctorate training in Brookhaven National Lab, NY, USA; an independent Senior-scientist position at the Weizmann Institute of Science, Israel, for 10 years; and a Prof. level Scientist at the Institute of Plant Sciences, Agriculture Research Organization (ARO), The Volcani Center, Israel, where she established and headed a photo-biology research group for 25 years. Dr. Shahak Ravid additionally served in leading research management functions in Israel, including Chair of Citriculture Department at the ARO; Scientific Director of the Northern Ag R&D Center; the ARO Assistant Director of all Israel Regional Ag R&D Centers; Chair of numerous reviewing committees for the Ministry of Agriculture, and more. Dr. Shahak Ravid spent several research sabbatical years in Brookhaven Lab, NY, and in UC-Davis, CA. She was an active member of the International Society of Horticultural Science (ISHS) and was the organizer and convener of several international symposia and workshops on Plastics in Agriculture, and on Photoselective Netting.

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Jodd Readick, age 64

Chief Technology Officer, Precision Ag

Jodd Readick has served as a consultant and advisor to the company in the areas of AI and IoT since its inception in 2016. In July 2021, he started serving as Chief Technology Officer – Precision Agriculture. He created the IoT infrastructure for the company and oversees the development of Opti-Harvest’s next generation of products. Before joining Opti-Harvest, Mr. Readick was founder or Chief Executive Officer of four innovative IoT, remote care and telecommunications companies, all built around technology innovations which he pioneered: User Centric Communications - recognized by Deloitte as the 6th fastest growing high-tech firm in the New York region (1999-2018); Vumber.com - an innovator in anonymous communications (2005-2010); LymeLog - chronic disease precision medicine tracking web app (2017-2019); and DMI Communications - pioneer in prepaid calling (1994-2000). Mr. Readick has designed and managed IoT and telecom infrastructure systems as an entrepreneur and as an executive with DuPont, leading a unit responsible for Rapid Iterative Prototyping, where he was a pioneer in what’s become known as Agile Product Development (1984–1989). Mr. Readick has designed a wide array of IoT, expert systems and telecom systems that transmit and analyze data to improve treatment of chronic diseases, to improve telephone security, to automate debt collection and optimize music sampling and music promotion. Mr. Readick’s entry to IoT was shaped by decades of experience in wired and then wireless communications, serving as the telecommunications subject matter expert for Arthur Anderson working on due diligence and M&A projects with companies such as Samsung, MCI and NextWave Wireless (1997–2003), as advisor to Wells Fargo (1996) on call center architecture, for NYNEX Mobile on routing systems (1985). Since 2017 Mr. Readick has been an angel investor and advised and served on the Board of Advisors for small innovative IoT, AI, remote care, and mobile communications companies, advising them on their infrastructure, user experience and the usability of their AI interfaces, where he is named as an inventor on several their patents. Mr. Readick holds a BA in Psychology from Stony Brook University with an emphasis in Artificial Intelligence (1979).

Scientific Advisory Board

The Scientific Advisory Board provides information and advice to our directors and management on an ongoing basis regarding the scientific and technical aspects of our various products, services and ventures with commercial growers. The Scientific Advisory Board is composed of external specialists in agriculture, engineering, and software.

The Scientific Advisory Board provides advice and expertise in the following areas:

●	identification and assessment new technologies and services;
●	technology and software design; and
●	environmental and agriculture policy.

We have entered into consulting agreements with Geoff Anderson, Mike Conaway, Joseph Turchyn, and Dr. Hazel Wetzstein, and have appointed them as members of our Scientific Advisory Board. We have also identified other suitable candidates and are currently in negotiation with them regarding the terms of their services. However, there is no assurance that we will be able to identify, attract or retain any or a sufficient number of qualified professionals.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one (1) year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Mr. Klausner is independent, and does not have a relationship that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director and that this director is “independent” as that term is defined under the listing standards of Nasdaq. In making such determination, our board of directors considered the relationship that such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

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Controlled Company Exception

After the consummation of this offering, Jonathan Destler, our Chief Executive Officer and Chairman of the Board will, in the aggregate, have more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. Therefore, immediately following the consummation of this offering, we do not intend to have a nominating and corporate governance committee or an entirely independent compensation committee. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.  We do not intend to rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules.

Committees of Our Board of Directors

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each committee of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. This enables the board of directors and its committees to coordinate the risk oversight role.

Audit Committee

The sole member of our audit committee is Jeffrey Klausner, who also chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include, among other things:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	a review the proposed scope and results of the audit;

●	Review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	Review and approve transactions between us and our directors, officers and affiliates;

●	Recognize and prevent prohibited non-audit services; and

●	Establish procedures for complaints received by us regarding accounting matters; and oversee internal audit functions, if any.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The audit committee operates under a written charter that will satisfy the applicable standards of the SEC and Nasdaq and which will be available on our website prior to the completion of this offering at www.opti-harvest.com.

Compensation Committee

The sole member of our compensation committee is Jeffrey Klausner, who chairs the compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors also in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans;

●	oversee the evaluation of the Board and management; and

●	review the independence of any compensation advisers engaged by the compensation committee.

Mr. Klausner is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

With respect to director compensation, our compensation committee is responsible for reviewing the compensation paid to members of the board and recommending modifications to board compensation that the compensation committee determines are appropriate and advisable to the board for its approval from time to time. In this regard, the compensation committee may request that management report to the compensation committee periodically on the status of the board’s compensation in relation to other similarly situated companies. The compensation committee operates under a written charter that will satisfy the applicable standards of the SEC and Nasdaq and which will be available on our website prior to the completion of this offering at www.opti-harvest.com.

Nominating and Corporate Governance Committee

Since we do not have a nominating and corporate governance committee comprised of independent directors, the functions that would have been performed by such committee are performed by our directors.

Compensation Committee Interlocks and Insider Participation

In 2019 and 2020, we did not maintain a compensation committee. None of the members of our compensation committee is, or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance our company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board determines that it would benefit our Company and our stockholders.

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Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, our code of business conduct and ethics will be posted on our principal corporate website at www.opti-harvest.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Indemnification and Insurance

We do not maintain directors’ and officers’ liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We have entered into indemnification agreements with all of our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock — Limitation on Liability of Directors and Indemnification.”

Board Leadership Structure

Currently, Jonathan Destler, is our principal executive officer and chairman of the board.

Stockholder Communications with the Board of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Director Compensation

We did not pay any compensation to our directors for serving on our board of directors during the fiscal year ended

December 31, 2020.

Effective July 1, 2021, we pay each non-executive director $5,000 per calendar quarter of service (with an additional $2,000 payment made to our audit committee chair, if also a director), and, at the election of each director, an equity grant of common stock or an option to purchase common stock, or any combination thereof. If a director elects to receive an option, the exercise price of the option shall be equal to the weighted average closing price of the last 15 trading days of the applicable calendar quarter. If our shares of common stock are not trading on a market, the exercise price shall be equal to the same price of our securities in any offering being made, if any, on the day at the end of the applicable calendar quarter, and if there is no such offering, the last offering price of our securities in its last offering. Any option granted shall have a term of five-years and vest on the date they are granted.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2020 and 2019. The amounts are rounded to nearest thousands.

Name and Principal Position	Year	Salary ($)	All Other Compensation($)(1)	Total ($)
Jonathan Destler, Chief Executive Officer	2020	114,000	28,000	142,000
	2019	96,000	36,000	132,000

Don Danks, President (2)	2020	72,000	0	72,000
	2019	72,000	0	72,000

(1)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table for the year ended December 31, 2020, includes payments of $16,000 for health insurance premiums on behalf of the named executive officer’s dependents, matching contributions of $3,000 to our 401(k) Plan, and approximately $9,000 of automobile related expenses. For the year ended December 31, 2019, includes payments of $15,000 for health insurance premiums on behalf of the named executive officer’s dependents, matching contributions of $3,000 to our 401(k) Plan, and approximately $18,000 of automobile related expenses.

(2)	On October 8, 2021, Mr. Danks resigned as our President and as a member of our Board of Directors. Mr. Danks did not resign due to any disagreement with us on any matter relating to our operations, policies, or practices. Mr. Danks remains employed by us, but he does not serve in the role of a director or officer.

Outstanding Equity Awards at December 31, 2020

We had no outstanding equity awards at December 31, 2020.

2016 Equity Incentive Plan

On June 20, 2016, we adopted our 2016 Equity Incentive Plan (the “Plan”) allowing the issuance of 1,000,000 shares. On July 13, 2021, our Board of Directors increased the number of common shares authorized to be issued under the Plan to 7,000,000 shares. The Plan is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorizes the granting of not more than 7,000,000 restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. The Plan provided that stock options or SAR’s granted can be exercisable immediately as of the effective date of the applicable agreement, or in accordance with a schedule or performance criteria as may be set in the applicable agreement. The exercise price for non-qualified stock options or SAR’s would be the amount specified in the agreement, but shall not be less than the fair value of the Company’s common stock at the date of the grant. The maximum term of options and SARs granted under the plan is ten years. Since the inception of the Plan. As of December 31, 2020, no restricted shares, SAR’s, and incentive and non-qualified stock options to purchase shares of the Company’s common stock options had been issued.

During the nine months ended September 30, 2021, we granted a total of 4,300,000 stock options to our executive officers related to their employment agreements, as discussed below.

Employment Agreements

Jonathon Destler, Chief Executive Officer

We and Jonathan Destler entered into an Employment Agreement (the “Employment Agreement”) dated December 17, 2018, and as amended on March 31, 2021, which provides for an annual base salary of $240,000 for per annum. The salary will increase by 7% on November 1 of each year, based on the salary due in the year prior to each such 7% increase.

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The Employment Agreement also grants to Mr. Destler an option, dated March 31, 2021, to purchase 4,000,000 shares of common stock under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on April 1, 2031, and where 83,333 shares underlying the option vest monthly, beginning on May 1, 2021.

Mr. Destler shall be granted 1,000,000 shares of our common stock upon our listing of common stock on any market of the Nasdaq or New York Stock Exchange. Mr. Destler may, in his sole discretion, be granted any part of or all such 1,000,000 shares in the form of a warrant or option, exercisable at $0.001 per share, for the purchase of 1,000,000 shares of our common stock, for a term of five (5) years. Mr. Destler’s grant of and right to such 1,000,000 shares is conditioned upon and subject to Mr. Destler being an employee, officer or director of the Company at the time that the Company’s shares of common stock are listed on the Nasdaq or New York Stock Exchange.

The Employment Agreement also provides for cash bonus(es), payable to Mr. Destler, equal to 10% of first $1,000,000 of our gross profits, 8% of the second $1,000,000 of our gross profits, 6% of the third $1,000,000 of our gross profits, 4% of the fourth $1,000,000 of our gross profits, and 2% of all of our gross profits in excess of $4,000,000. In lieu of any cash payment due to Mr. Destler as a bonus, Mr. Destler, may in his sole discretion, elect to receive shares of our common stock of the Company, valued at $0.75 per share.

The Employment Agreement also provides for a cash fee, payable to Mr. Destler, (i) equal to 3% (the “Transaction Fee”) of the aggregate value of any sale of all or a substantial amount of the assets or the capital stock of us, any sale, merger, consolidation or other event which results in the transfer of control of or a material interest in us or of all or a substantial amount of the assets of us, provided, however, in no event shall the Transaction Fee be less than $750,000, and (ii) equal to 6% (the “Licensing Transaction Fee”) of the aggregate value of any license, partnership or co-promotional agreement, joint venture, alliance, reselling agreement, development agreement and any other such transaction in which we transfer any rights to our technology or intellectual property where the aggregate licensing value is greater than $5,000,000, provided, however, that in no event shall the License Transaction Fee be less than $750,000.

The Employment Agreement also obligates us to pay for Mr. Destler’s costs related to his reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs not to exceed $1,000 per month, and club membership costs, all of which are payable not later than 10 days after the end of each month. Mr. Destler is also entitled to participate in our employee benefit programs and provide for other customary benefits. Finally, the employment agreements prohibit the executive from engaging in certain activities which compete with us, seek to recruit its employees, or disclose any of its trade secrets or otherwise confidential information.

Mr. Destler is entitled to receive severance benefits upon termination of employment with us. Mr. Destler’s entitlement to such severance benefits shall be conditioned upon Mr. Destler’s execution and delivery to us of (i) a general release of all claims, (ii) a resignation from all of Mr. Destler’s positions with us and (iii) an agreement not to directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by us during Mr. Destler’s employment and (b) on which Mr. Destler worked or about which Mr. Destler learned proprietary information or trade secrets of us during Mr. Destler’s employment with us.

If Mr. Destler voluntarily elects to terminate his employment with us other than by Mr. Destler’s resignation for good reason or if we terminate Mr. Destler’s employment for cause, or Mr. Destler dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of our board of directors, Mr. Destler cannot reasonably perform the duties to us, then Mr. Destler shall not be entitled to receive payment of any severance benefits. Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment and Mr. Destler’s benefits will be continued solely to the extent of our then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

If Mr. Destler’s employment is terminated by us without cause or by Mr. Destler’s resignation for good reason prior to or more than 12 months after, a change of control, Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment, and, in addition, Mr. Destler will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 12 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 12 months of continuation coverage or that number of months until Mr. Destler becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Destler makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 100% of Mr. Destler’s current year discretionary cash bonus;

(iv) accelerated vesting as to 50% of Mr. Destler’s then unvested option shares; and

(v) reimbursement for up to $100,000 of expenses incurred in obtaining new employment, provided Mr. Destler submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

If Mr. Destler’s employment is terminated by us without cause or by Mr. Destler’s resignation for good reason in either case within 12 months following a change of control, Mr. Destler will receive payment for all salary and unpaid vacation accrued as of the date of Mr. Destler’s termination of employment, and, in addition, Mr. Destler will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of 18 months following the date of termination, in accordance with our normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage for the lesser of the first 18 months of continuation coverage or that number of months until Mr. Destler becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Mr. Destler makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;

(iii) payment of 150% of Mr. Destler’s current year discretionary cash bonus regardless of our or Mr. Destler’s achievement of the goals referred to in his employment agreement;

(iv) accelerated vesting of 100% of all the unvested stock options; and

(v) reimbursement for up to $50,000 of expenses incurred in obtaining new employment, provided Mr. Destler submits evidence that is satisfactory to us that the amount involved was expended and related to obtaining new employment.

Steve Handy, Chief Financial Officer, Director of Operations

Effective May 17, 2021, we entered into an employment agreement with Steve Handy to serve as its Chief Financial Officer and Director of Operations (the “CFO Agreement”). The term of the employment is for twelve months. Mr. Handy’s base salary is $200,000 per annum, with annual increases and bonuses at the discretion of the Board of Directors. The CFO Agreement granted Mr. Handy an option to purchase 300,000 shares of common stock (the “Option Shares”) under our 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on May 17, 2031, and where 16,666 Option Shares vest monthly over a twelve (12) month period beginning on May 17, 2021. Mr. Handy is entitled to receive a severance payment of $100,000 if terminated by us without cause within the first twelve months of employment. Mr. Handy is entitled to participate in our employee benefit programs and provide for other customary benefits and is prohibited from engaging in certain activities which compete with us, seek to recruit its employees, or disclose any of its trade secrets or otherwise confidential information.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our Certificate of Incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. We also intend to purchase a policy of directors’ and officers’ liability insurance that will insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Agreements with DisperSolar LLC and Mr. Booth

Both Yosepha Shahak Ravid and Nicholas Booth are members of DisperSolar LLC, a California limited liability company (“DisperSolar”), and are named inventors of the acquired patents from Dispersolar, discussed below. Effective July 1, 2021, Ms. Shahak Ravid, our Chief Science Officer, and Mr. Booth, our Chief Technology Officer, were employed by us. As of the date of this prospectus, DisperSolar has received payments of $600,000, and Mr. Booth has received no payments.

Patent Purchase Agreement with DisperSolar LLC

On April 7, 2017, we and DisperSolar entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which we acquired certain patents of DisperSolar. DisperSolar developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

We agreed to pay the following for the acquisition of DisperSolar’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the account of DisperSolar within 10 days of the effective date.

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $350,000 upon reaching defined milestones, of which $50,000 was paid in 2017, $200,000 in 2018, and $100,000 in 2021.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by us of license revenue, until the aggregate combined gross margin and license revenue reach $1,600,000.

On December 6, 2018, we and DisperSolar amended the Agreement by increasing the milestone payments from $350,000 to $450,000.

As of September 30, 2021, we had an $800,000 earnout obligation payable on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by purchaser of license revenue, until the aggregate combined gross margin and license revenue reach $1.6 million.

We are obligated to pay to DisperSolar royalties, as follows:

(i)	Following the recognition by us of the first $1,600,000 in aggregate combined gross margin and license revenue, and until we pay to DisperSolar an aggregate amount in royalties of $30,000,000, we shall pay to DisperSolar royalties on sales of covered products at a rate of 8% of gross margin.

(ii)	Once we have paid to DisperSolar an aggregate amount in royalties of $30,000,000, we shall pay to DisperSolar royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a “Strategic Transaction.”

“Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

For the years ended December 31, 2020 and 2019, and as of the date of this prospectus, the Company recorded no earnout or royalty payment obligations as no gross margin was realized.

Strategic Transaction

We will pay to DisperSolar 7.6% of all license consideration received by us until the date of the consummation of a strategic transaction.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to us by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by us for the purpose of consummating the Strategic Transaction. We will pay to DisperSolar a percentage of all license consideration received us as follows:

(i)	3.8% of the first $50,000,000 of the Strategic Transaction Consideration;
(ii)	5.7% of the next $100,000,000 of the Strategic Transaction Consideration (i.e., over $50,000,000 and up to $150,000,000);
(iii)	7.6% of Strategic Transaction Consideration over $150,000,000.

Inventor Royalty

On July 5, 2019, we and Mr. Booth entered into a Royalty Agreement. Mr. Booth is a member of Dispersolar, LLC and a named inventor of the acquired patents from Dispersolar, LLC discussed above. Effective July 1, 2021, Mr. Booth was employed by us as our Chief Technology Officer.

We will pay Mr. Booth a percentage of all license consideration received by us as follows:

(a) Once we have paid to DisperSolar an aggregate amount in royalties of $30,000,000 under the Agreement, we will pay to Booth a percentage of all royalties on sales of covered products at a rate of 0.25% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a Strategic Transaction.

(b) We will pay to Booth a percentage of all license consideration received us on the same terms as payable by us to DisperSolar under the Agreement, except that the percentages of license consideration due to Booth shall be as follows:

(a)	0.4% of all license consideration received by us until the date of consummation of a Strategic Transaction;
(b)	0.2% of the first $50,000,000 of the Strategic Transaction Consideration;
(c)	0.3% of the next $100,000,000 of the Strategic Transaction Consideration (i.e., over $50,000,000 and up to $150,000,000); and
(d)	0.4% of Strategic Transaction Consideration over $150,000,000.

As of December 31, 2020 and 2019, and as of the date of this prospectus, no amounts were due for earnouts or royalties.

PRINCIPAL STOCKHOLDERS

The following table lists, as of the date of this prospectus, the number of shares of our common stock that are beneficially owned by:

(i)	each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock;
(ii)	each named executive officer and director of our Company; and
(iii)	all executive officers and directors as a group.

Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security, of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages of common stock prior to the offering are calculated based on shares of our common stock issued and outstanding as of the date of this prospectus. Percentages of common stock after the offering are calculated based on 35,013,842 shares of common stock issued and outstanding after this offering (assuming no exercise of the over-allotment option) and based on an assumed public offering price of $5.75 per unit, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We have outstanding warrants, options, and one (1) share of Series A preferred stock, convertible into shares of our common stock.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

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Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock Prior to the Offering	Percent of Common Stock After the Offering	Percent of Series A Preferred Stock Prior to and after the Offering	Percent of Total Voting Power Prior to the Offering	Percent of Total Voting Power After the Offering
5% Stockholders

Touchstone Holding Company LLC (2)	5,500,000	17.0%	15.7%	––	8.0%	7.4%
Destler Family Trust (2)	2,500,000	7.7%	7.1%	––	3.6%	3.4%
Danks Family Trust (3)	2,026,566	6.3%	5.8%	––	2.9%	2.7%
Danks Family Foundation (3)	35,000	*	*	––	*	*
Allan P Brennan (5)	1,769,667	5.5%	5.1%	––	2.6%	2.4%

Named Executive Officers and Directors
Jonathan Destler (2)(6)	8,833,333	26.4%	24.5%	100%	59.4%	63.3%
Don Danks (3)	2,061,566	6.2%	5.7%	––	3.0%	2.8%
Jeffrey Klausner	37,500	*	*	––	*	*
All executive officers and directors as a group (3 individuals) (4)	11,182,399	33.4%	31.0%	100%	63.0%	66.6%

* Less than 1%.______________

(1)	Unless otherwise specified, the address of each of the persons set forth above is in care of Opti-Harvest, Inc., at the address of: 1801 Century Park East, Suite 520, Los Angeles, California 90067.

(2)	Includes 5,500,000 shares held indirectly by Touchstone Holding Company LLC, 2,500,000 shares held by Destler Family Trust, and 833,333 shares of common stock that Mr. Destler has the right to acquire within 60 days of December 31, 2021 through the exercise of options. Mr. Destler has voting and dispositive control over shares held by Touchstone Holding Company LLC and Destler Family Trust.

(3)	Shares held indirectly by Danks Family Trust and the Danks Family Foundation. On October 8, 2021, Mr. Danks resigned as our President and as a member of our Board of Directors. Mr. Danks did not resign due to any disagreement with us on any matter relating to our operations, policies, or practices. Mr. Danks remains employed by us, but he does not serve in the role of a director or officer. Mr. Danks has voting and dispositive control over shares held by Danks Family Trust and the Danks Family Foundation.

(4)	Includes shares of common stock that Mr. Handy has the right to acquire within 60 days of December 31, 2021 through the exercise of options.

(5)

Includes 540,000 shares held indirectly by Allan P and Marth S Brennan Revocable Trust dtd 12/21/1996, 40,000 shares held indirectly by Allan Brennan and Martha S Brennan Trustee FBO the Allan Patrick Brennan and Martha Stella Brennan Trust, and 1,040,000 shares of common stock held directly by Allan P Brennan, and 149,667 shares of common stock held directly by Allan Brennan.

(6)	We have one share of Series A preferred stock outstanding, held by our co-founder, director and Chief Executive Officer, Jonathan Destler. The Series A preferred stock entitles its holder to a number of votes that is equal to 110% of the issued and outstanding shares of our common stock. Holders of our common stock and Series A preferred stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation, as amended, and our bylaws and to the provisions of applicable Delaware law.

The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation, as amended, and our Bylaws and to the provisions of applicable Delaware law.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, 1 share of which is designated as Series A preferred stock, $0.0001 par value. The rights, preferences and privileges of preferred stock may be designated from time to time by our board of directors. As of the date of this prospectus, there were 32,405,146 shares of our common stock issued and outstanding held of record by approximately 386 stockholders and 1 share of Series A preferred stock issued and outstanding held of record by one person, Jonathan Destler, our Chief Executive Officer and director.

Undesignated Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of our undesignated preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

Once our board of directors approves the rights and preferences for a series of preferred stock, we will file a Certificate of Designation for such series of preferred stock with the Delaware Secretary of State formally establishing such rights and preferences.

Series A Preferred Stock; Common Stock

Voting

Except as set forth below, each holder of Series A preferred stock has the same rights as holders of common stock and shall be entitled to notice of any stockholders’ meeting. They shall also be entitled to vote with the holders of common stock, and not as a separate class, except as may otherwise be required by law. Except as set forth below, each stockholder shall be entitled to one (1) vote for each share of stock outstanding. Except as set forth below or otherwise provided by the law of the State of Delaware, any corporate action to be taken shall be authorized by a majority of the votes cast by the stockholders. There are no cumulative rights to voting.

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Each share of Series A preferred stock is entitled to the number of votes equal to 110% of the number of votes of the common stock issued and outstanding.

Additionally, for as long as any shares of Series A preferred stock are outstanding, the holders of Series A preferred stock shall be entitled to elect one director, or the Series A Director.

Protective Provisions

For as long as any shares of Series A preferred stock are outstanding, we must obtain the approval of at least a majority of the holders of the outstanding shares of preferred stock, voting as a separate class, to:

●	Amend our articles of incorporation or, unless approved by our board of directors, including by the Series A Director, amend our bylaws;

●	Change or modify the rights, preferences or other terms of the Series A preferred stock, or increase or decrease the number of authorized shares of Series A preferred stock;

●	Reclassify or recapitalize any outstanding equity securities, or, unless approved by our board of directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

●	Authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph), or any other merger or consolidation of the Company, where a Deemed Liquidation shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A preferred stock.

●	Increase or decrease the size of our board of directors as provided in our bylaws or remove the Series A Director (unless approved by our board of directors, including the Series A Director);

●	Declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by our board of directors, including the Series A Director);

●	Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by our board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by our board of directors, including the Series A Director);

●	Create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

●	Replace the President and/or Chief Executive Officer of the Company (unless approved by our board of directors, including the Series A Director);

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●	Transfer assets to any subsidiary or other affiliated entity (unless approved by our board of directors, including the Series A Director);

●	Issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A preferred stock (unless approved by our board of directors, including the Series A Director);

●	Modify or change the nature of the Company’s business;

●	Acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by our board of directors, including the Series A Director); or

●	Sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any subsidiary outside the ordinary course of business (unless approved by our board of directors, including the Series A Director).

Dividends

Subject to the rights of the preferred stockholders set forth in “-Protective Provisions”, our board of directors shall have full power and discretion, to determine out of legally available funds what, if any, dividends or distributions shall be declared and paid. Dividends may be paid in cash, in property, or in shares of common stock. Shares of common stock and Series A preferred stock are treated equally and ratably, on a per share basis, with respect to any dividend or distribution from us. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock and Series A preferred stock shall both receive common stock or rights to acquire common stock. No dividends shall be declared or payable in the form of Series A preferred stock.

Liquidation Rights

If there is a liquidation, dissolution or winding up of the Company, holders of our common stock and Series A preferred stock would be entitled to share in our assets remaining after the payment of liabilities equally and ratably, on a per share basis.

Conversion

Voluntary Conversion: Each share of Series A preferred stock shall be convertible into one fully paid and nonassessable share of common stock at the option of the holder. Additionally, each share of Series A Preferred Stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A Preferred Stock other than to Mr. Destler, (b) the death or incapacity of Mr. Destler, or (c) or the resignation of Mr. Destler as an officer of the Company.

Other Provisions

Holders of our common stock and Series A preferred stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock or Series A preferred stock.

Warrants

As of September 30, 2021, we had total outstanding warrants to purchase up to 3,800,654 shares of common stock at a weighted average exercise price of $3.85 per share.

Units

Each unit being offered in this offering consists of one share of common stock and a warrant to purchase one share of common stock. The share of common stock and warrant that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Warrants Issued in this Offering

Form

The warrants will be issued under a warrant agent agreement between us and Colonial Stock Transfer Company, Inc., as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

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Exercisability

The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price

Each warrant represents the right to purchase one share of common stock at an exercise price of $7.19 per share (equal to 125% of the public offering price), assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant exercise price is also subject to anti-dilution adjustments under certain circumstances.

Cashless Exercise

If, at any time during the term of the warrants, the issuance of shares of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Failure to Timely Deliver Shares

If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) two (2) trading days and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our shares of common stock on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.

Exercise Limitation

A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

“Exchange listing

We have applied to list our warrants on The Nasdaq Capital Market under the symbol “OPHVW.”

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.

Governing Law and Jurisdiction

The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

Representative’s Warrants

We have agreed to issue to the Representative of the underwriters warrants to purchase up to a total of 78,261 shares of common stock (3% of the number of shares of common stock sold in this offering), assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering. The warrants will provide for a one-time demand registration right and unlimited piggyback rights. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Options

Jonathan Destler, our Chief Executive Officer, holds an option, dated March 21, 2021, to purchase 4,000,000 shares of common stock, at $2.00 per share, under the Company’s 2016 Equity Incentive Plan. The option will vest and become exercisable over a four (4) year vesting period, 83,333 option shares vest and become exercisable each month, beginning on May 1, 2021. This option shall expire on April 1, 2031 and survive termination of the Mr. Destler’s amended employment agreement dated March 21, 2021.

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Steve Handy, our Chief Financial Officer and Director of Operations, holds an option, dated May 17, 2021, to purchase 300,000 shares of common stock, at $2.00 per share, under the Company’s 2016 Equity Incentive Plan. The option will vest and become exercisable over a twelve (12) month vesting period such that 1/12 of the total number of option shares will vest and become exercisable on each monthly anniversary. Vesting is contingent upon Mr. Handy’s continued employment with the Company.

As of September 30, 2021, we had total outstanding options to purchase up to 4,365,000 shares of common stock at a weighted average exercise price of $2.00 per share.

Registration Rights Agreement

Pursuant to an Investors’ Rights Agreement by and between us and certain investors, we are obligated to register for resale that number of shares of common stock underlying Senior Convertible Promissory Notes and equal number of shares of common stock underlying Warrants, offered and sold pursuant to certain Note and Warrant Purchase Agreements, dated as of October 7, 2021. We must register such shares upon our first underwritten public offering that is made under an effective registration statement under the Securities Act, covering the offer and sale of not less than $10,000,000 of our equity securities, as a result of or following which we become a reporting issuer under the Exchange Act and our common stock is listed on the Nasdaq Stock Market.

Transfer Agent and Registrar

Our transfer agent is Colonial Stock Transfer Company, Inc. (“Colonial Stock Transfer”). Their address is 2469 Fort Union Blvd #214, Cottonwood Heights, Utah 84121. Colonial Stock Transfer’s telephone number is (801) 355-5740.

Indemnification of Officers and Directors

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Certificate of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, subject to Series A preferred stock voting rights. A special meeting of stockholders may be called the majority of our whole board of directors, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our securities. Future sales of our common stock in the public market, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

Based on the number of shares outstanding as of , 2022, immediately following the closing of this offering, we will have 35,013,842 shares of common stock issued and outstanding, assuming no exercise of the warrants being offered in this offering, assuming no exercise of outstanding options, warrants and convertible notes, and assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). In the event the underwriters exercise the over-allotment option to purchase additional shares of common stock and/or warrants in full, we will have shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Subject to lockup restrictions, previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of outstanding warrants or conversion of outstanding convertible notes and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding, which will equal approximately 350,138 shares of common stock immediately after this offering, assuming no exercise of the underwriters’ option, assuming no exercise of the warrants being offered in this offering, assuming no exercise of outstanding options, warrants and convertible notes, and assuming an initial public offering price of $5.75 per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus); or

●	the average weekly trading volume of our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

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UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC, or the Representative, is acting as the representative of underwriters of the offering. We have entered into an underwriting agreement with the Representative, referred to as the “underwriting agreement.” Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the initial public offering price per unit less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Number of Units(1)
EF Hutton, division of Benchmark Investments, LLC	2,608,696

Total	2,608,696

(1)	At the assumed initial public offering price of $5.75 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus).

The underwriters are committed to purchase, severally and not jointly, all of the units offered by us, other than those covered by the over-allotment option described below, if they purchase any units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days, permits the underwriters to purchase up to an aggregate of additional 391,304 shares of common stock (equal to 15% of the shares of common stock sold in the offering) and/or additional warrants to purchase 391,304 shares of common stock (equal to 15% of the warrants sold in the offering) at the assumed initial public offering price of $5.75 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), less underwriting discounts and commissions, solely to cover over-allotments, if any.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discounts and commissions to be paid to the underwriters, and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Unit(1)	Without Option	With Option
Public offering price	$5.75	$15,000,000	$17,250,000
Underwriting discounts and commissions (8%)	$0.46	$1,200,000	$1,380,000
Non-accountable expense allowance (1%)	$0.06	$150,000	$172,500
Proceeds, before expenses, to us	$5.23	$13,650,000	$15,697,500

(1)	At the assumed initial public offering price of $5.75 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus).

The underwriters propose to offer the units to the public at the initial public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to securities dealers at the public offering price less a concession of $   per share. If all of the units offered by us are not sold at the initial public offering price, the Representative may change the offering price and other selling terms.

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We have also agreed to pay all expenses relating to the offering, including: (a) all filing fees and expenses relating to the registration of the units, and shares of common stock and warrants underlying the units, with the SEC; (b) all fees and expenses relating to the listing of the shares on Nasdaq; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares offered under “blue sky” securities laws or the securities laws of other jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions; (e) the costs of mailing and printing the offering materials; (f) transfer and/or stamp taxes, if any, payable upon our transfer of the shares to the Representative, as well as fees and expenses of the warrant agent under the Warrant Agency Agreement; (g) FINRA filing fee, the fees and expenses of our accountants; and (h) actual accountable expenses of the Representative, which amount includes expenses for the Representative’s legal counsel and road show expenses. We will also pay to the representative by deduction from the net proceeds of this offering, a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of our securities in this offering.

We have paid a $50,000 advance to the Representative, which will be applied against actual out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $473,537.

Representative’s Warrants

We have agreed to issue to the Representative warrants to purchase up to a total of shares of common stock (3% of the number of units sold in this offering). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(A). The warrants are exercisable at a per share price equal to 125% of the initial public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants will provide for cashless exercise and customary anti-dilution provisions (for share dividends, splits, and recapitalizations and the like) consistent with FINRA Rule 5110(g)(8), and the number of shares underlying the warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the warrants will provide for a one-time demand registration right, which will terminate on the fifth anniversary of the effective date of this offering, and unlimited piggyback rights, which will terminate on the seventh anniversary of the effective date of the offering.

Right of First Refusal and Tail Financing

For a period of eighteen (18) months from the closing date, the Representative has a right of first refusal to act as sole investment banker, sole book running manager and/or placement agent, at its sole discretion, for each and every of our future public and private equity and debt offering, including all equity linked financings, for us, or any of our successors or subsidiaries, on terms customary to the Representative. The Representative, in conjunction with us, has the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

In the event this offering is not consummated, the Representative will also be entitled to a cash fee of 8% of the equity gross proceeds received by us and 4% of the debt from the sale of any debt instruments with respect to any public or private sale of equity or debt securities, referred to as “Tail Financing,” to the extent that such financing or capital is provided to us by investors whom the Representative introduced to us during the term of our engagement agreement with the Representative, or if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of such agreement.

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Market Information

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

●	the history of, and prospects for, our company and the industry in which we compete;

●	our past and present financial information;

●	an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “OPHV.”

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Our executive officers and directors, and certain of our stockholders have agreed not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus.

No Sales of Similar Securities

We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our shares of capital stock, whether any such transaction is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, without the prior written consent of the Representative, for a period of 180 days from the date of this prospectus.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares of common stock to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

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Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising its over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

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Certain Relationships

The underwriters and their affiliates [have provided], or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates for which services they [have received], and may in the future receive, customary fees and expense reimbursement.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of our business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the issuance of our units, common stock and warrants offered in this prospectus will be passed upon for us by Law Offices of Thomas Puzzo, PLLC. Certain legal matters as to the New York law in connection with this offering will be passed upon for us by Clark Hill PLC. Blank Rome LLP is acting as counsel for the Representative of the underwriters with respect to the offering.

EXPERTS

The financial statements included in this prospectus for the years ended December 31, 2020 and 2019 have been audited by Weinberg & Company, P.A., and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our units to be sold in this offering, you should refer to the registration statement and to its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.opti-harvest.com. Upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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F-1

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors

Opti-Harvest, Inc.

Los Angeles, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Opti-Harvest, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company experienced a net loss and utilized cash from operations during the year ended December 31, 2020, and has a shareholders’ deficit as of that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weinberg & Company, P.A.

Los Angeles, California

October 15, 2021

We have served as the Company’s auditor since 2021.

F-2

OPTI-HARVEST, INC.

BALANCE SHEETS

(Amounts rounded to nearest thousands, except share amounts)

	December 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash	$403,000	$678,000
Accounts receivable	1,000	-
Due from related parties	-	68,000
Total Current Assets	404,000	746,000

Property and equipment, net of accumulated depreciation of $278,000 and $13,000, respectively	363,000	198,000
Intangible assets, net of accumulated amortization of $500,000 and $458,000, respectively	-	42,000
Total Assets	$767,000	$986,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$618,000	$259,000
Current portion of loan payable	7,000	-
Patent purchase obligation	100,000	100,000
Total Current Liabilities	725,000	359,000

Loan payable, less current portion	33,000	-
Note payable	38,000	-
Total Liabilities	796,000	359,000

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 1 share of Series A issued and outstanding at December 31, 2020 and 2019, respectively	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 28,956,158 and 27,629,408 shares issued and outstanding at December 31, 2020 and 2019, respectively	3,000	3,000
Additional paid-in-capital	9,105,000	6,477,000
Accumulated deficit	(9,137,000)	(5,853,000)
Total Shareholders’ Equity (Deficit)	(29,000)	627,000

Total liabilities and stockholders’ equity	$767,000	$986,000

The accompanying notes are an integral part of these financial statements.

F-3

OPTI-HARVEST, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2020 and 2019

(Amounts rounded to nearest thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019

Net Sales	$20,000	$-
Cost of goods sold	115,000	-
Gross loss	(95,000)	-

Operating expenses:
Selling, general and administrative expense	1,467,000	644,000
Research and development expense	1,680,000	1,649,000
Amortization of intangible assets	42,000	167,000
Total operating expenses	3,189,000	2,460,000

Net Loss	$(3,284,000)	$(2,460,000)

Loss per share – basic and diluted	$(0.12)	$(0.09)

Weighted average number of shares outstanding – basic and diluted	27,621,029	26,600,552

The accompanying notes are an integral part of these financial statements.

F-4

OPTI-HARVEST, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2020 and 2019

(Amount rounded to nearest thousands, except share amount)

	Common Stock		Preferred Stock		Additional Paid In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2018	26,341,908	$3,000	1	$-	$3,902,000	$(3,393,000)	$512,000
Common shares issued in private offerings	1,287,500	-		-	2,575,000	-	2,575,000
Net Loss						(2,460,000)	(2,460,000)
Balance, December 31, 2019	27,629,408	3,000	1	-	6,477,000	(5,853,000)	627,000
Fair value of common shares issued for services	57,500				115,000		115,000
Common shares issued in private offerings	1,269,250	-		-	2,513,000	-	2,513,000
Net Loss						(3,284,000)	(3,284,000)
Balance, December 31, 2020	28,956,158	$3,000	1	$-	$9,105,000	$(9,137,000)	$(29,000)

The accompanying notes are an integral part of these financial statements.

F-5

OPTI-HARVEST, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020 and 2019

(Amounts rounded to nearest thousands)

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(3,284,000)	$(2,460,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	265,000	13,000
Amortization of intangible assets	42,000	166,000
Fair value of common stock issued for services	115,000	-
Changes in operating assets and liabilities
Accounts receivable	(1,000)	-
Accounts payable and accrued expenses	359,000	83,000
Net cash used in operating activities	(2,504,000)	(2,198,000)

Cash Flows from Investing Activities
Purchase of property and equipment	(390,000)	(211,000)
Net cash used in investing activities	(390,000)	(211,000)

Cash Flows from Financing Activities
Proceeds from sale of common stock	2,513,000	2,575,000
Proceeds from note payable	38,000	-
Repayment (advancements) of related parties	68,000	(71,000)
Net cash provided by financing activities	2,619,000	2,504,000

Net increase (decrease) in cash	(275,000)	95,000
Cash beginning of period	678,000	583,000
Cash end of period	$403,000	$678,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Noncash financing and investing activities:
Issuance of loan payable for vehicle purchase	$40,000	$-

The accompanying notes are integral part of these financial statements.

F-6

OPTI-HARVEST, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

(Amounts rounded to nearest thousands, except share and per share amounts)

Note 1 – Operations and Liquidity

Opti-Harvest, Inc. (“Opti-Harvest” or “the Company”) is an agricultural innovation company with products backed by a portfolio of patented and patent pending technologies focused on solving several critical challenges faced by agribusinesses: maximizing crop yield, accelerating crop growth, optimizing land and water resources, reducing labor costs and mitigating negative environmental impacts.

Our advanced agriculture technology (Opti-Filter™) and precision farming (Opti-View™) platforms, enable commercial growers and home gardeners to harness, optimize and better utilize sunlight, the planet’s most fundamental and renewable natural resource.

Our sustainable agricultural technology platform is powered by the sun. It maximizes a free and renewable resource with no need for additional chemicals or fertilizers.

Opti-Harvest was formed in the State of Delaware on June 20, 2016. Our principal executive offices are located at 1801 Century Park East, Suite 520, Los Angeles, California 90067. Our website address is www.opti-harvest.com.

COVID-19 Considerations

During the year ended December 31, 2020, the COVID-19 pandemic did not have a material net impact on the Company’s operating results. In the future, the pandemic may cause reduced demand for the Company’s products if, for example, the pandemic results in a recessionary economic environment which negatively effects the consumers who purchase our products. The Company has not observed any material impairments of its assets or a significant change in the fair value of its assets due to the COVID-19 pandemic.

The Company’s ability to operate without significant negative operational impact from the COVID-19 pandemic will in part depend on its ability to protect its employees and its supply chain. The Company has endeavored to follow the recommended actions of government and health authorities to protect its employees. Since the onset of the COVID-19 pandemic, the Company maintained the consistency of its operations. However, the uncertainty resulting from the pandemic could result in an unforeseen disruption to its workforce and supply chain (for example an inability of a key supplier or transportation supplier to source and transport materials) that could negatively impact the Company’s operations.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the year ended December 31, 2020, the Company recorded a net loss of $3,284,000 and used cash in operations of $2,504,000 and had a shareholders’ deficit of $29,000 as of December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2020, the Company had cash on hand in the amount of $403,000. Subsequent to December 31, 2020, the Company received proceeds of approximately $5.2 million on the sale of common stock as part of its private offering (see Note 11). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case or equity financing.

F-7

Note 2 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in the determination of the Company’s liquidity.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation
Tool and Molds	2 years
Vehicle	5 years
Office equipment	3 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2020 and 2019, the Company determined there were no indicators of impairment of its property and equipment.

Intangible Assets

Intangible assets are comprised of acquired patents (see Note 4). Intangible assets are assessed for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired and evaluated annually to determine whether the indefinite useful life is appropriate. As part of our impairment test, we first assess qualitative factors to determine whether it is more likely than not the asset is impaired. If further testing is necessary, we compare the estimated fair value of the intangible asset with its book value. If the carrying amount of the intangible asset exceeds its fair value, as determined by its discounted cash flows, an impairment loss is recognized in an amount equal to that excess. For the year ended December 31, 2019, the Company determined there was no impairment of its intangible assets. As of December 31, 2020, the intangible assets were fully amortized.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time.

F-8

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for product damaged during customer delivery. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

For the years ended December 31, 2020 and 2019, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	December 31, 2020	December 31, 2019
Warrants	1,278,375	643,750
Series A Preferred	1	1
Total	1,278,376	643,751

Stock Compensation Expense

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Company has recorded a valuation allowance against its deferred tax assets as of December 31, 2020 and 2019.

F-9

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Research and Development

Research and development costs include advisors, consultants, legal, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development costs are expensed as incurred. During the years ended December 31, 2020 and 2019, research and development costs were $1,680,000 and $1,649,000, respectively.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. ASC 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, accounts payable and accrued liabilities, and patent purchase obligation approximate their fair values because of the short maturity of these instruments. The carrying values of loan and note payables approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion and beneficial conversion models. The diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. For contracts in an entity’s own equity, the type of contracts primarily affected by this update are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement conditions of the derivative scope exception. This update simplifies the related settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective January 1, 2024, for the Company and the provisions of this update can be adopted using either the modified retrospective method or a fully retrospective method. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. Effective January 1, 2021, the Company early adopted ASU 2020-06 and that adoption did not have an impact on our financial statements and related disclosures.

F-10

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Concentration Risks

Cash includes cash on hand and cash in banks and are reported as “Cash” in the balance sheets. The balance of cash on hand is not insured by the Federal Deposit Insurance Corporation. The balance of cash in banks is insured by the Federal Deposit Insurance Corporation for up to $250,000.

The Company performs a regular review of customer activity and associated credit risks and does not require collateral or other arrangements. One customer accounted for 92% of the Company’s sales during the year ended December 31, 2020.

The Company’s currently uses one vendor to manufacturing the majority of its products, including products developed for the Company’s research and development activities.

Segment Reporting

The Company operates in one segment for the manufacture and distribution of our products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Note 3 – Property and Equipment

Property and equipment consist of the following at December 31, 2020 and 2019:

	2020	2019

Tools and molds	$592,000	$211,000
Computer equipment	4,000	-
Vehicles	45,000	-
Total cost	641,000	211,000
Less: accumulated depreciation and amortization	(278,000)	(13,000)
Property and equipment, net	$363,000	$198,000

Depreciation expense for the years ended December 31, 2020 and 2019, was $265,000 and $13,000, respectively.

Note 4 – Intangible Assets and Contingent Earnout Liabilities

DisperSolar LLC

On April 7, 2017, the Company and DisperSolar LLC (the “Seller”), a California limited liability company, entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which the Company acquired certain patents (intellectual property) of the Seller. The Seller developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

F-11

The Company agreed to pay the following for the acquisition of Seller’s intellectual property:

(i)	Initial Payment: $150,000 deposited into the Seller Account within 10 days of the Effective Date (the “Initial Payment”).

(ii)	Initial Milestone Payments: Additional payments in the aggregate combined amount up to $350,000 upon reaching defined milestones (the “Milestone Payments”), of which $50,000 was paid in 2017, $200,000 in 2018, and $100,000 in 2021.

(iii)	Earnout Payments: $800,000 paid on the on-going basis at a rate of 50% of gross margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1,600,000.

On December 6, 2018, the Company and Seller amended the Agreement by increasing the Milestone Payments from $350,000 to $450,000. The Company recorded the additional $100,000 as an expense when the milestones were reached during the year ended December 31, 2019 and are included in research and development expense in the accompanying statements of operations.

The Company assigned the purchase price of $500,000, which is comprised of the Initial Payment of $150,000 and the initial Milestone Payments of $350,000, to contract commitments, and were being amortized over a three year period. For the years ended December 31, 2020 and 2019, the Company recorded $42,000 and $166,000 as amortization of intangible assets expense in the accompanying statements of operations. As of December 31, 2020, there was no remaining unamortized balance.

As of December 31, 2020 and 2019, the remaining purchase obligation was $100,000, which was classified as a short-term obligation on the accompanying balance sheet.

Royalties

The Company will pay to Seller royalties as follows:

(i)	Following the recognition by the Company of the first $1.6 million in aggregate combined Gross Margin and License Revenue, and until the Company pays to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of Covered Products at a rate of 8% of Gross Margin.

(ii)	Once Purchaser has paid to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of Covered Products at a rate of 4.75% of Gross Margin until the earlier of (x) such time as Covered Products are not covered by any claims of any Assigned Patent, and (y) the date of the consummation of a Strategic Transaction.

For the years ended December 31, 2020 and 2019, the Company recorded no earnout or royalty payment obligations as no gross margin was realized.

Strategic Transaction

The Company will pay to Seller 7.6% of all License Consideration received by the Company until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to the Company by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by Purchaser for the purpose of consummating the Strategic Transaction. The Company will pay to Seller a percentage of all License Consideration received by Purchaser as follows:

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;

F-12

(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million);
(iii)	7.6% of Strategic Transaction Consideration over $150 million.

Inventor Royalty

On July 5, 2019, the Company and Nicholas Booth (“Mr. Booth”) entered into a Royalty Agreement. Mr. Booth is a member of Dispersolar, LLC and a named inventor of the acquired patents from Dispersolar, LLC discussed above. Effective July 1, 2021, Mr. Booth was employed by the Company as its Chief Technology Officer.

The Company will pay Mr. Booth a percentage of all License Consideration received by the Company as follows:

(a) Once the Company has paid to DisperSolar an aggregate amount in royalties of $30 million under the Agreement, the Company will pay to Booth a percentage of all royalties on sales of Covered Products at a rate of 0.25% of Gross Margin until the earlier of (x) such time as Covered Products are not covered by any claims of any Assigned Patent, and (y) the date of the consummation of a Strategic Transaction.

(b) Opti-Harvest will pay to Booth a percentage of all License Consideration received by Purchaser on the same terms as payable by the Company to DisperSolar under the Agreement, except that the percentages of License Consideration due to Booth shall be as follows:

(a)	0.4% of all License Consideration received by Opti-Harvest until the date of consummation of a Strategic Transaction;
(b)	0.2% of the first $50 million of the Strategic Transaction Consideration;
(c)	0.3% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million); and
(d)	0.4% of Strategic Transaction Consideration over $150 million.

As of December 31, 2020 and 2019, no amounts were due for earnouts or royalties.

Note 5 – Note Payable

On April 27, 2020, the Company was granted a loan (the “PPP loan”) from Chase Bank in the aggregate amount of $38,000, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act.

The PPP loan agreement is dated April 27, 2020, matures on April 27, 2022, bears interest at a rate of 1% per annum, with the first six months of interest deferred, and is unsecured and guaranteed by the U.S. Small Business Administration (“SBA”). The Company applied ASC 470, Debt, to account for the PPP loan. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the PPP loan may only be used for qualifying expenses as described in the CARES Act, including qualifying payroll costs, qualifying group health care benefits, qualifying rent and debt obligations, and qualifying utilities. The Company intends to use the entire loan amount for qualifying expenses.

Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses. The Company applied for forgiveness of the PPP loan, and on June 7, 2021, the Company was notified by Chase Bank that the SBA had authorized the full forgiveness of the Company’s PPP loan.

Note 6 – Loan payable

On November 20, 2020, the Company financed the purchase of a vehicle for $40,000. The loan term is for 59 months, annual interest rate of 4.49%, with monthly principal and interest payments of $745, and secured by the purchased vehicle. No loan payments were made during the year ended December 31, 2020, leaving a loan balance of $40,000 at December 31, 2020, of which $7,000 was recorded as the current portion of loans payable on the accompanying balance sheet.

F-13

Note 7 – Shareholder’ Equity

The following description summarizes the material terms of our capital stock.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, 1 share of which is designated as Series A preferred stock, $0.0001 par value. The rights, preferences and privileges of preferred stock may be designated from time to time by our board of directors. As of December 31, 2020, there were 28,956,158 shares of our common stock issued and outstanding and one (1) share of Series A preferred stock issued and outstanding. The one (1) share of Series A preferred stock is held by Jonathan Destler, our Chief Executive Officer and director.

Undesignated Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of our undesignated preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

Once our board of directors approves the rights and preferences for a series of preferred stock, we will file a Certificate of Designation for such series of preferred stock with the Delaware Secretary of State formally establishing such rights and preferences.

Series A Preferred Stock; Common Stock

Voting

Except as set forth below, each holder of Series A preferred stock has the same rights as holders of common stock and shall be entitled to notice of any shareholders’ meeting. They shall also be entitled to vote with the holders of common stock, and not as a separate class, except as may otherwise be required by law. Except as set forth below, each shareholder shall be entitled to one (1) vote for each share of stock outstanding. Except as set forth below or otherwise provided by the law of the State of Delaware, any corporate action to be taken shall be authorized by a majority of the votes cast by the shareholders. There are no cumulative rights to voting.

Each share of Series A preferred stock is entitled to the number of votes equal to 110% of the number of votes of the common stock issued and outstanding.

Additionally, for as long as any shares of Series A preferred stock are outstanding, the holders of Series A preferred stock shall be entitled to elect one director, or the Series A Director.

F-14

Protective Provisions

For as long as any shares of Series A preferred stock are outstanding, we must obtain the approval of at least a majority of the holders of the outstanding shares of preferred stock, voting as a separate class, to:

●	Amend our articles of incorporation or, unless approved by our board of directors, including by the Series A Director, amend our bylaws;

●	Change or modify the rights, preferences or other terms of the Series A preferred stock, or increase or decrease the number of authorized shares of Series A preferred stock;

●	Reclassify or recapitalize any outstanding equity securities, or, unless approved by our board of directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

●	Authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph), or any other merger or consolidation of the Company, where a Deemed Liquidation shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A preferred stock.

●	Increase or decrease the size of our board of directors as provided in our bylaws or remove the Series A Director (unless approved by our board of directors, including the Series A Director);

●	Declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by our board of directors, including the Series A Director);

●	Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by our board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by our board of directors, including the Series A Director);

●	Create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the shareholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

●	Replace the President and/or Chief Executive Officer of the Company (unless approved by our board of directors, including the Series A Director);

●	Transfer assets to any subsidiary or other affiliated entity (unless approved by our board of directors, including the Series A Director);

●	Issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A preferred stock (unless approved by our board of directors, including the Series A Director);

F-15

●	Modify or change the nature of the Company’s business;

●	Acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by our board of directors, including the Series A Director); or

●	Sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any subsidiary outside the ordinary course of business (unless approved by our board of directors, including the Series A Director).

Dividends

Subject to the rights of the preferred shareholders set forth in “Protective Provisions”, our board of directors shall have full power and discretion, to determine out of legally available funds what, if any, dividends or distributions shall be declared and paid. Dividends may be paid in cash, in property, or in shares of common stock. Shares of common stock and Series A preferred stock are treated equally and ratably, on a per share basis, with respect to any dividend or distribution from us. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock and Series A preferred stock shall both receive common stock or rights to acquire common stock. No dividends shall be declared or payable in the form of Series A preferred stock.

Liquidation Rights

If there is a liquidation, dissolution or winding up of the Company, holders of our common stock and Series A preferred stock would be entitled to share in our assets remaining after the payment of liabilities equally and ratably, on a per share basis.

Conversion

Voluntary Conversion: Each share of Series A preferred stock shall be convertible into one fully paid and nonassessable share of common stock at the option of the holder.

Other Provisions

Holders of our common stock and Series A preferred stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock or Series A preferred stock.

Common shares issued on private offerings

During the years ended December 31, 2020 and 2019, the Company received net proceeds of $2,513,000 and $2,575,000 on the sale of 1,269,250 and 1,287,500 shares of common stock, respectively, at $2.00 per share, as part of its private offerings. As part of the Company’s $2.00 private offering, each participating shareholder is entitled to a warrant, which expires on December 31, 2022, to purchase up to fifty percent (50%) of the number of common shares purchased, at $3.00 per share.

Common shares issued for services

The Company entered into various consulting agreements with third parties (“Consultants”) pursuant to which these Consultants provided business development, sales promotion, introduction to new business opportunities, strategic analysis and sales and marketing activities. During the year ended December 31, 2020, the Company issued 57,500 shares of common stock, with a fair value of $115,000 at date of grant, or $2.00 per common share, to Consultants.

F-16

2016 Stock Incentive Plan

The Company’s 2016 Equity Incentive Plan (the “Plan”) is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorized the granting of not more than 1,000,000 restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. The Plan provided that stock options or SAR’s granted can be exercisable immediately as of the effective date of the applicable agreement, or in accordance with a schedule or performance criteria as may be set in the applicable agreement. The exercise price for non-qualified stock options or SAR’s would be the amount specified in the agreement, but shall not be less than the fair value of the Company’s common stock at the date of the grant. The maximum term of options and SARs granted under the plan is ten years. Since the inception of the Plan. As of December 31, 2020, no restricted shares, SAR’s, and incentive and non-qualified stock options to purchase shares of the Company’s common stock options have been issued.

Summary of Warrants

A summary of warrants for the year ended December 31, 2020 and 2019, is as follows:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Balance outstanding, December 31, 2018	-	$-
Warrants granted	643,750	3.00
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding, December 31, 2019	643,750	3.00
Warrants granted	634,625	3.00
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding, December 31, 2020	1,278,375	$3.00
Balance exercisable, December 31, 2020	1,278,375	$3.00

Information relating to outstanding warrants at December 31, 2020, summarized by exercise price, is as follows:

			Outstanding	Exercisable
			Weighted		Weighted
Exercise Price		Life	Average		Average
Per Share	Share	(Years)	Exercise Price	Shares	Exercise Price
$3.00	1,278,375	2.00	$3.00	1,278,375	$3.00
	1,278,375	2.00	$3.00	1,278,375	$3.00

In conjunction with the sale of the common shares issued as part of the Company’s $2.00 private offering, each participating shareholder is entitled to purchase up to fifty percent (50%) of the number of common shares purchased, at $3.00 per share. The original warrant term of eighteen (18) months was modified by the Board on July 13, 2021, to expire on December 31, 2022. During the years ended December 31, 2020 and 2019, the Company issued warrants to purchase 634,625 shares and 643,750 shares of common stock at an exercise price of $3.00.

The weighted-average remaining contractual life of warrants outstanding and exercisable at December 31, 2020 was two (2) years. As of December 31, 2020, the outstanding and exercisable warrants had no intrinsic value. The aggregate intrinsic value was calculated as the difference between the last private offering price of $2.00 per share as of December 31, 2020, and the exercise price of the outstanding warrants.

F-17

Note 8 – Commitment and Contingencies

Legal Proceeding

We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or our subsidiary, threatened against our Company, our common stock, our subsidiary or of our Company or our subsidiary’s officers or directors in their capacities as such.

Chief Executive Officer Employment Agreement

The Company and Jonathan Destler (the “Executive”) entered into an Employment Agreement (the “Employment Agreement”) dated December 17, 2018, with an initial term of five years with automatic annual extensions. The initial base salary for Mr. Destler under the Employment Agreement is $90,000 per annum. Executive’s monthly base salary shall increase to $120,000 per annum, at the time that the Company offers and sells equity or debt securities for an aggregate purchase price of, and obtains gross cash proceeds in an amount of, not less than One Million Dollars ($1,000,000). On the second anniversary of the Employment Agreement, the Executive’s base salary will increase to $225,000 per annum.

Pursuant to the Employment Agreement, the Executive is to participate in the Company’s Stock Incentive Program whereby each year the Executive may receive an option for up to 1,000,000 shares of Company common stock (the “Option”). The number of shares awarded will be based solely on the Company’s achievement of business and other goals solely determined by the Board prior to the start of each fiscal year. Any Option granted will have a purchase price equal to the fair market value on the grant date and will vest and become exercisable over a four (4) year vesting period such that 1/48 of the total number of Option shares will vest and become exercisable on each monthly anniversary. Vesting is contingent upon Executive’s continued employment with the Company. As of December 31, 2020, the Board had not granted Mr. Destler options under the Employment Agreement.

The Employment Agreement also provides for cash bonus(es), payable to Mr. Destler, equal to 10% of first $1,000,000 of gross profits of the Company, 8% of the second $1,000,000 of gross profits of the Company, 6% of the third $1,000,000 of gross profits of the Company, 4% of the fourth $1,000,000 of gross profits of the Company, and 2% of all gross profits of the Company in excess of $4,000,000. In lieu of any cash payment due to Mr. Destler as a bonus, Mr. Destler, may in his sole discretion, elect to receive shares of common stock of the Company at a rate of $0.75 per share.

The Employment Agreement also provides for a cash fee, payable to Mr. Destler, (i) equal to 3% (the “Transaction Fee”) of the aggregate value of any sale of all or a substantial amount of the assets or the capital stock of the Company, any sale, merger, consolidation or other event which results in the transfer of control of or a material interest in the Company or of all or a substantial amount of the assets of the Company, provided, however, in no event shall the Transaction Fee be less than $750,000, and (ii) equal to 6% (the “Licensing Transaction Fee”) of the aggregate value of any license, partnership or co-promotional agreement, joint venture, alliance, reselling agreement, development agreement and any other such transaction in which the Company transfers any rights to its technology or intellectual property where the aggregate licensing value is greater than $5,000,000, provided, however, that in no event shall the License Transaction Fee be less than $750,000.

The Employment Agreement also obligates the Company to pay for the Executive’s costs related to his reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs not to exceed $1,000 per month, and club membership costs, all of which are payable not later than 10 days after the end of each month. Mr. Destler is also entitled to participate in the Company’s employee benefit programs and provide for other customary benefits. Finally, the employment agreements prohibit the executives from engaging in certain activities which compete with the Company, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

F-18

The Executive is entitled to the following severance benefits under the Agreement.

1.	Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate his employment with the Company other than by Executive’s resignation for good reason, or if the Company or a successor entity terminates Executive’s employment for cause, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued solely to the extent of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

2.	Involuntary Termination Apart from a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without cause or by Executive’s resignation for good reason prior to or more than twelve (12) months after, a change of control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

a.	continued payment of his base salary for a period of twelve (12) months following the date of termination, in accordance with the Company’s normal payroll practices;
b.	reimbursement of his premium cost for continuation coverage for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan,
c.	payment of 100% of Executive’s current year discretionary cash bonus regardless of the Company’s or the Executive’s achievement of the goals
d.	accelerated vesting as to 50% of Executive’s then unvested option shares; and
e.	reimbursement for up to $100,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

3.	Involuntary Termination Following a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without cause or by Executive’s resignation for good reason in either case within twelve (12) months following a change of control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

a.	continued payment of his base salary for a period of eighteen (18) months following the date of termination, in accordance with the Company’s normal payroll practices;
b.	reimbursement of his premium cost for continuation coverage for the lesser of the first eighteen (18) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums;
c.	payment of 150% of Executive’s current year discretionary cash bonus regardless of the Company’s or the Executive’s achievement of the goals referred to in Section 3.3 of this Agreement;
d.	accelerated vesting of 100% of all the unvested option shares; and
e.	reimbursement for up to $50,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

On March 21, 2021, the Agreement was amended (see Note 11).

Note 9 – Income Taxes

At December 31, 2020, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $8.8 million for Federal and state purposes. The carryforwards expire in various amounts through 2040. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit. Section 382 generally limits the use of NOLs and credits following an ownership change, which occurs when one or more 5 percent shareholders increase their ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the “testing period” (generally three years).

F-19

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2020 and 2019, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2020, and 2019, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2017 through 2020 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2020	December 31, 2019
Income tax benefit at federal statutory rate	(21.0)%	(21.0)%
State income tax benefit, net of federal benefit	(6.0)%	(6.0)%
Change in valuation allowance	27.00%	27.00%

Income taxes at effective tax rate	-%	-%

The components of deferred taxes consist of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Net operating loss carryforwards	$2,479,000	$1,587,000
Less: Valuation allowance	(2,479,000)	(1,587,000)

Net deferred tax assets	$-	$-

Note 10 – Related Party Transactions

At December 31, 2019, the Company had a due from related parties balance of $68,000. Related parties are comprised of Jonathan Destler, the Company’s CEO, and Touchstone Advisors, Inc., a Nevada Corporation, for which Mr. Destler is the owner and president. The due from related parties balance of $68,000 at December 31, 2019 represents advances to Mr. Destler and Touchstone Advisors to purchase professional services on behalf of the Company. During the year ended December 31, 2020, $68,000 was used to pay for professional services provided to the Company leaving no remaining balance at December 31, 2020.

F-20

Note 11 – Subsequent Events

Common Shares Issued on Private Offerings

Subsequent to December 31, 2020, the Company received proceeds of $5.2 million on the sale of 2,597,500 shares of common stock, at an average price of $2.00 per share, as part of its private offering.

Common Shares Issued for Services

Subsequent to December 31, 2020, the Company issued 841,500 shares of common stock, with a fair value of approximately $1.7 million at date of grant, or $2.00 per common share, to Consultants.

Purchase Order Obligation

Subsequent to December 31, 2020, the Company issued purchase orders for tooling required to manufacture its products. The purchase orders totaled approximately $1.2 million, of which the Company paid $625,000 of deposits, leaving a remaining purchase order obligation of $625,000 as of the date this report was issued.

Senior Convertible Notes Payable and Warrants

Between September 23, 2021 and October 15, 2021 we offered and sold approximately $3,591,000 of Senior Convertible Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase that number of shares of common stock into which the notes are convertible. Each Warrant is exercisable at a price (the “Exercise Price”) equal to 115% of our initial public offering price. Each Note is convertible, in the sole discretion of the holder of the Note, into shares of our common stock at a purchase price equal to 80% of the offering price of our initial public offering price.

Each Note, issued at an original issue discount of 15%, carries interest at a rate of 12% per annum, and any interest payable under the Note shall automatically accrue and be capitalized to the principal amount of the Note, and shall thereafter be deemed to be a part of the principal amount of the Note, unless such interest is paid in cash on or prior to the maturity date of the Note.

The Notes mature 12 months from the date of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of (i) the consummation of our first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by us of not less than $10,000,000 of our equity securities, as a result of or following which our common stock shall be listed on the Nasdaq Stock Market, and (ii) December 15, 2021. Additionally, each Warrant contains a cashless exercise provision, which is effective if the shares underlying the Warrant are not covered by a registration statement 6 months from the date of issuance of the Warrant.

The shares of common stock underlying the Notes and the Warrants are subject to registration rights, and such shares must be registered simultaneous with this offering.

Each Note and Warrant holder has (i) the right of first refusal to purchase up to 20% of its pro rata share of new securities the that company offers, which right expires upon the consummation of an underwritten initial public offering by us or a change in control of us, and (ii) the right to be repaid any and all principal and interest due by us from any and all proceeds of us resulting from any sale of assets and any sale and issuance of and debt or equity securities.

Amended Employment Agreement

On March 21, 2021, the Company and Mr. Destler, Chief Executive Officer “(the “Executive”), entered into an amended Employment Agreement (the “Amended Agreement”). See Note 8 for the general terms of the employment agreement dated December 17, 2018. The Executive’s employment term of five (5) years was extended to a term of ten (10) years, and the Executive’s base salary increased to $240,000 per annum effective June 1, 2021. Executive’s monthly salary shall increase by not less than five percent (5%), on June 1, 2022, and by not less than five percent (5%) on Executive’s then monthly salary on June 1 of each year thereafter for the term of the Amended Agreement.

F-21

The Amended Agreement replaced the Executive’s option for up to 1,000,000 shares of Company common stock annually at the discretion of the Board of Directors, with the option to purchase 4,000,000 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on April 1, 2031, and where 83,333 Option Shares vest monthly beginning on May 1, 2021. This option shall survive termination of the Agreement.

The Amendment Agreement also granted Mr. Destler 1,000,000 shares of the Company’s common stock upon the Company’s listing of its common stock on any market of the Nasdaq or New York Stock Exchange. Executive may, in his sole discretion, be granted any part of or all such 1,000,000 shares in the form of a warrant or option, exercisable at $0.001 per share, for the purchase of 1,000,000 shares of common stock of the Company, for a term of five (5) years. Executive’s grant of and right to such 1,000,000 shares is conditioned upon and subject to Executive being an employee, officer or director of the Company at the time that the Company’s shares of common stock are listed on any market of the Nasdaq or New York Stock Exchange.

Advisor Agreements

On August 24, 2021, the Company entered into an advisor agreement with ICM Capital Management, LLC (“ICM”) regarding the role and compensation of ICM in connection with transactions in which the Company, directly or indirectly through one or more affiliates, raises debt capital or receives a loan from one or more investors identified by ICM to the Company to raise up to $2.0 million. The advisor agreement shall expire on the date specified by either ICM or the Company not less than 30 days prior to the date of termination. The Company agreed to pay ICM a fee equal to 2.0% of the total principal amount of the loan to be made by an investor to the Company.

On August 24, 2021, the Company entered into an advisor agreement with INTE Securities LLC (“INTE”) regarding the role and compensation of INTE in connection with equity transactions in which the Company, in each case directly or indirectly through one or more affiliates, (i) raises equity capital from one or more investors or otherwise issues the Company’s capital stock or (ii) otherwise issues instruments convertible into the Company’s capital stock, with the principal purpose of raising capital from one or more investors identified by INTE to the Company. The advisor agreement shall expire on the date specified by either INTE or the Company not less than 30 days prior to the date of termination. The Company agreed to pay INTE a fee equal to 4.0% of the total principal amount of the equity capital received from an investor by the Company. The INTE fee will be fully earned and due and payable at the initial closing of such transaction regardless of whether the capital raised is funded at the initial closing or over time.

Advisory Board Agreements

On August 18, 2021 and September 24, 2021, the Company entered into a one year consulting agreement (the “Agreement”), with automatic annual renewals, for which the consultants are to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company is to pay the consultants $5,000 per calendar quarter and granted the consultants options to purchase 20,000 shares of the Company’s common stock, with a three (3) year life, vesting over a twelve (12) month period, and exercisable at $2.00 per share. The consultant will be granted an additional 20,000 options to purchase shares on each automatic contract renewal period.

On July 14, 2021, the Company entered into a three year consulting agreement (the “Agreement”) for which the consultant is to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company issued 12,500 restricted shares of common stock to the consultant and granted options to purchase 25,000 shares of the Company’s common stock on January 1, 2022, options to purchase 30,000 shares of the Company’s common stock on July 1, 2022, options to purchase 30,000 shares of the Company’s common stock on January 1, 2023, and options to purchase 30,000 shares of the Company’s common stock on July 1, 2023. Each option shall have a term of three (3) years, vest immediately upon grant by the Company, and be exercisable at $2.00 per share.

On July 1, 2021, the Company entered into a three year consulting agreement (the “Agreement”) for which the consultant is to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company is to pay the consultant $5,000 per month during the first six month period of the Agreement, and the Company shall grant, as of July 1, 2021, (i) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on the date hereof, at an exercise price of $2.00 per share, (ii) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on December 1, 2021, at an exercise price of $2.00 per share, (iii) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on June 1, 2022, at an exercise price of $4.00 per share, and (iv) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on December 1, 2022, at an exercise price of $4.00 per share.

F-22

Equity Incentive Plan

After December 31, 2020, the Board increased the number of common shares authorized to be issued under the Company’s 2016 Equity Incentive Plan (see Note 7) from 1,000,000 common shares to 7,000,000 common shares and granted 4,300,000 stock options to its executives and 25,000 stock options to an employee, at an exercise price of $2.00 per share.

Kingdom Building Consulting Agreement

On April 1, 2021, the Company entered into a consulting agreement with Kingdom Building, Inc. (“KBI”). For an initial one year period, with automatic annual extensions thereafter, KBI will advise, counsel and inform designated officers and employees of the Company as it relates to financial markets, competitors, business acquisitions and other aspects of or concerning the Company’s business about which KBI has knowledge or expertise.

The Company agreed to pay $5,000 per month, with an additional $5,000 per month deferred until the closing of the first financing of $250,000 or greater. At the closing of the financing, the amount deferred will be due in full and the monthly fee will be $10,000 for the remainder of the contract term. The Company also agreed to sell to KBI, at par value, 50,000 shares of the Company’s common stock.

Upon the closing of an investment in the Company of at least $5 million in gross proceeds by a third party investor, or any other funding that may take the form of, but not be limited to, debt or other alternative financing, or the entry into a joint venture or any other form of merger or consolidation between any other entity and the Company, the Company agreed to sell to KBI, at par value, shares of Company common stock equal to one percent (1.00%) to the Company’s fully diluted shares outstanding, and upon the closing of an initial public offering of at least $5 million in gross proceeds, or any other form or merger or combination between any other entity and the Company, the Company agreed to sell to KBI, at par value, shares of Company common stock equity to one-half percent (0.50%) of the Company’s fully diluted shares outstanding.

F-23

OPTI-HARVEST, INC.

CONDENSED BALANCE SHEETS

(Amounts rounded to nearest thousands, except share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,792,000	$403,000
Accounts receivable	18,000	1,000
Inventory, net of reserve for obsolescence of $60,000 and $0, respectively	-	-
Total Current Assets	1,810,000	404,000

Property and equipment, net of accumulated depreciation of $512,000 and $278,000, respectively	149,000	363,000
Deposits on purchase of equipment	625,000	-
Total Assets	$2,584,000	$767,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$870,000	$618,000
Convertible notes payable, net of debt discount of $685,000 and $0, respectively	139,000	-
Current portion of loan payable	7,000	7,000
Patent purchase obligation	-	100,000
Total Current Liabilities	1,016,000	725,000

Loan payable, less current portion	28,000	33,000
Note payable	-	38,000
Total Liabilities	1,044,000	796,000

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 1 share of Series A issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 32,395,158 and 28,956,158 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	3,000	3,000
Additional paid-in-capital	17,694,000	9,105,000
Accumulated deficit	(16,157,000)	(9,137,000)
Total Shareholders’ Equity (Deficit)	1,540,000	(29,000)

Total liabilities and stockholders’ equity	$2,584,000	$767,000

The accompanying notes are an integral part of these financial statements.

F-24

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts rounded to nearest thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2021	2020

Net Sales	$40,000	$20,000
Cost of goods sold	92,000	115,000
Gross loss	(52,000)	(95,000)

Operating expenses:
Selling, general and administrative expense	5,196,000	869,000
Research and development expense	1,791,000	1,071,000
Amortization of license agreement	-	42,000
Total operating expenses	6,987,000	1,982,000

Loss from operations	(7,039,000)	(2,077,000)

Interest expense	(19,000)	-
Gain on forgiveness of debt	38,000	-

Net Loss	$(7,020,000)	$(2,077,000)

Loss per share – basic and diluted	$(0.23)	$(0.08)

Weighted average number of shares outstanding – basic and diluted	30,489,968	27,382,065

The accompanying notes are an integral part of these financial statements.

F-25

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Nine months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts rounded to nearest thousands, except share amounts)

	Common Stock		Preferred Stock		Additional Paid In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2020	28,956,158	$3,000	1	$-	$9,105,000	$(9,137,000)	$(29,000)
Fair value of vested options and warrants issued for services		-		-	1,085,000		1,085,000
Fair value of warrants issued as a debt discount		-		-	576,000		576,000
Fair value of common shares issued for services	841,500				1,683,000		1,683,000
Common shares issued in private offerings	2,597,500	-		-	5,245,000	-	5,245,000
Net Loss						(7,020,000)	(7,020,000)
Balance, September 30, 2021 (Unaudited)	32,395,158	$3,000	1	$-	$17,694,000	$(16,157,000)	$1,540,000

	Common Stock		Preferred Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	27,629,408	$3,000	1	$-	$6,477,000	$(5,853,000)	$627,000
Fair value of common shares issued for services	57,500	-		-	115,000	-	115,000
Common shares issued in private offerings	980,000	-		-	1,960,000	-	1,960,000
Net Loss						(2,077,000)	(2,077,000)
Balance, September 30, 2020 (Unaudited)	28,666,908	$3,000	1	$-	$8,552,000	$(7,930,000)	$625,000

The accompanying notes are an integral part of these financial statements.

F-26

OPTI-HARVEST, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts rounded to nearest thousands)

	Nine Months ended September 30
	2021	2020
Cash Flows from Operating Activities
Net loss	$(7,020,000)	$(2,077,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	234,000	191,000
Amortization of intangible assets	-	42,000
Amortization of debt discount	15,000	-
Increase in reserve for inventory obsolescence	60,000	-
Fair value of common stock issued for services	1,683,000	115,000
Fair value of vested options and warrants	1,085,000	-
Gain on forgiveness of debt	(38,000)	-
Changes in operating assets and liabilities
Accounts receivable	(17,000)	(1,000)
Inventory	(60,000)	-
Accounts payable and accrued expenses	252,000	(152,000)
Net cash used in operating activities	(3,806,000)	(1,882,000)

Cash Flows from Investing Activities
Purchase of property and equipment	(20,000)	(365,000)
Deposits on purchase of equipment	(625,000)	-
Net cash used in investing activities	(645,000)	(365,000)

Cash Flows from Financing Activities
Proceeds from sale of common stock	5,245,000	1,960,000
Proceeds from convertible notes payable	700,000	-
Proceeds from note payable	-	38,000
Repayment of loans payable	(5,000)	-
Repayment of patent purchase obligation	(100,000)	-
Repayment of related parties	-	(5,000)
Net cash provided by financing activities	5,840,000	1,993,000

Net increase (decrease) in cash	1,389,000	(254,000)
Cash beginning of period	403,000	678,000
Cash end of period	$1,792,000	$424,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,000	$-
Cash paid for income taxes	$-	$-

Non-Cash Financing Activities:
Fair value of warrants recorded as a debt discount	$576,000	$-

The accompanying notes are integral part of these financial statements.

F-27

OPTI-HARVEST, INC.

NOTES TO FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(Amounts rounded to nearest thousands, except share and per share amounts)

Note 1 – Basis of Presentation and Liquidity

The accompanying interim condensed financial statements of Opti-Harvest, Inc. (the “Company”, “we”, “us”, or “our”), are unaudited, but in the opinion of management contain all adjustments, including normal recurring adjustments, necessary to present fairly our financial position at September 30, 2021 and the results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The balance sheet as of December 31, 2020 is derived from the Company’s audited financial statements included elsewhere in this filing.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. We believe that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report.

The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2021.

COVID-19 Considerations

During the nine months ended September 30, 2021, the COVID-19 pandemic did not have a material net impact on the Company’s operating results. In the future, the pandemic may cause reduced demand for the Company’s products if, for example, the pandemic results in a recessionary economic environment which negatively effects the consumers who purchase our products. The Company has not observed any material impairments of its assets or a significant change in the fair value of its assets due to the COVID-19 pandemic.

The Company’s ability to operate without significant negative operational impact from the COVID-19 pandemic will in part depend on its ability to protect its employees and its supply chain. The Company has endeavored to follow the recommended actions of government and health authorities to protect its employees. Since the onset of the COVID-19 pandemic, the Company maintained the consistency of its operations. However, the uncertainty resulting from the pandemic could result in an unforeseen disruption to its workforce and supply chain (for example an inability of a key supplier or transportation supplier to source and transport materials) that could negatively impact the Company’s operations.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the nine months ended September 30, 2021, the Company recorded a net loss of $7.0 million and used cash in operations of $3.8 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s December 31, 2020 financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At September 30, 2021, the Company had cash on hand in the amount of $1.8 million. Subsequent to September 30, 2021, the Company received net proceeds of approximately $2.4 million on the sale of convertible notes (See Note 12). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company.

F-28

Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case or equity financing.

Note 2 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, analysis of impairments of recorded long-term tangible and intangible assets, realization of deferred tax assets, accruals for potential liabilities and assumptions made in valuing stock instruments issued for services.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. At September 30, 2021, the Company fully reserved its inventory balance on hand based on its estimate of obsolete inventory.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time.

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for damaged products when the damage occurred pre-fulfillment. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

F-29

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

For the nine months ended September 30, 2021 and 2020, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	September 30, 2021	September 30, 2020
Warrants	3,800,654	2,287,500
Options	4,365,000	-
Senior convertible notes	171,778	-
Series A Preferred	1	1
Total	8,337,433	2,287,501

Stock Compensation Expense

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The Company estimates the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Research and Development

Research and development costs include advisors, consultants, software licensing, product design and development, data monitoring and collection, field trial installations, and travel related expenses. Research and development costs are expensed as incurred. During the nine months ended September 30, 2021 and 2020, research and development costs were approximately $1.8 million and $1.1 million, respectively.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. ASC 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, accounts payable and accrued liabilities, and patent purchase obligation approximate their fair values because of the short maturity of these instruments. The carrying values of loan and convertible notes payables approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

F-30

Recent Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion and beneficial conversion models. The diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. For contracts in an entity’s own equity, the type of contracts primarily affected by this update are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement conditions of the derivative scope exception. This update simplifies the related settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective January 1, 2024, for the Company and the provisions of this update can be adopted using either the modified retrospective method or a fully retrospective method. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. Effective January 1, 2021, the Company early adopted ASU 2020-06 and that adoption did not have an impact on our financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Concentration Risks

Cash includes cash on hand and cash in banks and are reported as “Cash” in the balance sheets. The balance of cash on hand is not insured by the Federal Deposit Insurance Corporation. The balance of cash in banks is insured by the Federal Deposit Insurance Corporation for up to $250,000.

The Company’s uses one primary vendor to manufacture its products available for sale, inventory, and our products used in field trials for research and development purposes.

Note 3 – Inventory

Inventory, which is comprised of finished product, is valued at the lower of cost (first-in, first-out) or net realizable value, and net of reserves is comprised of the following:

	September 30, 2021	December 31, 2020
Inventory	$60,000	$-
Reserve for obsolescence	(60,000)	-
Total inventory	$-	$-

During the nine months ended September 30, 2021, the Company recorded a reserve for slow moving and potentially obsolete inventory of $60,000, which is included in cost of goods sold in the accompanying statement of operations.

F-31

Note 4 – Property and Equipment

Property and equipment is comprised of the following:

	September 30, 2021	December 31, 2020
Tools and molds	$605,000	$592,000
Computer equipment	11,000	4,000
Vehicles	45,000	45,000
Total cost	661,000	641,000
Accumulated depreciation	(512,000)	(278,000)
Net book value	$149,000	$363,000

Depreciation expense for the nine months ended September 30, 2021 and 2020 was $234,000 and $191,000, respectively.

Note 5 – Intangible Assets and Contingent Earnout Liability

DisperSolar LLC

On April 7, 2017 (as amended on December 6, 2018), the Company and DisperSolar LLC (the “Seller”), a California limited liability company, entered into a Patent Purchase Agreement (the “Agreement”) pursuant to which the Company acquired certain patents (intellectual property) of the Seller. The Seller developed the patents for harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants. Per the Agreement, the Company was obligated to pay milestone payments, earnout payments, and royalties.

As of December 31, 2020, the remaining purchase obligation was $100,000. During the nine months ended September 30, 2021, the Company paid $100,000 of remaining purchase obligation leaving no balance remaining at September 30, 2021.

Earnout Payments

The Company is obligated to pay total earnout payments of $800,000 payable on the on-going basis at a rate of 50% of gross margin and/or license revenue from the date of the first commercial sale of a covered product or the first receipt by Purchaser of license revenue, until the aggregate combined gross margin and license revenue reach $1.6 million.

Royalties

The Company will pay to Seller royalties as follows:

(i)	Following the recognition by the Company of the first $1.6 million in aggregate combined gross margin and license revenue, and until the Company pays to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of covered products at a rate of 8% of gross margin.
(ii)	Once Purchaser has paid to Seller an aggregate amount in royalties of $30 million, the Company shall pay to Seller royalties on sales of covered products at a rate of 4.75% of gross margin until the earlier of (x) such time as covered products are not covered by any claims of any assigned patent, and (y) the date of the consummation of a Strategic Transaction.

As of September 30, 2021 and December 31, 2020, the Company recorded no earnout or royalties payment obligations as no gross margin was realized.

Strategic Transaction

The Company will pay to Seller 7.6% of all license consideration received by the Company until the date of the consummation of a Strategic Transaction. “Strategic Transaction” means a transaction or a series of related transactions that results in an acquisition of the Company by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

Strategic Transaction Consideration. “Strategic Transaction Consideration” means any cash consideration and the fair market value of any non-cash consideration paid to the Company by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by Purchaser for the purpose of consummating the Strategic Transaction. The Company will pay to Seller a percentage of all license consideration received by Purchaser as follows:

F-32

(i)	3.8% of the first $50 million of the Strategic Transaction Consideration;
(ii)	5.7% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million);
(iii)	7.6% of Strategic Transaction Consideration over $150 million.

Inventor Royalty

On July 5, 2019, the Company and Nicholas Booth (“Mr. Booth”) entered into a Royalty Agreement. Mr. Booth is a member of Dispersolar, LLC and a named inventor of the acquired patents from Dispersolar, LLC discussed above. Effective July 1, 2021, Mr. Booth was employed by the Company as its Chief Technology Officer.

The Company will pay Mr. Booth a percentage of all License Consideration received by the Company as follows:

(a) Once the Company has paid to DisperSolar an aggregate amount in royalties of $30 million under the Agreement, the Company will pay to Booth a percentage of all royalties on sales of Covered Products at a rate of 0.25% of Gross Margin until the earlier of (x) such time as Covered Products are not covered by any claims of any Assigned Patent, and (y) the date of the consummation of a Strategic Transaction.

(b) Opti-Harvest will pay to Booth a percentage of all License Consideration received by Purchaser on the same terms as payable by the Company to DisperSolar under the Agreement, except that the percentages of License Consideration due to Booth shall be as follows:

(a)	0.4% of all License Consideration received by Opti-Harvest until the date of consummation of a Strategic Transaction;
(b)	0.2% of the first $50 million of the Strategic Transaction Consideration;
(c)	0.3% of the next $100 million of the Strategic Transaction Consideration (i.e. over $50 million and up to $150 million); and
(d)	0.4% of Strategic Transaction Consideration over $150 million.

As of September 30, 2021 and December 31, 2020, no amounts were due for earnouts or royalties.

Note 6 – Senior Convertible Notes Payable and Warrants

Senior convertible notes payable is comprised of the following:

	September 30, 2021	December 31, 2020
Senior convertible notes payable	$824,000	$-
Less debt discount	(685,000)	-
Total senior convertible notes payable, net	$139,000	$-

During the nine months ended September 2021, the Company sold approximately $824,000 of Senior Convertible Promissory Notes (the “Notes”) and 824,000 warrants (the “Warrants”) to purchase that number of shares of common stock into which the notes are convertible. The Company received net proceeds of $700,000 after deducting an original issue discount of 15%, or $124,000, which was recorded as a debt discount. Each Warrant is exercisable at a price (the “Exercise Price”) equal to 115% of its initial public offering price estimated to be $6.00 per share. The Company determined the fair value of the Warrants to be approximately $2.3 million of which the relative fair value of $576,000 was allocated and recorded as a component of debt discount. The fair value of the Warrants was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of the stock price of $6.00 per share, expected term of 1.50 years, volatility of 110%, dividend rate of 0%, and weighted average risk-free interest rate of 0.18%. Each Note is convertible, in the sole discretion of the holder of the Note, into shares of our common stock at a purchase price equal to 80% of the offering price of the initial public offering price estimated to be $6.00 per share.

Each Note, issued at an original issue discount of 15%, carries interest at a rate of 12% per annum, and any interest payable under the Note shall automatically accrue and be capitalized to the principal amount of the Note, and shall thereafter be deemed to be a part of the principal amount of the Note, unless such interest is paid in cash on or prior to the maturity date of the Note.

The Notes mature 12 months from the date of the Notes, provided, however, that noteholders have the right to call the Notes prior to maturity starting from the earlier of (i) the consummation of the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of not less than $10 million of its equity securities, as a result of or following which common stock shall be listed on the Nasdaq Stock Market, and (ii) December 15, 2021. Additionally, each Warrant contains a cashless exercise provision, which is effective if the shares underlying the Warrant are not covered by a registration statement 6 months from the date of issuance of the Warrant.

The shares of common stock underlying the Notes and the Warrants are subject to registration rights, and such shares must be registered within 90 days after the effectiveness of this offering. If the Company fails to register the shares within 90 days, the Company agreed to pay a penalty of a cash payment equal to 0.02857% of the principal amount and interest due and owing under any Note held by the Holder or that number shares of common stock of the Company equal 1% of the shares of common stock underlying any Note and Warrant held by the Holder, in total amount per week paid in, whichever is greater.

Each Note and Warrant holder has (i) the right of first refusal to purchase up to 20% of its pro rata share of new securities the that company offers, which right expires upon the consummation of an underwritten initial public offering by the Company or a change in control of the Company, and (ii) the right to be repaid any and all principal and interest due by the Company from any and all proceeds resulting from any sale of assets and any sale and issuance of debt or equity securities.

Both the original issue discount of $124,000 and the allocated relative fair value of warrants issued of $576,000, or an aggregate of $700,000, were capitalized and recorded as a debt discount and are amortized over the remaining life of the Notes. Amortization of debt discount was $15,000 for the nine months ended September 30, 2021, leaving a remaining debt discount balance of $685,000 as of September 30, 2021.

During the nine months ended September 30, 2021, the Company added $1,000 of accrued interest, leaving an accrued interest balance of $1,000 at September 30, 2021. Accrued interest in included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

As of September 30, 2021, 171,778 shares of common stock were potentially issuable under the conversion terms of the Notes.

Note 7 – Note Payable

On April 27, 2020, the Company was granted a loan (the “PPP loan”) from Chase Bank in the aggregate amount of $38,000, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. At December 31, 2020, the note payable balance was $38,000. On September 7, 2021, the Company was notified by Chase Bank that the SBA had authorized the full forgiveness of the Company’s PPP loan. The Company recorded the full loan forgiveness as a gain on forgiveness of debt of $38,000, which is reflected in other income in the accompanying statements of operations.

F-33

Note 8 – Loan payable

On November 20, 2020, the Company financed the purchase of a vehicle for $40,000. The loan term is for 59 months, annual interest rate of 4.49%, with monthly principal and interest payments of $745, and secured by the purchased vehicle. The loan balance was $40,000 at December 31, 2020, of which $7,000 was recorded as the current portion of loans payable on the accompanying balance sheet. During the nine months ended September 30, 2021, the Company made principal payments of $5,000, leaving a loan balance of $35,000 at September 30, 2021, of which $7,000 was recorded as the current portion of loan payable on the accompanying balance sheet.

Note 9 – Shareholders’ Equity

Common Shares Issued on Private Offerings

During the nine months ended September 30, 2021 and 2020, the Company received net proceeds of approximately $5.2 million and $2.0 million on the sale of 2,597,500 and 980,000 shares of common stock, respectively, at $2.00 per share, and 1,298,750 and 490,250 warrants, as part of its private offerings. As part of the Company’s $2.00 private offering, each participating shareholder is entitled to a warrant, which expires on December 31, 2022, to purchase up to fifty percent (50%) of the number of common shares purchased, at $3.00 per share.

Common shares issued for services

The Company entered into various consulting agreements with third parties (“Consultants”) pursuant to which these Consultants provided business development, sales promotion, introduction to new business opportunities, strategic analysis and sales and marketing activities. During the nine months ended September 30, 2021 and 2020, the Company issued 841,500 and 57,500 shares of common stock, with a fair value of approximately $1.7 million and $115,000 at date of grant, respectively.

Summary of Warrants

A summary of warrants for the nine months ended September 30, 2021 is as follows:

		Weighted
	Number of	Average
	Options	Exercise Price
Balance outstanding, December 31, 2020	1,278,375	$3.00
Warrants granted	2,522,279	4.27
Warrants exercised	-	-
Warrants expired or forfeited	-	-
Balance outstanding, September 30, 2021	3,800,654	$3.85
Balance exercisable, September 30, 2021	3,500,654	$3.89

During the nine months ended September 30, 2021, the Company issued warrants exercisable into 2,532,279 shares of common stock. The weighted-average remaining contractual life of warrants outstanding and exercisable at September 30, 2021 was 1.79 years. As of September 30, 2021, the outstanding and exercisable warrants have an intrinsic value of $8.9 million and $8.1 million, respectively. The aggregate intrinsic value was calculated as the difference between the estimated market value of $6.00 per share as of September 30, 2021, and the exercise price of the outstanding warrants.

Warrants Issued in Private Offering

In conjunction with the sale of the common shares issued as part of the Company’s $2.00 private offering, each participating shareholder is entitled to purchase up to fifty percent (50%) of the number of common shares purchased under the $2.00 per share private offering, at $3.00 per share. The original warrant term of eighteen (18) months was modified by the Board on July 13, 2021, to expire on December 31, 2022. During the nine months ended September 30, 2021, the Company issued warrants to purchase 1,298,750 shares of common stock, as discussed above, at an weighted average exercise price of $3.00.

Warrants Issued with Senior Convertible Notes Payable

In conjunction with the sale of senior convertible notes payable, the Company issued 823,529 warrants. Each Warrant is exercisable at a price equal to 115% of our initial public offering price (see Note 6).

Advisory Board Agreement

On July 1, 2021, the Company entered into a three year consulting agreement (the “Agreement”) for which the consultant is to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company is to pay the consultant $5,000 per month during the first six month period of the Agreement, and the Company shall grant, as of July 1, 2021, (i) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on the date hereof, at an exercise price of $2.00 per share, (ii) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on December 1, 2021, at an exercise price of $2.00 per share, (iii) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on September 1, 2022, at an exercise price of $4.00 per share, and (iv) a warrant, for a term of three years, to purchase 100,000 shares of common stock, which shall vest on December 1, 2022, at an exercise price of $4.00 per share. The aggregate fair value of the warrants was determined to be $382,000, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $2.00 per share based on recent private sales of our stock, expected term of five years, volatility of 108%, dividend rate of 0%, and weighted average risk-free interest rate of 0.25%. During the nine months ended September 30, 2021, the Company recognized $200,000 of compensation expense relating to vested warrants. As of September 30, 2021, the aggregate amount of unvested compensation related to these warrants were approximately $182,000 which will be recognized as an expense as the warrants vest in future periods through December 2022.

Summary of Options

2016 Stock Incentive Plan

The Company’s 2016 Equity Incentive Plan (the “Plan”) is for officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorized the granting of not more than 1 million restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock. On July 13, 2021, the Board increased the number of common shares authorized to be issued under the Company’s 2016 Equity Incentive Plan one (1) million shares to seven (7) million shares.

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A summary of stock options for the nine months ended September 30, 2021 is as follows:

		Weighted
	Number of	Average
	Options	Exercise Price
Balance outstanding, December 31, 2020	-	$-
Options granted	4,365,000	2.00
Options exercised	-	-
Options expired or forfeited	-	-
Balance outstanding, September 30, 2021	4,365,000	$2.00
Balance exercisable, September 30, 2021	524,583	$2.00

Information relating to outstanding options at September 30, 2021, summarized by exercise price, is as follows:

	Outstanding			Exercisable
			Weighted		Weighted
Exercise Price		Life	Average		Average
Per Share	Shares	(Years)	Exercise Price	Shares	Exercise Price
$2.00	4,365,000	9.45	$2.00	524,583	$2.00
	4,365,000	9.45	$2.00	524,583	$2.00

During the nine months ended September 30, 2021, as discussed below, the Company approved options exercisable into 4,365,000 shares to be issued pursuant to the Company’s 2016 Equity Incentive Plan. The aggregate fair value of the approved options was determined to be $7.4 million. During the nine months ended September 30, 2021, the Company recognized $885,000 of compensation expense relating to vested stock options. As of September 30, 2021, the aggregate amount of unvested compensation related to stock options was approximately $6.5 million which will be recognized as an expense as the options vest in future periods through May 2025.

As of September 30, 2021, the outstanding and exercisable options have an intrinsic value of $17.5 million and $2.1 million, respectively. The aggregate intrinsic value was calculated as the difference between the estimated market value of $6.00 per share as of September 30, 2021, and the exercise price of the outstanding options.

Executive Employment Agreements

Chief Executive Officer

On March 21, 2021, the Company and Mr. Destler, Chief Executive Officer “(the “Executive”), entered into an amended Employment Agreement (the “Amended Agreement”). The employment term of five (5) years of Executive’s employment was extended to a term of ten (10) years, and Mr. Destler’s base salary was increased to $240,000 per annum. Executive’s monthly salary shall increase by not less than five percent (5%), on September 1, 2022, and by not less than five percent (5%) on Executive’s then monthly salary on September 1 of each year thereafter for the term of the Agreement.

The Amended Agreement granted the Executive an option to purchase 4,000,000 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on April 1, 2031, and where 83,333 Option Shares vest monthly beginning on May 1, 2021. This option shall survive termination of the Agreement. The stock options are exercisable at a price of $2.00 per share and expire in ten years. The total fair value of these options at grant date was approximately $6.8 million, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $2.00 per share based on recent private sales of our stock, expected term of seven years, volatility of 107%, dividend rate of 0%, and weighted average risk-free interest rate of 1.34%. During the nine months ended September 30, 2021, the Company recognized $709,000 of compensation expense relating to vested stock options.

The Amendment Agreement also granted Mr. Destler 1,000,000 shares of the Company’s common stock upon the Company’s listing of its common stock on any market of the Nasdaq or New York Stock Exchange. Executive may, in his sole discretion, be granted any part of or all such 1,000,000 shares in the form of a warrant or option, exercisable at $0.001 per share, for the purchase of 1,000,000 shares of common stock of the Company, for a term of five (5) years. Executive’s grant of and right to such 1,000,000 shares is conditioned upon and subject to Executive being an employee, officer or director of the Company at the time that the Company’s shares of common stock are listed on any market of the Nasdaq or New York Stock Exchange.

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Chief Financial Officer and Director of Operations

On May 17, 2021, the Company entered into an employment agreement with Steve Handy to serve as its Chief Financial Officer and Director of Operations (the “Employment Agreement”). The term of the employment is for twelve months. Mr. Handy’s base salary is $200,000 per annum, with annual increases and bonuses at the discretion of the Board of Directors. Mr. Handy is entitled to receive a severance payment of $100,000 if terminated by the Company without cause within the first twelve months of employment.

The Employment Agreement granted the Executive an option to purchase 300,000 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on May 17, 2026, and where 16,666 Option Shares vest monthly beginning on May 17, 2021. The stock options are exercisable at a price of $2.00 per share and expire in ten years. The total fair value of these options at grant date was approximately $462,000, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $2.00 per share based on recent private sales of our stock, expected term of five years, volatility of 106%, dividend rate of 0%, and weighted average risk-free interest rate of 0.83%. During the nine months ended September 30, 2021, the Company recognized $154,000 of compensation expense relating to vested stock options.

Employee Option Grants

On June 28, 2021, the Company granted to an employee an option to purchase 25,000 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share, for a term to expire on September 28, 2031, and where 4,166 Option Shares vest monthly beginning on June 28, 2021. The stock options are exercisable at a price of $2.00 per share and expire in ten years. The total fair value of these options at grant date was approximately $38,000, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $2.00 per share based on recent private sales of our stock, expected term of five years, volatility of 106%, dividend rate of 0%, and weighted average risk-free interest rate of 0.90%. During the nine months ended September 30, 2021, the Company recognized $19,000 of compensation expense relating to vested stock options.

Advisory Board Agreements

On August 18, 2021 and September 24, 2021, the Company entered into a one year consulting agreement (the “Agreement”), with automatic annual renewals, for which the consultants are to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company is to pay the consultants an aggregate amount of $10,000 per calendar quarter and granted the consultants aggregate options to purchase 40,000 shares of the Company’s common stock, with a five (5) year life, vesting over a twelve (12) month period, and exercisable at $2.00 per share. The consultant will be granted an additional aggregate 40,000 options to purchase shares on each automatic contract renewal period. The total fair value of these options at grant date was approximately $53,000, which was determined using a Black-Scholes-Merton option pricing model with the following average assumption: fair value of our stock price of $2.00 per share based on recent private sales of our stock, expected term of five years, volatility of 110%, dividend rate of 0%, and weighted average risk-free interest rate of 0.90%. During the nine months ended September 30, 2021, the Company recognized $3,000 of compensation expense relating to vested stock options.

Note 10 – Commitments and Contingencies

Legal Proceedings

We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or our subsidiary, threatened against our Company, our common stock, our subsidiary or of our Company or our subsidiary’s officers or directors in their capacities as such.

Purchase Order Commitments

During the nine months ended September 30, 2021, the Company issued purchase orders for tooling required to manufacturer its products. The purchase orders totaled approximately $1.3 million, of which the Company paid deposits of $625,000, leaving a remaining purchase order obligation of $625,000 at September 30, 2021. The $625,000 of deposits are included in prepaid and other current assets on the accompanying balance sheet at September 30, 2021.

Kingdom Building Consulting Agreement

On April 1, 2021, the Company entered into a consulting agreement with Kingdom Building, Inc. (“KBI”). For an initial one year period, with automatic annual extensions thereafter, KBI will advise, counsel and inform designated officers and employees of the Company as it relates to financial markets, competitors, business acquisitions and other aspects of or concerning the Company’s business about which KBI has knowledge or expertise.

The Company agreed to pay $5,000 per month, with an additional $5,000 per month deferred until the closing of the first financing of $250,000 or greater. At the closing of the financing, the amount deferred will be due in full and the monthly fee will be $10,000 for the remainder of the contract term. The Company also agreed to sell to KBI, at par value, 50,000 shares of the Company’s common stock.

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Upon the closing of an investment in the Company of at least $5 million in gross proceeds by a third party investor, or any other funding that may take the form of, but not be limited to, debt or other alternative financing, or the entry into a joint venture or any other form of merger or consolidation between any other entity and the Company, the Company agreed to sell to KBI, at par value, shares of Company common stock equal to one percent (1.00%) to the Company’s fully diluted shares outstanding, and upon the closing of an initial public offering of at least $5 million in gross proceeds, or any other form or merger or combination between any other entity and the Company, the Company agreed to sell to KBI, at par value, shares of Company common stock equity to one-half percent (0.50%) of the Company’s fully diluted shares outstanding.

Advisor Agreements

On July 14, 2021, the Company entered into a three year consulting agreement (the “Agreement”) for which the consultant is to serve on the Company’s Advisory Board and provide services as defined in the Agreement. Per the terms of the Agreement, the Company issued 12,500 restricted shares of common stock to the consultant, with a fair value at grant date was approximately $25,000, and granted options, contingent on the achievement of defined milestones, to purchase 25,000 shares of the Company’s common stock on January 1, 2022, options to purchase 30,000 shares of the Company’s common stock on July 1, 2022, options to purchase 30,000 shares of the Company’s common stock on January 1, 2023, and options to purchase 30,000 shares of the Company’s common stock on July 1, 2023. Each option shall have a term of three (3) years, vest immediately upon grant by the Company, and be exercisable at $2.00 per share. No options were earned as of September 30, 2021.

On August 24, 2021, the Company entered into an advisor agreement with ICM Capital Management, LLC (“ICM”) regarding the role and compensation of ICM in connection with transactions in which the Company, directly or indirectly through one or more affiliates, raises debt capital or receives a loan from one or more investors identified by ICM to the Company to raise up to $2.0 million. The advisor agreement shall expire on the date specified by either ICM or the Company not less than 30 days prior to the date of termination. The Company agreed to pay ICM a fee equal to 2.0% of the total principal amount of the loan to be made by an investor to the Company.

On August 24, 2021, the Company entered into an advisor agreement with INTE Securities LLC (“INTE”) regarding the role and compensation of INTE in connection with equity transactions in which the Company, in each case directly or indirectly through one or more affiliates, (i) raises equity capital from one or more investors or otherwise issues the Company’s capital stock or (ii) otherwise issues instruments convertible into the Company’s capital stock, with the principal purpose of raising capital from one or more investors identified by INTE to the Company. The advisor agreement shall expire on the date specified by either INTE or the Company not less than 30 days prior to the date of termination. The Company agreed to pay INTE a fee equal to 4.0% of the total principal amount of the equity capital received from an investor by the Company. The INTE fee will be fully earned and due and payable at the initial closing of such transaction regardless of whether the capital raised is funded at the initial closing or over time.

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Note 11 – Related Party Transactions

The Company subleases its office space from an individual who is personally indebted to the Company’s Chief Executive Officer. During the nine months ended September 30, 2021, the Company directed rent payments totaling $45,000 to Mr. Destler as partial repayment of the individual’s indebtedness.

During the nine months ended September 30, 2021, the Company reimbursed the Company’s Chief Executive Officer $29,000 for contributions made on behalf of the Company to certain members of the United States Congress.

On March 15, 2021, we entered into a consulting agreement with Mr. Klausner to provide the services to develop the Company’s financial model and corporate finance strategy and work on such matters as may be requested from time to time by us. The term of the consulting agreement was three months and expired on June 15, 2021. Mr. Klausner received 30,000 shares of the Opti-Harvest Inc. common stock for his services, estimated to have a fair value of approximately $60,000. On July 1, 2021, Mr. Klausner was appointed to our Board of Directors and appointed Chairman of the Audit Committee.

On May 17, 2021, Mr. Handy was hired by us as our Chief Financial Officer and Director of Operations. Before Mr. Handy’s employment with us, Mr. Handy provided services to us as a consultant to help us prepare for our financial statement audits and prepare our financial statements. During the nine months ended September 30, 2021, and prior to his date of employment with the Company, Mr. Handy was paid approximately $6,000.

Aaron Danks, son of a director of the Company, was paid for services provided to the Company. Aaron Danks was paid $26,000 for services during the nine months ended September 30, 2021. During the nine months ended September 30, 2020, the Company paid for Aaron Danks medical insurance premiums of $2,700.

Note 12 – Subsequent Events

The Company has evaluated subsequent events occurring from October 1, 2021, through January 24, 2022, the date of this filing.

Common Stock Authorized

On November 16, 2021, the Company’s Board of Directors authorized the increase in common stock authorized from 50,000,000 shares of common stock to 100,000,000 shares of common stock.

Common Shares Issued for Services

Subsequent to September 30, 2021, the Company issued an aggregate of 9,988 shares of common stock, with a fair value of approximately $60,000 at date of grant, or $6.00 per common share, to a consultant and a board member, for services rendered.

Employee Option Grants

Subsequent to September 30, 2021, the Company granted its new employees the option to purchase an aggregate of 100,000 shares of common stock (the “Option Shares”) under the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share. The Options Shares expire five years from the date issued and vest ratably over twelve months from the date issued.

Senior Convertible Notes Payable

Subsequent to September 30, 2021, the Company received net proceeds of $2.4 million after deducting an original issue discount of 15%, on the sale of approximately $2.8 million of its senior convertible notes payable including 2,767,706 warrants (see Note 6).

Loan Payable

On January 20, 2022, the Company financed the purchase of a vehicle for $49,000. The loan term is for 71 months, annual interest rate of 15.54%, with monthly principal and interest payments of $1,066, and secured by the purchased vehicle.

Purchase Order Commitments

Subsequent to September 30, 2021, the Company paid $606,000 of its purchase order commitments (see Note 10).

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PROSPECTUS

OPTI-HARVEST, INC.

             UNITS

Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

Through and including _____________ (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

THE DATE OF THIS PROSPECTUS IS ____________, 2022

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Item	Amount to be paid
SEC registration fee	$3,258.13
FINRA filing fee	5,836.72
Nasdaq listing fee	75,000.00
Printing fees and expenses	6,442.00
Legal fees and expenses	250,000.00
Accounting fees and expenses	120,000.00
Transfer agent’s fees and expenses	3,000.00
Miscellaneous fees and expenses	10,000.00
Total	$473,536.85

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings.

As of the date of this prospectus, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

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The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise; provided however in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits us to provide broader indemnification rights than we were permitted prior thereto.

Item 15. Recent Sales of Unregistered Securities

In December 2016, we offered and sold 4,182,191 shares of common stock to 31 accredited investors, at a purchase price of $0.01 per share, for aggregate proceeds of $42,222. The Company made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act, where each purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

Between January 2017 and December 2017, we offered and sold 5,139,717 shares of common stock to 63 accredited investors, at a purchase price of $0.75 per share, for aggregate proceeds of $3,846,050. The Company made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act, where each purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

Between March 2019 and August 2021, we offered and sold 5,174,250 shares of common stock to 157 accredited investors, at a purchase price of $2.00 per share, for aggregate proceeds of $10,348,500. The Company made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act, where each purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

Between September 2020 and October 2021, we issued 901,488 shares of common stock, with a fair value of approximately $1,813,000, or $2.00 per share, to consultants and advisors who provided services to us. The offering was made pursuant to the exemption from registration provided by Rule 701, promulgated pursuant to Section 3(b) of the Securities Act.

Between March 2021 and December 2021, the Company approved options exercisable into 4,465,000 shares to be issued pursuant to the Company’s 2016 Equity Incentive Plan, at an exercise price of $2.00 per share. We made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

Between September 23, 2021 and October 15, 2021 we offered and sold approximately $3,591,235 of Senior Convertible Promissory Notes and warrants to purchase that number of shares of common stock into which the notes are convertible. Each Warrant is exercisable at a price equal to 115% of our initial public offering price. 780,703 shares of common stock are reserved for issuance upon the exercise of outstanding warrants issued with the Senior Convertible Promissory Notes. The Company made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act, where each purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

Between October 2021 to January 2022, we issued an aggregate of 9,988 shares of common stock to a consultant and board member, as consideration for the performance of services to the Company. The offering was made pursuant to the exemption from registration provided by Rule 701, promulgated pursuant to Section 3(b) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Number	Description
1.1	Form of Underwriting Agreement
3.1.1	Certificate of Incorporation
3.1.2	Certificate of Amendment
3.1.3	Certificate of Designation
3.1.4	Certificate of Amendment
3.2	Bylaws
4.1	Specimen of Common Stock Certificate
4.2	Form of Warrant
4.3	Form of Senior Convertible Promissory Note
4.4	Form of Representative’s Warrant (included in Exhibit 1.1)
4.5	Form of Warrant Agency Agreement by and between Opti-Harvest, Inc. and Colonial Stock Transfer Company, Inc.
4.6	Form of Common Stock Purchase Warrant (included in Exhibit 4.5).
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC
5.2	Opinion of Clark Hill PLC
10.1#	Employment Agreement, dated December 17, 2018, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler.
10.2#	Amendment No. 1 to Employment Agreement, dated March 21, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Jonathan Destler.
10.3#	Employment Agreement, dated May 17, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Steve Handy.
10.4#	Consulting Agreement, dated March 15, 2021, by and between Opti-Harvest, Inc., a Delaware corporation and Jeffrey Klausner.
10.5#	2016 Equity Incentive Plan
10.6#	Form of Indemnification Agreement
10.7	Form of Note and Warrant Purchase Agreement
10.8	Form of Amended and Restated Investors’ Rights Agreement
10.9	Restated Patent Purchase Obligation with DisperSolar LLC
10.10	Letter Agreement with Nick Booth Regarding Restated Patent Purchase Obligation with DisperSolar LLC
14.1	Code of Ethics
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.3	Consent of Clark Hill PLC (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)

# Indicates management contract or compensatory plan.

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Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Los Angeles, California, on January 24, 2022.

OPTI-HARVEST, INC.

By:	/s/ Jonathan Destler
Name:	Jonathan Destler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Destler and Steve Handy, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this Registration Statement on Form S-1 of Opti-Harvest, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Dated: January 24, 2022	By:	/s/ Jonathan Destler
	Name:	Jonathan Destler
	Title:	Chief Executive Officer, Secretary and Chairman of the Board (principal executive officer)

Dated: January 24, 2022	By:	/s/ Steve Handy
	Name:	Steve Handy
	Title:	Chief Financial Officer (principal accounting officer and principal financial officer)

Dated: January 24, 2022	By:	/s/ Jeffrey Klausner
	Name:	Jeffrey Klausner
	Title:	Director

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